SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Virgin Mobile USA, Inc.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 23, 2009

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

To the Stockholders of Virgin Mobile USA, Inc.:

Notice Is Hereby Given that a special meeting (the “Special Meeting”) of Stockholders of Virgin Mobile USA, Inc., a Delaware corporation (the “Company”), will be held on February 23, 2009 at 10:00 a.m. local time at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, NJ 07059 for the following purpose:

1. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of Class B common stock from one share to two shares and (ii) add SK Telecom USA, Inc. (or an affiliate successor thereto) as a “Founding Stockholder” solely for purposes of Article XI (which addresses certain rights and obligations of the Founding Stockholders of the Company) therein.

2. To approve (i) the issuance of shares of Class A common stock upon conversion of the shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) issued to Corvina Holdings Limited (the “Virgin Group”) and SK Telecom USA, Inc. and (ii) the granting of voting rights to the Virgin Group and SK Telecom with respect to the Series A Preferred Stock.

3. To approve an amendment to the Company’s 2007 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) to increase the number of shares of common stock designated for issuance thereunder from 7,726,384 shares (including shares previously granted under the Omnibus Plan or its predecessor plans or subject to outstanding awards thereunder) to 12,726,384 shares.

4. To approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the meeting to approve the proposals described above.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more completely described in the proxy statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on January 16, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

Respectfully,

Peter Lurie

General Counsel and Corporate Secretary

January 15, 2009

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares as promptly as possible by (1) accessing the Internet website specified below and on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on February 23, 2009

Pursuant to new rules promulgated by the Securities and Exchange Commission, the Company has elected to provide access to these proxy statement materials, the 2007 Annual Report, the Quarterly Report on Form 10-Q for the period ended September 30, 2008, the Current Report on Form 8-K/A filed on November 7, 2008, the Current Reports on Form 8-K filed on November 14, 2008, the Current Report on Form 8-K filed on November 17, 2008, the Current Report on Form 8-K filed on November 19, 2008, the Current Report on Form 8-K filed on December 5, 2008, the Current Report on Form 8-K filed on December 11, 2008, the Current Report on Form 8-K filed on December 17, 2008, the Current Reports on Form 8-K filed on December 23, 2008 and the Current Report on Form 8-K filed January 7, 2008 both by sending you these filings and this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

This proxy statement, the Company’s 2007 Annual Report and the Current Reports on Form 8-K listed above are available at http://materials.proxyvote.com/92769R.

Have your proxy card in hand when you access the website and follow the instructions. You will need your 12 digit Control Number, which is located on your proxy card.

For (i) the date, time, location and information on how to obtain directions to attend the Special Meeting and (ii) an identification of the matters to be voted upon at the Special Meeting and the Board of Director’s recommendations regarding those matters, please see the information contained in the “Notice of Special Meeting of Stockholders” above and in the section entitled “Summary Term Sheet” below. For information on how to vote in person at the Special Meeting, please see the sections entitled “Summary Term Sheet” and “The Special Meeting” below.

i

VIRGIN MOBILE USA, INC.

10 Independence Boulevard

Warren, NJ 07059

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 23, 2009

INTRODUCTION

The enclosed proxy is solicited by Virgin Mobile USA, Inc., a Delaware corporation (the “Company”) on behalf of the Board of Directors of the Company (the “Board of Directors”), for use at its Special Meeting of Stockholders (the “Special Meeting”) to be held on February 23, 2009, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, NJ 07059. We intend to mail this proxy statement and accompanying proxy card on or about January 21, 2009 to all stockholders entitled to vote at the Special Meeting, based on a January 16, 2009 record date.

SUMMARY TERM SHEET

This summary describes the material terms of Proposals 1, 2 and 3 that you will be voting on at the Special Meeting. Proposal 1 relates to the amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class B common stock from one share to two shares and add SK Telecom USA, Inc. (or an affiliate successor thereto, “SK Telecom”) as a “Founding Stockholder” of the Company. Proposal 2 relates to the issuance of shares of our Class A common stock, par value $0.01 (the “Class A common stock”) upon conversion of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the granting of voting rights to the holders of the Series A Preferred Stock. Proposal 3 relates to the amendment of our 2007 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) to increase the number of shares designated for issuance thereunder from 7,726,384 shares to 12,726,384 shares. Each Proposal relates to our acquisition (the “Helio Acquisition”) of Helio LLC (“Helio”) and the contribution to us by each of Corvina Holdings Limited (the “Virgin Group”) and SK Telecom of $25 million for 50,000 shares of Series A Preferred Stock of the Company (the “Investments”). This summary also describes the material terms of the Helio Acquisition and the Investments. You will not be voting on the Helio Acquisition or the Investments, which have been completed. To better understand Proposals 1, 2 and 3 and the Helio Acquisition and the Investments, you should carefully read this entire document and the other documents to which we refer.

Why is the Helio Acquisition discussed in this proxy statement?

We are including a discussion of the material terms of the Helio Acquisition and the business and operations of the Helio businesses because the share of Class B common stock that is the subject of Proposal 1 is issuable in connection with the Helio Acquisition. Please see the section entitled “The Transaction” beginning on page 51 for information on the Helio Acquisition. Because the Helio Acquisition was completed on August 22, 2008, you are not voting on the Helio Acquisition and your vote will not limit, restrict or otherwise affect the consummation of the Helio Acquisition.

What are the Investments discussed in this proxy statement?

On August 22, 2008, we issued 25,000 shares of Series A Preferred Stock to each of the Virgin Group and SK Telecom for an aggregate investment amount of $50,000,000. Under the terms of the Certificate of Designations for the Series A Preferred Stock, the holders of the Series A Preferred Stock currently do not have voting rights in respect of their shares of Series A Preferred Stock and do not have the ability to convert any of their shares of Series A Preferred Stock into Class A common stock. If Proposal 2 is approved by our stockholders, the holders of Series A Preferred Stock will be granted voting rights and conversion rights as described in more detail in the section entitled “Series A Preferred Stock Rights and Preferences.”

What is Helio?

Prior to August 22, 2008, Helio was a joint venture between SK Telecom, one of the world’s most advanced wireless carriers, and EarthLink, Inc. (“EarthLink”), an internet service provider. Helio is a wireless communications company which offers competitively-priced high-end handsets and advanced mobile services for use on the same Sprint network used by the Company.

When did we acquire Helio?

On August 22, 2008, we acquired all of the outstanding capital stock of Helio, and Helio became a wholly owned subsidiary of Virgin Mobile USA, L.P (the “Operating Partnership”).

What was the purchase price for Helio?

We acquired Helio for an aggregate purchase price of $41.3 million, including direct costs of the acquisition of $3.7 million. The cost of the acquisition was based on the average closing price of the shares of our Class A common stock two trading days before and ending two trading days after the date of the announcement of the acquisition. The aggregate purchase price included the issuance to unit holders of Helio of an aggregate 13,000,000 shares of our Class A common stock either directly or as partnership units of the Operating Partnership convertible into shares of our Class A common stock. SK Telecom received 10,999,373 partnership units of the Operating Partnership, and EarthLink received 1,807,259 partnership units. On December 2, 2008, SK Telecom converted all of its partnership units of the Operating Partnership into 10,999,373 shares of our Class A common stock. See “The Transaction” on page 51.

Do our stockholders have appraisal rights with respect to the Helio Acquisition and the Investments?

No. Our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Helio Acquisition and Investments. See “No Vote Required; No Appraisal Rights” on page 55.

What regulatory approvals were required in connection with the Helio Acquisition?

We were required to file notification and report forms for the Helio Acquisition and Investments with the Federal Communications Commission (“FCC”). On August 11, 2008, the FCC approved the Helio Acquisition and Investments.

In addition, the parties to the Helio Acquisition and Investments filed a voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950 (“Section 721”), as amended, in connection with these two transactions. By letter dated August 15, 2008, CFIUS advised that, after full consideration of all relevant national security factors, there are no unresolved national security concerns with respect to the Helio Acquisition, and therefore concluded action under Section 721 with respect to this transaction. With respect to the Investments, CFIUS informed the parties that it had concluded its review and determined that this transaction is not a “covered transaction” under Section 721.

See “Regulatory Approvals” on page 61.

What were the conditions to the Helio Acquisition and the Investments?

The transaction agreement with respect to the Helio Acquisition contained customary conditions to closing, including the following: receipt of regulatory approvals, absence of governmental litigation, and accuracy of certain representations and warranties. On August 15, 2008, all of the closing conditions set forth in the transaction agreement were satisfied or waived. See “Material Terms of the Transaction Agreement” on pages 55 through 61.

What are stockholders being asked to vote on?

Stockholders are being asked to approve (i) an amendment to our Amended and Restated Certificate of Incorporation to provide voting rights to EarthLink in the Company commensurate with the rights of the Class A common stock into which EarthLink’s partnership units may be converted at any time and to add SK Telecom as a Founding Stockholder, thus establishing certain rights and obligations for SK Telecom in connection with its relationships with other Founding Stockholders and business dealings between Founding Stockholders and the Company, (ii) the issuance of shares of our Class A common stock upon conversion of the Series A Preferred Stock issued in connection with the Helio Acquisition, (iii) the grant of voting rights to the holders of Series A Preferred Stock, and (iv) the increase in the number of authorized shares of Class A common stock to be issued under our Omnibus Plan.

Why was stockholder approval not required for the Helio Acquisition or the Investments?

Under Delaware law, stockholder approval was not required in connection with the Helio Acquisition and the Investments. In addition, the rules of the NYSE did not require stockholder approval for the Helio Acquisition and the Investments because we issued less than 20% of our common stock at the closing of the transaction and, prior to the Helio Acquisition, none of the stockholders of Helio was a “substantial security holder” of Virgin Mobile.

Why do stockholders have to approve the increase in the authorized shares of our Class B common stock?

Currently there is one share of Class B common stock authorized under our Amended and Restated Certificate of Incorporation. Under the terms of the Helio Acquisition, the Company purchased all of the outstanding limited liability company units of Helio from SK Telecom, EarthLink, Inc. and Helio, Inc. in exchange for the issuance by the Operating Partnership of partnership units to SK Telecom and EarthLink, the issuance by us of Class A common stock to Helio, Inc. and, subject to the approval by our stockholders, the issuance by us of one share of Class B common stock to EarthLink, which would allow EarthLink to vote on matters on which holders of Class A common stock are entitled to vote, with the right to vote the number of shares into which their partnership units of the Operating Partnership are convertible. Based on the current number of issued and outstanding shares of our Class B common stock, it will be necessary to increase the authorized number of shares of our Class B common stock from one share to two shares. Following the Helio Acquisition but prior to the filing of this proxy statement, SK Telecom converted all of its partnership units of the Operating Partnership into shares of our Class A common stock.

Additionally, the amendment to our Amended and Restated Certificate of Incorporation will add SK Telecom as a “Founding Stockholder” solely for purposes of Article XI therein. Article XI sets forth certain rights and obligations of certain of our stockholders in connection with relationships between those stockholders and business dealings between those stockholders and the Company.

If Proposal 1 is approved and the Amended and Restated Certificate of Incorporation is amended to increase the number of authorized shares of Class B common stock, there will be immediate dilution to the voting rights of the existing holders of Class A common stock as a result of such amendment. Upon issuance of the new share of Class B common stock to EarthLink, the number of shares of Class A common stock into which the partnership units of the Operating Partnership owned by EarthLink are convertible will be counted in any vote of the Class A common stock. After giving effect to such amendment, the voting power of the existing holders of Class A common stock will be reduced by approximately 2.4%. In the event that the stockholders do not approve the amendment, EarthLink will be able to vote with the holders of Class A common stock only upon conversion of its partnership units into Class A common stock, which it may do at any time.

Why do stockholders have to approve the conversion rights for the Series A Preferred Stock and the granting of voting rights therein?

We are asking you, with regard to Proposal 2, to approve (i) the issuance of Class A common stock upon conversion of the Series A Preferred Stock, and (ii) the granting of voting rights to the holders of the Series A

Preferred Stock. The New York Stock Exchange, or NYSE, rules require stockholder approval for the issuance of common stock in any transaction or series of transactions if the common stock to be issued has voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or if the number of shares of common stock to be issued will equal or exceed 20% of the number of shares of common stock outstanding before the issuance. In addition, the NYSE rules require stockholder approval for any issuance to a “substantial security holder” if the common stock to be issued exceeds 1% of the outstanding shares of common stock prior to issuance.

Upon granting of voting rights to holders of the Series A Preferred Stock, there will be dilution to the voting rights of the holders of Class A common stock because the holders of Series A Preferred Stock will be entitled to vote on certain matters on which the holders of Class A common stock are entitled to vote. After giving effect to the amendment, the voting power of the existing holders of Class A common stock will be reduced by approximately 7.7% on matters on which the holders or Series A Preferred Stock are entitled to vote.

The shares of common stock previously issued at the closing of the Helio Acquisition, together with the shares of Class A common stock issuable upon conversion of the Operating Partnership units and (if approved) of the Series A Preferred Stock, will exceed 20% of the voting power and 20% of the number of shares of Class A common stock outstanding before the issuance. Also, the Virgin Group and its affiliates may be deemed to beneficially own approximately 35.5% of our outstanding common stock without giving effect to the conversion of the Series A Preferred Stock, and any holder of aggregate interests representing 5% or more of the outstanding shares of a company’s common stock or other voting securities is generally considered by the NYSE to be a “substantial security holder.”

Why do stockholders have to approve the amendment to the Company’s Omnibus Plan?

Following the Helio Acquisition, the Company intends to continue its implementation of management and employee incentives to further align the interests of management’s and other employees’ interests with those of the Company’s other stockholders. The Compensation Committee of the Board of Directors of the Company (the “Committee”) and the Board of Directors believe that stock-based incentives are an effective compensation tool to help achieve this alignment as well as to promote management ownership of the Company’s common stock and further the Company’s emphasis on pay for performance. In order to increase the aggregate number of shares available for stock-based incentives, the Board of Directors is seeking stockholder approval under Section 312.03 of the NYSE Listed Company Manual for an increase in the shares available for issuance under the Company’s Omnibus Plan by 5,000,000 shares of Class A common stock, from 7,726,384 million shares to 12,726,384 million shares, or from approximately 8.5% to approximately 13.2%, of the Company’s outstanding shares on a fully diluted basis, including (if approved) the additional share of Class B common stock and Series A Preferred Stock.

What effects will the proposed issuances of common stock in Proposal 2 have on stockholders?

The proposed issuance of common stock upon conversion of the Series A Preferred Stock will result in dilution in the percentage ownership interest of our existing stockholders upon conversion of the Series A Preferred Stock. As of December 31, 2008, we had 64,709,645 shares of our Class A common stock outstanding. If our stockholders approve Proposal 2, each share of Series A Preferred Stock may be converted into 117.64706 shares of our Class A common stock, reflecting an effective conversion price of $8.50 per share of Class A common stock, no later than the fourth anniversary of the original issue date (August 22, 2012) or will be automatically converted into 117.64706 shares of our Class A common stock if the price of our Class A common stock exceeds the conversion price of the Series A Preferred Stock. Assuming no further increase to the number of Class A common shares and assuming full conversion of all outstanding Operating Partnership units into Class A common stock, if all of the Series A Preferred Stock were converted as of December 31, 2008, we would then have had 84,457,883 shares of Class A common stock outstanding (including dividends accrued over the full four-year period), and the Class A common stock issued upon conversion of the Series A Preferred Stock would have represented approximately 12.0% of the outstanding shares after giving effect to the conversion. On a pro forma combined basis, the diluted net income per common share as of the nine months ended September 30, 2008 would have been $0.21 and the diluted net income per common share as of the year ended December 31, 2007 would have been $0.07. See Annex B to this proxy statement for the complete Certificate of Designations of the Series A Preferred Stock. Please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 48 for further information on the effects of the conversion.

What will happen if Proposal 1 is not approved?

If our stockholders do not approve the amendment to our Amended and Restated Certificate of Incorporation, EarthLink will not receive voting rights with respect to the partnership units of the Operating Partnership which it holds and SK Telecom will not be added as a “Founding Stockholder” solely for purposes of Article XI therein. EarthLink will nonetheless be able to convert its partnership units into Class A common stock at any time, enabling it to vote on matters submitted for stockholder approval following conversion.

What will happen if Proposal 2 is not approved?

If our stockholders do not approve the conversion of the Series A Preferred Stock, the Series A Preferred Stock will not be convertible by either the Company or the holders thereof and such holders will not be granted rights to vote their Series A Preferred Stock. The shares of Series A Preferred Stock will continue to be redeemable in cash by the Company at the fourth anniversary of the original issue date (August 22, 2012). Please see the section entitled “Series A Convertible Preferred Stock Rights and Preferences,” beginning on page 15 for further information.

What will happen if Proposal 3 is not approved?

If our stockholders do not approve the amendment to the Company’s Omnibus Plan, then the proposed increase in the number of shares of common stock available for issuance under the Omnibus Plan will not be authorized, which may raise the risk that employee turnover will increase.

Who is entitled to vote on the Proposals?

Only the holders of shares of our Class A common stock, Class B common stock and Class C common stock as of January 16, 2009, the record date for the Special Meeting, are entitled to vote on the Proposals. The holders of the Series A Preferred Stock are not entitled to vote on the Proposals.

What vote is required to approve the Proposals?

Under our Amended and Restated Certificate of Incorporation, approval of Proposal 1 requires the affirmative vote of holders of at least 66 2/3% of all outstanding securities entitled to vote on the proposal. Under the NYSE rules, approval of Proposals 2 and 3 requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on the proposal. Abstentions are counted as “present” for purposes of determining who is entitled to vote on the Proposals and therefore will have the effect of a vote against the Proposals. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on the Proposals and therefore will have no effect on the outcome of the vote on the Proposals.

What is the Board of Directors’ recommendation on how to vote?

Our Board of Directors recommends that you vote FOR the approval of all of the Proposals.

How many votes do I have?

Each outstanding share of Class A common stock will be entitled to one vote on each matter to be voted upon. Each outstanding share of Class B common stock entitles its holder to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that such holder holds in our Operating Partnership are exchangeable as of the record date. Each outstanding share of Class C common stock will be entitled to one vote on each matter to be voted upon.

What does it mean if I receive more than one set of materials?

This means you own shares of our Class A common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

What if I fail to instruct my broker?

Without instructions, your broker will not vote any of your shares held in “street name,” which will be considered to be a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but are not counted as “present” for purposes of determining who is entitled to vote on the Proposals, and therefore will have no effect on the outcome of the vote on the Proposals or, if applicable, any adjournment of the Special Meeting.

What happens if I do not return a proxy card?

Your failure to return your proxy card or to vote your shares through any alternative voting procedure will have the same effect as voting against adoption of the Proposals or the adjournment of the Special Meeting, if applicable.

May I vote in person?

Yes. You may attend the Special Meeting and vote your shares in person whether or not you sign and return your proxy card or vote your shares through any alternative voting procedure. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy from such record holder.

What do I need to do now?

First, read this proxy statement carefully. Then, as soon as possible, you should submit your proxy by executing and returning the enclosed proxy card or by following the instructions for any alternative voting procedure on the proxy card. Your shares represented by proxy will be voted in accordance with your directions. If you submit a proxy, but have not specified any directions, your shares will be voted FOR approval of the Proposals.

Who can help answer questions I may have?

If you have any questions concerning the Proposals or the Special Meeting, if you would like additional copies of the proxy statement or if you will need special assistance at the meeting, please call Erica Bolton, Director of Investor Relations, at (908) 607-4000.

The information provided above is merely a brief description of material information contained in this proxy statement. You should read this proxy statement in its entirety.

FORWARD LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the forward-looking statements in this proxy statement include, among others, those risks and uncertainties discussed in this proxy statement and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended September 30, 2008. In addition, factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) risks that the Helio Acquisition and the Investments disrupt current plans and operations and the potential difficulties in employee retention as a result of the Helio Acquisition and the Investments, (2) the ability to recognize the results of the Helio Acquisition and the Investments, (3) the amount of the costs, fees, expenses and charges related to the Helio Acquisition and the Investments, and (4) risks that Helio or any other companies we may acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate.

We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

This proxy statement incorporates by reference the financial performance metrics Adjusted EBITDA and free cash flow, which are not calculated in accordance with GAAP. We believe that these non-GAAP financial metrics are helpful in understanding our operating performance from period to period and, although not every wireless company defines these metrics in the same way, we believe that these metrics as used by us facilitate comparisons with other wireless communication providers. These metrics should not be considered a substitute for any performance metrics determined in accordance with GAAP. For definitions and a reconciliation of these metrics to the most directly comparable GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” in our earnings release for the quarter ended September 30, 2008, which can be accessed on the homepage of our Investor Relations website at http://investorrelations.virginmobileusa.com.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors for use at a Special Meeting of the Company’s stockholders to be held on February 23, 2009, at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The Special Meeting will be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, NJ 07059.

At the Special Meeting, the Company’s stockholders are being asked to consider and vote upon (1) a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to (x) increase the number of authorized shares of Class B common stock from one share to two shares and (y) add SK Telecom as a “Founding Stockholder” solely for purposes of Article XI therein; (2) a proposal to approve (x) the issuance of shares of Class A common stock upon conversion of the shares of Series A Preferred Stock issued to the Virgin Group and SK Telecom in connection with the Helio Acquisition and (y) the granting of voting rights to the holders of Series A Preferred Stock; and (3) a proposal to approve an amendment to the Company’s Omnibus Plan to increase the number of shares of Class A common stock available for issuance thereunder by five million shares, from 7,726,384 (including shares previously granted under the Omnibus Plan or its predecessor plans or subject to outstanding awards thereunder) shares to 12,726,384 shares. The Company’s stockholders are also being asked to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt and approve the Proposals.

The Company does not expect a vote to be taken on any other matters at the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Voting Rights and Outstanding Shares

Only holders of Class A common stock, Class B common stock and Class C common stock at the close of business on January 16, 2009 will be entitled to notice of, and to vote, at the Special Meeting.

Each outstanding share of Class A common stock will be entitled to one vote on each matter to be voted upon. On December 31, 2008 64,709,645 shares of Class A common stock were outstanding.

There is one share of Class B common stock outstanding, held by Sprint Ventures, Inc., an affiliate of Sprint Nextel Corporation (“Sprint Nextel”). The share of Class B common stock entitles its holder to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that such holder holds in our Operating Partnership are exchangeable as of the record date. Based on the number of shares of Class A common stock for which the partnership units held by Sprint Nextel on December 31, 2008 are exchangeable, the share of Class B common stock is entitled to a vote equivalent to 12,058,626 shares of Class A common stock on each matter to be voted upon.

As of December 31, 2008, 115,062 shares of Class C common stock were outstanding, all of which were held by affiliates of the Virgin Group. Each outstanding share of Class C common stock will be entitled to one vote on each matter to be voted upon.

Under the Company’s Amended and Restated Certificate of Incorporation, all shares of common stock (including shares of Class A, Class B and Class C common stock) generally vote together as a single class on all matters, subject to certain specified exceptions.

The holders of a majority of the voting power of the outstanding shares of common stock as of the close of business on the record date must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Special Meeting. Shares represented by proxies received but marked as abstentions or as withholding voting authority will be counted as present at the meeting for purposes of establishing a quorum but will have the effect of voting against the proposals.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.

All votes will be tabulated by the inspector of elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the Special Meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the approval of the Proposals. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Broker non-votes are not counted as “present” for purposes of determining whether a quorum exists at the Special Meeting and therefore will have no effect on the outcome of the vote on the Proposals.

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption of the Proposals, “FOR” the approval of the Proposal to adjourn the Special Meeting if there are not sufficient votes to adopt the Proposals and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the Special Meeting or any postponement or adjournment of the Special Meeting. You may also vote in person by ballot at the Special Meeting.

Under our Amended and Restated Certificate of Incorporation, approval of Proposal 1 requires the affirmative vote of holders of at least 66 2/3% of all outstanding securities entitled to vote on the proposal. Under NYSE rules, approval of Proposals 2 and 3 requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on the proposal. Because adoption of Proposal 1 requires the approval of stockholders representing at least 66 2/3% of all of the outstanding shares of the Company’s common stock entitled to vote on the proposal, failure to vote your shares of the Company’s common stock (including if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against Proposal 1.

The approval of the proposal to adjourn the Special Meeting if there are not sufficient votes to approve and adopt the Proposals requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the Special Meeting. The persons named as proxies may propose and vote for one or more adjournments of the Special Meeting, including adjournments to permit further solicitations of proxies.

How You Can Vote

You may vote your shares in any of the following ways:

Voting by Mail. If you choose to vote by mail, simply mark your proxy card(s), date and sign it and return it in the postage-paid envelope provided.

Voting by Telephone. You can vote your proxy by telephone by calling the toll-free number on the proxy card. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Voting by telephone is available 24 hours a day. If you vote by telephone, do not return your proxy card(s).

Voting by Internet. You can also vote your proxy via the Internet by visiting the website named on your proxy card(s). Internet voting is available 24 hours per day. If you vote via the Internet, you should not return your proxy card(s). Instructions on how to vote via the Internet are located on the proxy card enclosed with this proxy statement. Have your proxy card(s) in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form.

Voting in Person. You can also vote by appearing and voting in person at the Special Meeting. If you vote your shares of the Company’s common stock by submitting a proxy, your shares will be voted at the Special Meeting as you indicate on your proxy card, or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of the Company’s common stock will be voted “FOR” the adoption of the Proposals and the approval of the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Proposals. You should return a proxy by mail, by telephone, or via the Internet even if you plan to attend the Special Meeting in person.

Proxies; Revocation

Any person giving a proxy pursuant to this proxy statement has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with our Corporate Secretary at our principal executive office (10 Independence Blvd., Warren, NJ 07059);

•	filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (10 Independence Blvd., Warren, NJ 07059); or

•	attending the Special Meeting and voting in person (attendance at the Special Meeting will not, by itself, revoke the proxy).

If your shares of the Company are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the Special Meeting.

Expenses of Proxy Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and filing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of the Company.

Officers, directors and employees of the Company may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. The Company will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services.

Adjournments

Although it is not expected, the Special Meeting may be adjourned for any reason by either the Chairman of the Special Meeting or the holders of a majority in voting power of the stock entitled to vote at the Special Meeting. When the Special Meeting is adjourned to another time or place, notice need not be provided of the place, date and time if the time and place thereof is announced at the Special Meeting. If, however, the date of the adjourned meeting is more than 30 days after the date for which the Special Meeting was originally called, or if a new record date is fixed, notice of place, date and time must be provided. Such notice will be mailed to you or transmitted electronically to you and will be provided not less than 10 days nor more than 60 days before the date of the adjourned meeting and will set forth the purpose of the meeting.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2009 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is February 14, 2009. We advise you to review our bylaws, which contain additional requirements regarding stockholder proceedings and director elections.

Presence of Auditors

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Special Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Other Matters

The Company’s Board of Directors is not aware of any additional business to be brought before the Special Meeting other than that described in this proxy statement.

PROPOSAL 1

AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General

Our Board of Directors adopted a resolution declaring that the amendment to the Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of Class B common stock from one share to two shares and (ii) add SK Telecom as a “Founding Stockholder” solely for purposes of Articles XI is advisable. The Board of Directors further directed that the proposed action be submitted for consideration by the Company’s stockholders at a Special Meeting to be called for that purpose.

If the stockholders approve the amendment, the Company will (i) amend Article IV of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of all Class B common stock as described above and (ii) amend Article VIII of the Amended and Restated Certificate of Incorporation to make SK Telecom a Founding Stockholder solely for purposes of Article XI. If adopted by the stockholders, the changes will become effective on the filing of the amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The only changes in the Company’s existing Amended and Restated Certificate of Incorporation would be those numeric changes required to reflect the increase of the number of authorized shares of Class B common stock and to add SK Telecom as a Founding Stockholder solely for purposes of Article XI as proposed in this proxy statement. The full text of the proposed Second Amended and Restated Certificate of Incorporation is set forth as Annex A to this proxy statement.

The primary purpose of Proposal 1 is to satisfy, in connection with the Helio Acquisition, the Company’s obligations under the transaction agreement. As of the record date, the Company is authorized to issue one share of Class B common stock and has one share of Class B common stock currently outstanding which is held by Sprint Nextel. The share of Class B common stock entitles its holder to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that such holder holds in the Operating Partnership are exchangeable. The Company currently does not have a sufficient number of authorized shares of Class B common stock to effect the issuance of an additional share of Class B common stock to EarthLink as provided for under the transaction agreement. Accordingly, approval of Proposal 1 is required for the issuance of a share of Class B common stock to EarthLink as provided for under the transaction agreement.

If Proposal 1 is approved and the Amended and Restated Certificate of Incorporation is amended to increase the number of authorized shares of Class B common stock, there will be immediate dilution to the voting rights of the existing holders of common stock as a result of such amendment. Upon issuance of the share of Class B common stock to EarthLink, the number of shares of Class A common stock into which the partnership units of the Operating Partnership owned by EarthLink are convertible will be counted in any vote of the Class A common stock. After giving effect to such amendment, the voting power of the existing holders of Class A common stock will be reduced by approximately 2.4%. Regardless of whether the stockholders approve the amendment, EarthLink will be able to vote with the holders of Class A common stock upon conversion of its partnership units into Class A common stock.

Following the acquisition of Helio but prior to the filing of this proxy statement, SK Telecom converted its partnership units of the Operating Partnership received in the Helio Acquisition into shares of our Class A common stock.

Voting Agreements

Each of the Virgin Group and Sprint Nextel has entered into a voting agreement with SK Telecom to vote its shares of our voting capital stock within their control in favor of Proposal 1, in the case of Sprint Nextel so long as the transaction continues to be recommended by the majority of independent directors of the Company at the time of the Special Meeting. These votes will be counted to satisfy the approval requirements of the NYSE. Without giving effect to the conversion of the Series A Preferred Stock, as of December 31, 2008, the Virgin Group and Sprint Nextel represented approximately 45.6% of the voting power of our capital stock on a fully diluted basis.

Required Vote

In accordance with the terms of our Amended and Restated Certificate of Incorporation, the affirmative vote of holders of at least 66 2/3% of all outstanding shares of Class A common stock, Class B common stock and Class C common stock present in person or represented by proxy and entitled to vote on the proposal will be required to approve Proposal 1. Abstentions are counted as “present” for purposes of determining who is entitled to vote on the Proposals, and therefore will have the effect of a vote against the Proposals. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on the Proposals, and therefore will have no effect on the outcome of the vote on the Proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” PROPOSAL 1.

PROPOSAL 2

ISSUANCE OF COMMON STOCK UPON CONVERSION OF

SERIES A CONVERTIBLE PREFERRED STOCK

General

On August 22, 2008, we issued 25,000 shares of Series A Preferred Stock to each of the Virgin Group and SK Telecom for an aggregate investment amount of $50,000,000. Under the terms of the Certificate of Designations for the Series A Preferred Stock, the holders of the Series A Preferred Stock currently do not have voting rights in respect of their shares of Series A Preferred Stock and do not have the ability to convert any of their shares of Series A Preferred Stock into common stock. If this Proposal 2 is approved by our stockholders, the holders of Series A Preferred Stock will be granted voting rights and conversion rights as described in more detail below in the section entitled “Series A Preferred Stock Rights and Preferences.”

NYSE Requirements

The Board of Directors proposes to issue 5,882,353 shares of Class A common stock upon conversion of all outstanding shares of Series A Preferred Stock issued in connection with the Investments and asks for your approval for the issuance in accordance with the rules of the NYSE.

The NYSE rules require stockholder approval for the issuance of common stock in any transaction or series of transactions if the common stock has voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or if the number of shares of common stock to be issued will equal or exceed 20% of the number of shares of common stock outstanding before the issuance. In addition, the NYSE rules require stockholder approval for any issuance to a “substantial security holder” if the common stock to be issued exceeds 1% of the outstanding shares of common stock prior to issuance.

Our proposed issuance of shares of common stock to SK Telecom and the Virgin Group upon conversion of the Series A Preferred Stock falls under this rule because (i) the shares of common stock issued at the closing of the Helio Acquisition, together with the shares of common stock issuable upon conversion of the Series A Preferred Stock, will exceed 20% of the voting power and number of shares of Company common stock outstanding before the issuance of shares upon consummation of the Helio Acquisition and (ii) the Virgin Group may be deemed to beneficially own approximately 35.5% of our outstanding common stock without giving effect to the conversion of the Series A Preferred Stock, and any holder of aggregate interests which represent 5% or more of the outstanding shares of a company’s common stock or other voting securities is generally considered by the NYSE to be a “substantial security holder.”

Interests of Certain Persons in Approval of Series A Preferred Stock Conversion

If this Proposal 2 is approved by our stockholders, the Virgin Group will beneficially own approximately 36.7% of our outstanding capital stock on a fully diluted basis. Pursuant to our amended and restated stockholders’ agreement among the Company, Sprint Nextel, the Virgin Group and SK Telecom, the Virgin Group has the right to designate up to three individuals to our Board of Directors. The Virgin Group has designated Messrs. Mark Poole, Robert Samuelson and Ms. Frances Brandon-Farrow to serve on our Board of Directors. Additionally, pursuant to our second amended and restated bylaws and subject to the Virgin Group continuing to hold certain minimum interests in the Company, the Virgin Group has consent rights over certain actions by the Company.

If this Proposal 2 is approved by our stockholders, SK Telecom will beneficially own approximately 16.5% of the voting power of our outstanding capital stock on a fully diluted basis. Pursuant to our amended and restated stockholders’ agreement with Sprint Nextel, the Virgin Group and SK Telecom, SK Telecom has the right to designate up to two individuals to our Board of Directors. SK Telecom has designated Richard Chin and

Sung Won Suh to serve on our Board of Directors. Additionally, pursuant to our second amended and restated bylaws and subject to SK Telecom continuing to hold certain minimum interests in the Company, SK Telecom has consent rights over certain actions by the Company.

Series A Preferred Stock Rights and Preferences

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock as contained in the Certificate of Designations of the Company relating to the Series A Preferred Stock, which is attached to this proxy statement as Annex B, which we incorporate by reference into this proxy statement. Stockholders are urged to read the Certificate of Designations relating to the Series A Preferred Stock in its entirety. While the Company believes this summary covers the material terms and provisions of the Certificate of Designations of the Company relating to the Series A Preferred Stock, it may not contain all of the information that is important to you and is qualified in its entirety by reference to Annex B.

Authorized Shares and Liquidation Preference

The number of authorized shares of the Series A Preferred Stock is 50,000, plus any shares necessary to pay any dividends thereon. The Series A Preferred Stock has a liquidation preference of $1,000.00 per share.

Ranking

The Series A Preferred Stock, with respect to dividend and distribution rights and rights on liquidation, winding-up and dissolution, ranks (i) senior to each class of common stock of the Company and each other class or series of capital stock of the Company created which expressly ranks junior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Company’s liquidation, winding-up and dissolution, (ii) on parity with each other class or series of capital stock of the Company which does not expressly rank junior or senior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Company’s liquidation, winding-up and dissolution and (iii) junior to all other series of preferred stock of the Company and each other class or series of capital stock of the Company which expressly ranks senior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Company’s liquidation, winding-up and dissolution.

Liquidation

In the event that the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series A Preferred Stock will be entitled, for each share of the Series A Preferred Stock held, to the greater of (i) the sum of (A) $1,000.00 plus (B) all unpaid cumulated and accrued dividends on such share of Series A Preferred Stock, or (ii) an amount equal to the amount a holder of Series A Preferred Stock would have received upon a liquidation, winding-up or dissolution of the Company had such holder converted its shares of Series A Preferred Stock into shares of Class A common stock immediately prior to such liquidation, winding-up or dissolution.

In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series A Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors:

•	dividends on each outstanding share of Series A Preferred Stock that accrue at an annual rate of 6.00%; and

•

participating dividends of the same type as any dividends or other distribution, payable or to be made on outstanding shares of Class A common stock equal to the amount of such dividends or other distribution as would be made on the number of shares of Class A common stock into which such shares of Series A Preferred Stock could be converted on the date of payment of such dividends or other distribution on the Class A common stock.

Dividends will be payable semi-annually in arrears on September 30th and March 31st of each year. The dividends will accrue and be cumulative, whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends on the Series A Preferred Stock are declared or paid. Accrued but unpaid dividends for any past dividend period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular dividend payment date, to holders of record on the books of the Company on such record date as may be fixed by the Board of Directors.

All dividends in respect of the Series A Preferred Stock will be paid in additional shares of Series A Preferred Stock.

Subject to limited exceptions, if full cumulative dividends payable on all outstanding shares of the Series A Preferred Stock for any dividend period have not been declared and paid, the Company will not be permitted to declare or pay dividends with respect to, or redeem, purchase or acquire any of its junior securities during the next succeeding dividend period, including the Class A common stock. Additionally, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any common stock of the Company unless full participating dividends on all shares of Series A Preferred Stock have been or are contemporaneously declared and paid.

Voting

Generally, after obtaining the stockholder approval under this Proposal 2, each holder of the Series A Preferred Stock shall have the right to one vote for each share of the Class A common stock into which such share of Series A Preferred Stock would be convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A common stock and shall be entitled to vote together as a single class with holders of Class A common stock.

Redemption

For as long as the Series A Preferred Stock is outstanding, the Company is prohibited from redeeming, repurchasing or acquiring any shares of common stock or other junior securities, subject to limited exceptions.

At the four-year anniversary of the original issue date of the Series A Preferred Stock (August 22, 2012), if any shares of Series A Preferred Stock remain outstanding due to a failure to obtain stockholder approval under this Proposal 2 prior to such time or, if the stockholders approve the proposal and the price of Class A common stock fails to reach $8.50 per share and the holders of Series A Preferred Stock do not elect to convert their shares into Class A common stock, the Company will redeem all of the outstanding shares of Series A Preferred Stock. The Company will redeem the Series A Preferred Stock by payment in cash, for each share of Series A Preferred Stock to be redeemed, in an amount equal to $1,000.00 plus all accrued and unpaid dividends calculated as of the redemption date.

Conversion

Generally, at any time after obtaining the stockholder approval under this Proposal 2 and commencing on the eighteen-month anniversary of the original issue date of the Series A Preferred Stock, each share of Series A Preferred Stock may be converted at the option of the holder of such share of Series A Preferred Stock into 117.64706 shares of Class A common stock, reflecting an effective conversion price of $8.50 per share. Any optional conversion by a holder of Series A Preferred Stock will be for all of the shares of Series A Preferred Stock held by such holder.

Upon obtaining stockholder approval under this Proposal 2, each share of Series A Preferred Stock shall be converted automatically into 117.64706 shares of Class A common stock upon the earlier of (i) such time as the closing price on the NYSE of the Class A common stock exceeds $8.50 for ten trading days during any twenty consecutive trading day period and (ii) the four-year anniversary of the original issue date of the Series A Preferred Stock. The number of shares of Class A common stock into which each share of the Series A Preferred Stock will be convertible will be determined by dividing the amount the holder would be entitled to receive in a liquidation, dissolution or winding-up of the Company at the time of conversion by the conversion price in effect at the time of conversion. In addition, the holder will be entitled to receive additional shares of Class A common stock in an amount equal to all unpaid, cumulated and accrued dividends with respect to each share of Series A Preferred Stock converted at the time of the conversion.

Voting Agreements

Each of the Virgin Group and Sprint Nextel has entered into a voting agreement with SK Telecom to vote its shares of our voting capital stock within their control in favor of Proposal 2, in the case of Sprint Nextel so long as the transaction continues to be approved by the majority of independent directors of the Company at the time of the Special Meeting. These votes will be counted to satisfy the approval requirements of the NYSE. Without giving effect to the conversion of the Series A Preferred Stock, as of December 31, 2008, Virgin Group and Sprint Nextel represented approximately 45.6% of the voting power of our capital stock on a fully diluted basis.

Required Vote

Under the NYSE rules, approval of the issuance of the common stock upon conversion of the Series A Preferred Stock requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on the proposal.

Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 2, and therefore will have the effect of a vote against Proposal 2. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 2, and therefore will have no effect on the outcome of the vote on Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” PROPOSAL 2

PROPOSAL 3

AMENDMENT TO THE 2007 OMNIBUS INCENTIVE COMPENSATION PLAN

General

Stockholders are being asked to consider and approve an amendment to the Company’s Omnibus Plan to increase the number of shares of common stock available for issuance thereunder from 7,726,384 (including shares previously granted under the Omnibus Plan or its predecessor plans or subject to outstanding awards thereunder) to 12,726,384 shares, of which up to 8,590,618 shares may be granted as incentive stock options (the “Omnibus Plan Amendment”). Attached to this proxy statement as Annex C is a copy of the Omnibus Plan, as amended and approved by the Board of Directors, and as submitted to the stockholders for their approval. The Omnibus Plan was originally adopted by the sole holder of shares of the Company’s capital stock representing all of the Company’s then-outstanding voting power by written consent without a meeting on October 10, 2007.

Proposal 3 seeks approval of the Omnibus Plan Amendment to add 5,000,000 shares of Class A common stock to the 2,111,846 currently designated (98,268 of which are currently available) for future awards under the Omnibus Plan. If the Omnibus Plan Amendment is approved, the shares available for future awards under the Omnibus Plan would be approximately 6.0% of the Company’s outstanding Class A common stock, on a fully diluted basis. The other features of the Omnibus Plan remain the same as under the terms of the Omnibus Plan previously approved by the sole holder of shares of our capital stock representing all of our then-outstanding voting power. In order for the Omnibus Plan Amendment to take effect, it must be approved by the Company’s stockholders at the Special Meeting.

Material Features of the Omnibus Plan

The following is a brief summary of the material features of the Omnibus Plan. Because this is only a summary, it does not contain all the information about the Omnibus Plan that may be important to you and is qualified in its entirety to the full text of the Omnibus Plan Amendment, which is attached hereto as Annex C.

Purpose

The purpose of the Omnibus Plan is to aid the Company and its affiliates in recruiting and retaining key employees, directors or consultants and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of “Awards”, which consist of restricted stock units, options, stock appreciation rights or other stock-based Awards (including performance-based Awards) granted pursuant to the Omnibus Plan. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success. All employees, directors and consultants of the Company and its affiliates are eligible to participate in the Omnibus Plan if they are selected by the Compensation Committee of the Board of Directors (the “Committee”) to participate in the Omnibus Plan (any such individual, a “Participant”). For the fiscal year ended December 31, 2008, approximately 99 employees and one director were selected by the Committee to participate in the Omnibus Plan.

Administration

The Omnibus Plan is administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (to the extent required to comply with Rule 16b-3), “independent directors” within the meaning of the NYSE’s listed company rules (to the extent required under such listed company rules) and, following the post-initial public offering period described in Section 1.162-27(f)(2) of the regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), “outside directors” within the meaning of

Section 162(m) of the Code. Additionally, the Committee may delegate the authority to grant Awards under the Omnibus Plan to the Chief Executive Officer of the Company; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board of Directors from time to time. The Committee is authorized to interpret the Omnibus Plan, to establish, amend and rescind any rules and regulations relating to the Omnibus Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Omnibus Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Omnibus Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee has the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Omnibus Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

Awards

Options. Options granted under the Omnibus Plan are, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements. The option price per share is determined by the Committee, but may not be less than 100% of the fair market value of a share of common stock on the date an option is granted (other than in the case of options granted in substitution of previously granted awards). Options granted under the Omnibus Plan become exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event may an option be exercisable more than ten years after the date it is granted. The purchase price for the shares as to which an option is exercised must be paid to the Company as designated by the Committee pursuant to one or more of the following methods: (i) in cash or its equivalent, (ii) in shares of common stock having a fair market value equal to the aggregate option price for the shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee), (iii) partly in cash and partly in such shares of common stock; (iv) if there is a public market for the shares of common stock at such time, through the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of the option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option price for the shares of common stock being purchased or (v) through net settlement in shares of common stock. No Participant has any rights to dividends or other rights of a stockholder with respect to shares subject to an option until the Participant has given written notice of exercise of the option, paid in full for such shares of common stock (including by means of net exercise) and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Omnibus Plan.

The Committee may also grant options under the Omnibus Plan that are intended to be Incentive Stock Options (“ISOs”). Such ISOs shall comply with the requirements of Section 422 of the Code. No ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, unless (i) the option price for such ISO is at least 110% of the fair market value of a share of common stock on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

All options granted under the Omnibus Plan are intended to be nonqualified stock options unless the applicable Award agreement expressly states that the option is intended to be an ISO.

Stock Appreciation Rights. The Committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right is determined by the Committee but in no event may such amount be less than the fair market value of a share on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards); provided, however, that in the case of a stock appreciation right granted in conjunction with an option, or a portion thereof, the exercise price may not be less than the option price of the related option. Generally, each stock appreciation right entitles a participant upon exercise to an amount equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of common stock over (B) the exercise price per share, times (2) the number of shares of common stock covered by the stock appreciation right. Payment may be made in shares of common stock, in cash, or partly in shares of common stock and partly in cash, as may be determined by the Committee.

Other Stock-Based Awards. The Committee, in its sole discretion, may grant or sell Awards of shares of common stock, restricted stock, restricted stock units (RSUs) and Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock in such form, and dependent on such conditions, as the Committee shall determine.

Performance-Based Awards. During any period when Section 162(m) of the Code is applicable to the Company and the Omnibus Plan, certain other stock-based awards may be granted in a manner to make them deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). A Participant’s Performance-Based Award is determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (1) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on stockholders’ equity; (7) expense management; (8) return on investment; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow; (17) working capital; (18) return on assets and (19) total stockholder return. The maximum amount of a Performance-Based Award during a calendar year to any Participant is: (x) with respect to Performance-Based Awards that are denominated in shares, 1,000,000 shares of common stock and (y) with respect to Performance-Based Awards that are not denominated in shares, $10,000,000. The amount of the Performance-Based Award determined by the Committee for a performance period is paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

Adjustments Upon Certain Events

Generally. In the event of any change in the outstanding shares of common stock by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, or any distribution to stockholders of shares of common stock other than regular cash dividends or any similar transaction, the Committee shall, in such manner as it may deem equitable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, adjust or substitute (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Omnibus Plan or pursuant to outstanding Awards, (ii) the maximum number or amount of Awards that may be granted during a calendar year to any Participant, (iii) the option price or exercise price and/or (v) any other affected terms of such Awards.

Change in Control. In the event of a change in control (as defined in the Omnibus Plan), the Committee shall do one or more of the following: (A) accelerate the vesting of, or waive any restrictions with respect to, any outstanding Award then held by a Participant; (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Award previously granted under the Omnibus Plan as determined by the Committee in its sole discretion; and/or (C) if the Company is the surviving entity in any change in control, continue to administer the Omnibus Plan and have any existing Award remain outstanding in accordance with its terms following the change in control. In addition, in the event of a change in control, the Committee may, in its sole discretion, cancel any portion of an Award outstanding as of such change in control in exchange for the payment to the Participant for fair value (as determined in the sole discretion of the Committee). In the event that any change in control will result in the Company’s shares ceasing to be publicly traded on a national securities exchange or on NASDAQ, then, to the extent that any Awards or substitute Awards will remain outstanding following such change in control, the Committee shall accelerate the vesting and exercisability of such Awards prior to the occurrence of such change in control.

Nontransferability of Awards

Unless otherwise determined by the Committee, an Award is not transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

Amendment and Termination.

The Board of Directors may amend, alter or discontinue the Omnibus Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if such action would (except as is provided under the Omnibus Plan), increase the total number of shares reserved for the purposes of the Omnibus Plan or change the maximum number of shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award granted to such Participant under the Omnibus Plan; provided, however, that the Committee may amend the Omnibus Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants).

Section 409A

Notwithstanding other provisions of the Omnibus Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under the Omnibus Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that (i) it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Omnibus Plan may not be made at the time contemplated by the terms of the Omnibus Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code, and (ii) at the time of a Participant’s termination of employment with the Company such Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable under the Omnibus Plan as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits under the Omnibus Plan (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).

Voting Agreements

Each of the Virgin Group, Sprint Nextel and SK Telecom has entered into a voting agreement with us to vote its shares of our voting capital stock within their control in favor of Proposal 3, in the case of Sprint Nextel so long as the transaction continues to be approved by the majority of independent directors of the Company at the time of the Special Meeting and in the case of the Virgin Group so long as the transaction continues to be approved by the majority of the Board of Directors at the time of the Special Meeting. These votes will be counted to satisfy the approval requirements of the NYSE. Without giving effect to the conversion of the Series A Preferred Stock, as of December 31, 2008, Virgin Group, Sprint Nextel and SK represented approximately 59.9% of the voting power of our outstanding capital stock on a fully diluted basis.

Required Vote

Under the NYSE rules, approval of the increase in the number of shares of common stock available for issuance under the Omnibus Plan requires the affirmative vote of the majority of the votes cast on the Proposal, provided that the total votes cast on the Proposal represent over 50% of all outstanding securities entitled to vote on the Proposal.

Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 3, and therefore will have the effect of a vote against Proposal 3. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 3, and therefore will have no effect on the outcome of the vote on Proposal 3.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to the shares of common stock that may be issued under our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Plan Category
Equity compensation plans approved by stockholders	6,292,172	*	$10.72	372,521
Equity compensation plans not approved by stockholders	—		$—	—

Total	6,292,172		$10.72	372,521

*	This total excludes 427,650 outstanding Restricted Stock Awards.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” PROPOSAL 3.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Executive Compensation Philosophy and Objectives

Our compensation programs aim to attract and retain talented and experienced executives of the Company and to offer performance-based incentives that promote stockholder value. The programs focus on short and long-term financial goals as well as our strategic objectives. The compensation philosophy is characterized by the following principal objectives.

•	Pay for performance

We believe that the best way to motivate executives and sustain high levels of performance is by tying a substantial portion of their compensation to the achievement of corporate financial and strategic objectives, and reward executives to the extent these objectives are achieved. We believe that objectives should be clear and measurable, and focused on short and long-term goals aligned with stockholder expectations. Employees at higher levels in the organization will have more pay at risk.

•	Provide compensation programs that are competitive with market practice

We seek to establish compensation plans, levels and practices that are competitive with companies similar in financial size and performance to Virgin Mobile, and with companies that we compete with for executive talent. Consistent with market practices, our program includes a mix of compensation elements including; base pay, annual incentives and long-term incentives. This competitive pay structure enables us to attract and retain executives.

•	Align long-term interests of executives and stockholders

We believe that the interests of our stockholders and executives should be aligned by ensuring that a substantial portion of the executive officer’s compensation is directly determined by growth in our share price and earnings per share growth. To this end, we provide long-term incentives to executives to increase stockholder value and provide executives with an opportunity to share in the value they create. It is also important to maintain a level of unvested value in long-term incentives for each executive in order to retain and motivate our executives.

Market Data and Peer Group

Annually we benchmark each position, including those of our executive officers, to market data. In this exercise, we compare each component of compensation, including base salary, total cash (which is the sum of base salary and annual bonus target) and long-term incentives, to industry comparables. Given our business model as a Mobile Virtual Network Operator (MVNO), it is difficult to find a stable group of peer companies with comparable business models within the same industry to provide accurate benchmarks. Moreover, we compete for talented employees and executives across a number of industries, including the telecom, high-tech, entertainment and media sectors. We therefore have historically used two national surveys with companies of comparable annual revenue ($1-$3 billion) in related and general industries, and the resulting survey group comprised of approximately 200 plus companies.

Given the broad group of companies from these surveys, and our challenges in identifying an appropriate specific peer group, in November 2007, the Committee of our Board of Directors engaged the services of Towers Perrin to recommend an approach for selecting a peer group for our executive officers with the purpose of identifying companies with similar financial performance and companies from which we draw talent. The new peer group is designed to be comprised of companies with similar growth to our own and whose success is based on the leverage created by human capital rather than the management of financial assets. The resulting peer group for executive officers is based on a mix of general industry and high tech companies that meet the following criteria: (1) the company is public, (2) annual revenues are within the $1-$3 billion range, (3) EBITDA/employee ratio is greater than $25,000, (4) revenue/asset ratio is greater than 25%, and (5) 1, 3, and 5 year revenue growth (CAGR) is greater than 5%. The list of companies in the resulting peer group may change marginally from year to year depending on what companies are in the surveys we are using and which companies meet the criterion. For 2008, the peer group is comprised of sixty-five companies, with 31 general industry companies from a Towers Perrin survey and 34 high tech and telecommunications companies from a Radford survey as follows:

High Tech Peer Group	General Industry Peer Group
Adobe Systems	Advanced Medical Optics
Alliance Data Systems	Allergan
Altera	Alliant Techsystems
Amdocs—Us	Cameron International
Applera	Carpenter Technology
Autodesk	Cephalon
Bea Systems	Chemtura
Bio-Rad Laboratories	Covance
Business Objects	Cytec
Cadence Design Systems	Equifax
Cerner	Gartner
Citrix Systems	Genzyme
Cypress Semiconductor	Gilead Sciences
Drs Technologies	Harman International Industries
Expedia	Harsco
Fairchild Semiconductor	Herman Miller
Hughes Network Systems	Idex
International Game Tech	Ims Health
Intuit	King Pharmaceuticals
Juniper Networks	Martin Marietta Materials
Kla-Tencor	Meredith
Lam Research	Millipore
Logitech	Msc Industrial Direct
Marvell	Nalco
Maxim Integrated Products	Rockwell Collins
Mcafee	Scotts Miracle-Gro
Memc Electronic Materials	Thomas & Betts
Monster Worldwide	United States Cellular
Network Appliance	Vulcan Materials
Novellus Systems	Watson Pharmaceuticals
On Semiconductor	W.R. Grace Research In Motion
Spansion
St Jude Medical—Crmd

In December 2007, the Committee reviewed data from the resulting peer group when making compensation decisions with respect to our executive officers and directors. The Committee also considered the role and experience of each executive officer compared to the benchmark position in order to weigh each executive officer’s responsibilities against the market. If an executive officer was determined to be playing a lesser or greater role than implied by the benchmark, that officer’s compensation target was reduced or increased accordingly. The Committee also reviewed the individual performance of each executive officer against the prior year’s objectives and target leadership competencies. In its review, the Committee took into account position to market, relative weighing of role and individual performance before making any adjustment to an executive officer’s base salary or annual incentive target.

We generally target each executive’s base pay and total cash compensation at the peer group median, and total direct compensation (including all cash compensation and long-term incentive awards), within the third quartile of the market. The Committee then adjusts individual awards taking such factors as the expected role, experience, performance and leadership of the executive officer into account.

Role of the Compensation Committee

The Committee assists the Board of Directors by appropriately and effectively using compensation and benefits to align the Company’s executive officers’ financial interests with those of the stockholders, in order to achieve the Company’s vision and goals.

Upon completion of the Company’s initial public offering in October 2007, the Board of Directors appointed two independent directors to the Committee. The newly composed committee reviewed its role and charter at its first meeting.

The general responsibilities of the Committee are oversight of compensation for the CEO, firm compensation (including perquisites, benefits and retirement plans) philosophy, incentive compensation plans and pension plans. In addition, the Committee is responsible for review and approval of the evaluation process and compensation of the Company’s executive officers. The Committee also coordinates communication regarding these issues with the full Board of Directors and, as appropriate, with stockholders and regulators.

The following functions are the common recurring activities of the Committee in carrying out its responsibilities. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee also carries out other responsibilities and duties as may be delegated to it by the Board of Directors from time to time.

In discharging its oversight role, the Committee is empowered to study or investigate any matter of interest or concern that it deems appropriate and it has the sole authority to retain outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention. The functions of the Committee are as follows:

•

To review and approve the corporate goals and objectives relevant to CEO compensation (salary, bonus, equity based grants, and any other long-term cash compensation) annually; evaluate the CEO’s performance in light of those goals and objectives; and determine the CEO’s compensation level based on this evaluation. The CEO may not be present during voting or deliberations of the Committee relating to CEO compensation.

•	To assist the Board of Directors in developing and evaluating potential candidates for executive positions, including the CEO, and to oversee the development of executive succession plans.

•

To establish and regularly review a total compensation philosophy and policy which fairly rewards employees for performance and which effectively attracts and retains the resources necessary to successfully lead, manage and operate the Company.

•	To review and approve the composition of the relevant peer group(s) of the Company for purposes of competitive analysis of compensation.

•	To review, amend (if needed) and approve the CEO’s recommendations for salary and incentive compensation actions for executive officers, and other executives as appropriate.

•

To approve and administer cash incentive and deferred compensation plans for executives (including any modifications to such plans), and provide annual oversight of performance objectives and funding for the executive incentive plans.

•	To oversee and approve all compensation programs involving the use of Company equity (equity incentive compensation and other stock-based plans).

•	To set the appropriate design parameters within those allowable by the Company’s stockholder approved equity plan.

•

To the extent required by applicable regulations, to review and discuss with management the Company’s compensation discussion and analysis (CD&A) and to recommend to the Board of Directors that the CD&A be included in the Company’s annual report and proxy statement.

•	To establish and periodically review any stock ownership guidelines for the directors and officers of the Company that the Committee determines to be appropriate.

•	To review and approve employment agreements, severance agreements, change-in-control agreements, and benefits and perquisites for executive officers.

•	To recommend to the Board of Directors the appropriate level and form of director compensation and directors’ and officers’ indemnification and insurance matters.

•

To have the authority to retain independent consultants, counsel and other advisors. The Committee has sole authority to approve related fees and retention terms for, and terminating the services of, such advisors.

In 2007, the Committee retained the services of Towers Perrin to provide guidance on incentive plan design, specifically on the Company’s annual, mid-term and long-term incentive plans. Towers Perrin also provided market survey data for our executive officers and other employees as requested. The Committee regularly reviews the consulting services it requires and the independence of the consultants, and retains the discretion to terminate the services of Towers Perrin.

From time to time, we also engage Towers Perrin to assist us with projects which are unrelated to executive compensation. Towers Perrin has advised us since 2004, and we intend to continue our relationship with Towers Perrin in 2008.

Elements of Compensation

We review base salaries and annual incentive targets for executive officers on an annual basis. The Committee primarily considers four factors when establishing or adjusting base salaries:

•	market survey data from our peer companies;

•	the role of the named executive at the Company, compared to the benchmark job;

•	individual performance, as measured against annual objectives; and

•	the base salaries of other executives for the purpose of internal equity.

The Committee’s assessment of individual performance and value to the Company, including that of our executive officers, is based on:

•	past performance by an employee in a particular role (as measured by business outcomes, achievement of targets, delivery of key metrics and accomplishment of critical goals);

•	job-related knowledge (as demonstrated by technical proficiency, grounded in a clear understanding of our business); and

•

leadership (demonstrated by leading by example, commitment, working seamlessly across functions and levels, accountability to customers and the Company, innovation and an ability to motivate and inspire).

The Committee applies such analysis in all instances in determining all facets of employee compensation (including that of key executive officers), whether salary or incentive-related.

Each of the elements of compensation described in this section applies to all eligible employees, including our named executive officers.

Base Salary and Individual Annual Incentive Targets. Executive responsibilities, training, experience and market data from our peer companies along with market demand, determine the base salary and annual incentive targets for our executives. As with total compensation, we aim to pay our executives salaries that are competitive with those of their peers with similar responsibilities at companies as defined by our peer group. We believe that providing a competitive base salary and annual incentive target allows us to attract and retain talented executives. The Committee reviews the base salary and annual incentive targets for executives at least annually and adjusts them from time to time to reflect market levels as well as individual responsibilities, performance and experience.

Total target cash compensation levels for executive officers have historically been below market median levels due to the Company’s ability to attract and retain executives by offering a greater portion of pay at risk through long-term incentives. As the Company has increased in size and profitability, the jobs of executive officers have expanded in responsibility and scope; however, the base salary and annual incentive targets for these executive officers, particularly those with longer service, have historically not been adjusted to reflect changes in their roles. The Committee reviewed the market position of each executive officer and determined that in aggregate the Company was paying significantly below the market median for total target cash compensation, and further determined that this approach to compensation was placing the Company at risk of losing key talent at a critical time. In 2007, the Committee agreed that cash compensation levels for each executive officer would be carefully reviewed, and pay would be adjusted upward toward market median levels taking into account performance against objectives and changes in overall job responsibilities.

In February 2007, each executive officer was eligible for a performance-based salary increase consistent with the annual performance review process across the Company. To this end, each executive officer received a base salary adjustment effective February 1, 2007, and some executive officers received an annual incentive target adjustments effective January 1, 2007, as indicated below. Mr. Schulman’s cash compensation has historically been below the median market level due to the emphasis the Company has placed on long-term incentives. The Committee discussed the importance of bringing both the cash and long-term incentive pay components for Mr. Schulman in-line with market practice, and as a result they approved a 19% increase to Mr. Schulman’s base salary effective February 1, 2007. Similarly, Mr. Lurie’s cash compensation has been below the median market level, and the Committee approved a 15% increase to base salary and an annual incentive target change from 45% to 55%. This compensation change for Mr. Lurie also reflects an increase in his responsibilities over time as General Counsel. Mr. Feehan received a base salary adjustment of 27% and an annual incentive target change from 45% to 60%. This change reflects significant growth in his new role as Chief Financial Officer and his demonstrated performance and leadership. Mr. Messenger received a 4.2% increase to base salary and an annual incentive target change from 45% to 55%; these changes reflect his significant contributions in 2007 and performance against objectives. Mr. Handler and Mr. Marchbank each received a 4% increase to base salary reflecting their ongoing consistent and effective performance.

In December 2007, the Committee decided to review the cash compensation levels of executive officers using the updated market data from the Company’s new peer group. In general, the data showed that the current target total cash compensation levels for certain executive officers were still significantly below the market median of our peer companies. After concluding its review in January 2008, the Committee agreed that further action was necessary to retain certain executives, and although some of the increases would be significant, they were necessary to bring the compensation levels in line with the market. Specifically, the Committee approved a base salary increase for Mr. Schulman effective January 1, 2008, increasing Mr. Schulman’s base salary from $600,000 to $750,000 per year. However, Mr. Schulman declined this increase effective February 15, 2008 in recognition of the Company’s failure to achieve its 2007 performance targets and lowered expectations for 2008. The Committee also approved increases to base salary and annual incentive targets (as shown in the following chart) for Mr. Feehan, Mr. Lurie, Mr. Marchbank and Mr. Messenger effective January 1, 2008. These changes reflect each executive’s demonstrated performance in completing the initial public offering of the Company, and their added responsibilities in managing a public company. These changes bring the total target cash compensation levels for Mr. Feehan, Mr. Marchbank and Mr. Messenger close to market median levels at 99%, 92% and 99% of median respectively. Due to Mr. Lurie’s additional responsibilities in managing the tax department, Mr. Lurie’s total target compensation is above the market median level at 124% of median. Mr. Handler did not receive an adjustment to base salary or annual incentive target due to his scheduled departure from the company, effective March 31, 2008.

Cash Compensation

	Cash Compensation effective December 31, 2006			Cash Compensation effective February 1, 2007					Cash Compensation effective January 1, 2008					Market Survey Data
(dollars in thousands)
Name	Base Salary	Bonus Target Percen- tage	Total Target Cash Compen- sation	Base Salary	Bonus Target Percen- tage		Total Target Cash Compen- sation	Total Cash Percen- tage Increase	Base Salary		Bonus Target Percen- tage	Total Target Cash Compen- sation	Total Cash Percen- tage Increase	2008 Base Salary as Percen- tage of Median Market Data	2008 Total Cash as Percen- tage of Median Market Data
Schulman, Daniel	$504.4	120%	$1,109.7	$600.0	120%		$1,320.0	19%	$600.0	(2)	120%	$1,320.0	0%	71%	75%
Feehan Jr., John	$260.0	45%	$377.0	$300.0	60	%(1)	$480.0	27%	$400.0		75%	$700.0	46%	96%	99%
Handler, Howard	$300.0	75%	$525.0	$312.0	75%		$546.0	4%	$312.0		75%	$546.0	0%	107%	126%
Lurie, Peter	$230.0	45%	$333.5	$265.0	55	%(1)	$410.8	23%	$375.0		75%	$656.3	60%	107%	124%
Marchbank, Jonathan H.	$350.0	75%	$612.5	$364.0	75%		$637.0	4%	$425.0		75%	$743.8	17%	89%	92%
Messenger, David R.J.	$265.0	45%	$384.3	$276.0	55	%(1)	$427.8	11%	$345.0		75%	$603.8	41%	96%	99%

(1)	Changes to individual annual incentive target levels under the 2007 Annual Incentive Plan were retroactive to January 1, 2007.

(2)	Reflects Mr. Schulman’s annual base salary as of February 15th, 2008, as described above.

Variable Cash Compensation Plans

All employees are eligible to receive variable cash compensation through either our Annual Incentive Plan or our Sales Incentive Plan. These plans offer employees incentives to work toward specific corporate performance targets. As discussed below, we base individual annual incentive targets under both incentive plans on the scope of an employee’s responsibilities as well as prior background, training and experience. We also consider compensation paid to individuals employed in similar positions in the companies represented in the compensation data we review. We believe that all employees should be rewarded for their contributions to our success. Executive officers participate in the Annual Incentive Plan along with other employees. Executive officers do not participate in the Sales Incentive Plan.

2007 Annual Incentive Plan. The Annual Incentive Plan is linked to business performance. The size of the annual incentive pool depends on two metrics: (1) lifetime value, which is a measure of longer- term growth based on average revenue per user, cash cost per user, churn, gross additions, and cost per gross addition; and (2) EBITDA, as adjusted and defined in the Annual Incentive Plan, which reflects short-term financial performance. Under the 2007 Annual Incentive Plan, the Company used Consolidated Adjusted EBITDA (defined as earnings before interest, tax, depreciation, amortization and non-cash compensation expense), then applied certain adjustments for one-time variable costs as deemed by the Committee, in its discretion, to be applicable. The target, threshold and maximum levels for lifetime value and EBITDA are established annually based on the Board of Directors-approved business plan.

Each year the Committee reviews the applicable metrics and their relative weight in determining the size of the annual incentive pool. The weight the Committee affords the lifetime value and EBITDA metrics in our annual incentive plans has changed each year since our inception, based on the developing interests of our business and the overall interests of our stockholders. In earlier years, our primary focus was growing our business, including our customer base. Consequently, the lifetime-value metric (being a measure of longer-term growth, revenue and profits) constituted a greater percentage of our annual incentive plans. In the last several years, our corporate focus has shifted to balance growth with becoming profitable and sustained performance over the long-term. With this shift in focus, the Committee has placed greater emphasis on EBITDA, and in 2007, both lifetime value and EBITDA were weighted equally at 50%.

Under the 2007 Annual Incentive Plan, the Committee set average revenue per user, cash cost per user, churn, gross additions and cost per gross addition targets of $23.65, $14.41, 4.73%, 3,387,000 and $124.48, respectively, and these target levels result a lifetime value target of approximately $240 million. Our 2007 target for EBITDA (as adjusted for purposes of the Annual Incentive Plan) was $150.2 million.

In September 2007, the Committee amended the 2007 Annual Incentive Plan and 2005 Debt Bonus Plan to provide additional compensation to eligible employees, including executive officers, for performance during 2007. These amendments were made in recognition of their efforts in preparing for the initial public offering of the Company and the related transactions, and to recognize our year-on-year growth. Specifically, the Committee approved a one-time increase in payments under the 2007 Annual Incentive Plan and 2005 Debt Bonus Plan (described below) for performance during 2007 equal to 25% of the target payment amount under each plan. This one-time increase was applied after the payout has been calculated based on performance against lifetime value and EBITDA-related targets. The Committee also approved changes to the lifetime value and EBITDA threshold levels under the 2007 Annual Incentive Plan and 2005 Debt Bonus Plan, while the related target and maximum payout levels remain unchanged. Specifically, the threshold level for lifetime value was reduced by 1% and the threshold level for EBITDA was reduced by 15% as follows:

($) Millions	Threshold established February 2007	Threshold revised September 2007	Target	Maximum
Lifetime Value	180.0	178.6	240.0	300.0
EBITDA	112.7	95.0	150.2	187.8
Bonus Payout Percentage	50%	50%	100%	150%

Actual 2007 results (as adjusted for purposes of the Annual Incentive Plan) for average revenue per user, cash cost per user, churn, gross additions and cost per gross addition were $21.14, $12.82, 4.9%, 3,384,000, $107.66 respectively, and these figures result in the lifetime value of $210.50 million. Adjusted EBITDA (as adjusted for purposes of the Annual Incentive Plan) in 2007 was $107.0 million. Based on these results, and applying the respective weighting of 50% for each component, and further applying the 25% adjustment, the resulting payout under the plan was at 94% of target.

All executive officers participate in the Annual Incentive Plan, and the payout for executive officers in respect of 2007 performance is entirely based on Company performance results relative to target, with no adjustment for individual performance. Therefore, the respective payouts under the 2007 Annual Incentive Plan and 2005 Debt Bonus Plan for each executive officer was at 94% of target as shown in the Summary Compensation Table that follows this section.

2008 Annual Incentive Plan

The key objectives for the 2008 Annual Incentive Plan are to align annual incentive metrics with stockholder expectations, improve “line of sight” so employees can see how their contributions impact business results and provide incentives for management to balance profitability and growth. Working with Towers Perrin, the Committee engaged in a comprehensive review of the annual incentive plan design, and based on this review and the objectives described above agreed to make the following changes for the 2008 Annual Incentive Plan:

Performance Cycles. To ensure that financial targets under the Annual Incentive Plan are aligned to stockholder expectations, the Committee established two performance cycles for 2008: (1) January through June 2008 performance with payout in September 2008 and (2) July through December 2008 performance with payout in February 2009.

Company Metrics and Weighting. The Committee agreed that EBITDA (as adjusted and defined in the 2008 Annual Incentive Plan) is still a critical metric and measure of profitability, and accordingly decided to retain this metric with its current relative weighting of 50% under the plan. The 2008 maximum and threshold levels for EBITDA are set at plus or minus 25%, respectively, of the targeted level in the Board of Directors-approved business plan. The Committee decided to replace lifetime value with metrics that are more visible to stockholders, and therefore decided that Net Service Revenue and Net Customer Adds would be more appropriate metrics. Each of these metrics has a relative weighting of 25% under the Annual Incentive Plan. The maximum and threshold levels for Net Service Revenue will be set within a 15% variation of the targeted level, with levels for Net Adds are set at plus or minus 150,000 of the targeted level. The resulting individual payout range under the plan remains unchanged at 50% of target (threshold performance level) up to 150% of target (maximum performance level). For purposes of the 2008 Annual Incentive Plan, midpoint targets (upon realization of which 100% payout is achieved) for the year ended December 31, 2008 were set at $122.0 million for Adjusted EBITDA and $1.25 billion for Service Revenue. Operational targets under the plan, such as net customer adds and department goals, are also reviewed by the Committee on an annual basis. These targets are used by the Committee for compensation purposes only and should not be used for any other purpose. Based on our experience and assessment of current market conditions, we believe that such operational targets for our named executive officers are reasonable, although neither automatically nor easily achieved.

The 2008 annual incentive payout for executive officers will continue to be entirely based on Company performance against objectives as described above.

Individual Metrics and Weighting. To improve the pay for performance link, employees below the executive officer level have a department and individual component to their annual incentives. Each department and individual will be evaluated against specific measurable financial objectives that will tie to the Company’s overall financial targets.

Long-Term Incentives. We believe that in order to attract, motivate and retain executive officers and other key employees, we must provide a market-competitive level of long-term incentives and link those incentives to a regular review of performance. Therefore, the Company awards long-term incentive grants annually. This annual award process also helps the Company to retain these individuals by maintaining the right balance between vested and unvested long-term incentive grants. Grants to executive officers are generally in the form of restricted stock units and stock options and are targeted to be in the third quartile of the market for such incentives. The Committee considers position to market, relative weighting of role, vested and unvested value of existing grants and individual performance before making any long-term incentive grant. The actual value of any such grants upon exercise is solely based on the potential increase in value of our shares over time.

In order to align the interests of executive officers and stockholders, the Company uses two forms of performance-based long-term incentives: (1) performance-based cash incentives and (2) equity-based incentives (including awards such as non-qualified stock options, restricted stock units, restricted stock and performance based restricted stock units).

Performance-based Cash Incentives

2005 Debt Bonus Plan. In July 2005, we incurred debt, which was used to retire all preexisting debt and return all capital contributions to the members at that time. In connection with that transaction, we implemented a bonus compensation plan for certain employees to reward them for their efforts in growing the business to a level that enabled us to return all capital contributions to members, to provide incentives to reach future goals over the succeeding three years, to ensure we were able to retain these key employees over this period and to reward loyalty for employees who remained with the Company. The Debt Bonus Plan was offered to key employees as of July 2005, and we consider it an important part of our overall compensation objectives for the 2005-2008 period, as it complements our core compensation plans (base salary, annual bonus and long-term incentives) by providing targeted additional incentives for performance and by improving our ability to retain these key employees in an increasingly competitive labor market.

Individual awards under the Debt Bonus Plan are cash awards based on the number of options outstanding at the time of the transaction, length of service, individual performance and contributions to us. Employees received the award in four parts: an initial payment in July 2005 and three additional annual payments subject to the same performance metrics and payment dates of the Annual Incentive Plan. Generally, longer-tenured employees received a greater portion of the bonus payable in 2005 than more recently hired employees. We have already paid three of the four payments: the initial payment was paid in 2005 and two payments for the performance periods of 2005 and 2006 were paid in 2006 and 2007. The final payment was also contingent on performance against the same metrics included in the Annual Incentive Plan in 2007, and was paid out at 94% of target in February 2008. Award amounts were not adjusted for individual performance and are listed in the Summary Compensation Table that follows this section.

Mid-Term Incentive Plan. In November 2007, the Committee reviewed each executive officer’s aggregate cumulative long-term incentives value and in particular the level of vested and unvested intrinsic value accrued to each executive. In aggregate, the current position of long-term incentives fell below typical levels compared to market and was lower than our compensation strategy targets. This is due in part to historical grant patterns whereby grants were not awarded on an annual, regular basis, and grants awarded to executive officers were on the lower end of the market range due to the limited number of Company shares available for grant. To address retention concerns as the result of limited historical long-term incentives, and to provide incentives for executives to meet short to mid-term financial goals, the Committee decided that a mid-term cash incentive plan would be appropriate to address these concerns. The Committee considered traditional long-term incentives such as restricted stock units or stock options, but given the limited pool of Company shares available for grant, decided that a cash-based plan would be appropriate.

The Committee engaged the services of Towers Perrin to help design the plan and determine the appropriate level of incentives. Towers Perrin suggested that award amounts similar to the annual bonus target on an annual basis would be appropriate to retain executives through the next three years until the value of equity-based long-term incentives reached the desired market level. The Committee reviewed a three-year total compensation summary for each executive showing the projected value of incentives from 2008-2010 and decided that the targeted level of incentives under the mid-term plan should be near 80% of the 2008 annual incentive target amount for all executives. To this end, the Committee established individual mid-term plan targets as follows:

Name	2008 Mid-term Plan Target	Mid-term Target as Percent of Annual Incentive Target Amount
Schulman, Daniel	$700,000	78	%(1)
Feehan Jr., John	$240,000	80%
Lurie, Peter	$225,000	80%
Marchbank, Jonathan H.	$250,000	78%
Messenger, David R.J.	$210,000	81%
Handler, Howard	$0	0	%(2)

(1)	Mr. Schulman’s mid-term target was calculated as if he had accepted the base salary increase to $750,000, which would have brought his annual incentive plan target to $900,000.

(2)	Mr. Handler did not participate in the Mid-Term Incentive plan due to his planned departure from the company, effective March 31, 2008.

Towers Perrin also suggested that the awards be based on Company performance metrics that provide incentives to balance growth and profitability, and the Committee determined that the two most appropriate metrics to meet this objective would be EBITDA and Service Revenue. The 2008 maximum and threshold levels for EBITDA are set within a 25% deviation of the targeted level in the Company’s Board of Directors-approved business plan. The maximum and threshold levels for Net Service Revenue are set within a 15% variation of the targeted level. For purposes of the Mid-Term Incentive Plan, midpoint targets for the year ended December 31,

2008 were set at $122.0 million for Adjusted EBITDA and $1.25 billion for Service Revenue. These targets are used by the Committee for compensation purposes only and should not be used for any other purpose. Based on our experience and assessment of current market conditions, we believe that these targets for our named executive officers are reasonable, although neither automatically nor easily achieved. Each executive’s mid-term incentive target and corresponding payout are based on 2008 EBITDA and Service Revenue results, and an executive would be eligible to receive half of the payout in February 2009 and half in August 2009.

The Committee intends to renew this plan for the performance year 2009, with any payout under the plan in 2010; however, the Committee in its sole discretion reserves the right to terminate or amend any part of the mid-term plan.

Equity-Based Incentives

In 2007, the Company provided equity-based incentives in the form of restricted stock, restricted stock units and non-qualified stock options to executive officers. The Company relies on a mix of equity-based incentives to promote stockholder growth and to align the interests of stockholders and executive officers. The Committee considered individual performance, executive retention, market data targeting the 62.5 percentile of peer companies, the unvested and outstanding equity position of each executive and other factors to determine the size and types of awards for each executive officer.

Grants to the CEO. Effective February 14, 2007, in accordance with the then-terms of the Mr. Schulman’s employment contract, Mr. Schulman was granted 85,358 restricted shares (with 100% of such restricted shares vesting on August 1, 2009, subject to Mr. Schulman’s continued employment through such date). The restricted shares are subject to accelerated vesting in the event certain performance targets are met as follows:

•

2006 Acceleration Opportunity. 30% of the restricted shares would have become vested if our 2006 performance conditions were met. The 2006 performance condition was not met and all restricted shares remain unvested at this time.

•

2007 Acceleration Opportunity. 45% of the restricted shares would have become vested as of December 31, 2007 if our Consolidated Adjusted EBITDA (as defined in Mr. Schulman’s employment agreement) for 2007 was at least 10% greater than our 2007 target. The 2007 performance condition was not met and all restricted shares remain unvested at this time.

•	2008 Acceleration Opportunity. 25% of the restricted shares will become vested as of December 31, 2008 if our Consolidated Adjusted EBITDA for 2008 is at least 10% greater than our 2008 target.

In May 2007, the Committee engaged in a comprehensive review of the equity position for Mr. Schulman given the importance of retaining our chief executive officer and the position of his long-term incentive portfolio, at which time 90% of the value of his long-term incentives was vested. This position was due in part to the fact that after Mr. Schulman received an initial stock option grant to purchase 1,066,973 shares, he did not receive any equity awards from 2003 through 2006. Given this equity position and the desire to retain Mr. Schulman, on May 23, 2007, the Committee awarded Mr. Schulman a further long-term incentive grant taking into account the targeted annual market value of long-term incentives to CEOs in our peer group. Mr. Schulman was granted 266,743 restricted shares, with 50% vesting on the second anniversary of the grant date and 50% vesting on the third anniversary of the grant date (in either case, subject to Mr. Schulman’s continued employment through such date).

Grants to other Executive Officers. In May 2007, each executive officer received restricted stock awards with a targeted value equal to one-half of the annual long-term incentive market data at median. The Committee used restricted stock as the form of incentive to align the interests of executives with stockholders. Historically, all grants to executive officers have been in the form of non-qualified stock options or stock appreciation rights. Since these new grants were in the form of restricted stock, these grants would give them an ownership stake in the Company. These restricted stock grants were effective May 23, 2007 with vesting of 25% per year from the date of grant. A summary of awards made to executive officers is shown in the “Grants of Plan-Based Awards” table.

2007 Omnibus Incentive Compensation Plan. In October 2007, the Committee established the 2007 Omnibus Incentive Plan (Omnibus Plan) to provide a variety of equity-based incentives that could be used as necessary to attract and retain executives. Under the plan, executive officers are eligible to receive stock options, restricted stock, performance shares, stock appreciation rights, common stock, performance units, or cash based awards as determined by the Committee. Following the initial public offering, the Omnibus Plan became the only plan under which long-term incentive awards could be granted. Grants made to executive officers prior to the initial public offering under prior plans (including the 2002 Unit Option Plan and Unit Option Agreements, the 2006 Stock Appreciation Rights Plan and 2007 Restricted Stock Unit Plan) were converted into grants under the Omnibus Plan. However, the original terms and conditions relating to these pre-IPO grants, including the provisions for vesting, termination of employment and expiration, did not change.

The second-half of the targeted long-term incentive value was granted upon the initial public offering of the Company. The Committee determined that non-qualified stock options would provide an appropriate balance to the prior grants of restricted stock in May 2007. These grants have a six-year term and will vest 25% annually based on an initial grant date of July 1, 2007. A summary of awards made to executive officers is shown in the “Grants of Plan-Based Awards” table.

In order to retain executive officers over the next two years, the Committee approved a special retention equity grant in recognition of their performance in continuing the Company’s growth in 2007 and in successfully completing the Company’s initial public offering and related transactions. The grants were made in October 2007 in restricted stock units and will vest in equal parts on the first and second anniversaries of the grant date. The target value of these awards was $450,000 for each executive officer and that value was divided by the IPO offering price of $15.00 to determine the number of restricted stock units (30,000) granted to each executive officer. A summary of awards made to executive officer is shown in the “Grants of Plan Based Awards” table.

2008-2012 Option Liquidity Facility. In the event the Company did not successfully complete an initial public offering in 2007, the Company had established a plan (“2008-2012 Option Liquidity Facility”) to provide liquidity for vested options in the event the Company met certain performance targets. Consequently, upon completion of our initial public offering in October 2007, the 2008-2012 Option Liquidity Facility was cancelled and was never utilized.

Stock Grant Policy. The Committee approves all grants for direct reports of the CEO or named executive officers, grants with a fair market value above $250,000, and grants with vesting periods of less than four years. The Committee delegates authority to the CEO to approve grants that do not meet the criteria described above, provided that (i) the maximum aggregate fair market value of grants approved by the CEO in any quarter will not exceed $1 million without review and approval by the Committee, and (ii) a summary of all grants approved by the CEO will be provided to the Committee on a quarterly basis.

The exercise price of all stock options will be equal to the fair market value of the Company’s stock on the date of the grant (determined based on the NYSE closing price of the Company’s stock on the date of the grant). Our general policy is to grant awards of stock options or restricted stock units (RSUs) annually either (i) during the trading windows established by the Company pursuant to the Policies and Procedures for Trading in Securities of the Company by Directors, Executive Officers and Access Employees or (ii) at Committee meetings held in connection with new hires or promotions. Grants made in connection with new hires or promotions will be effective on the first business day of the month directly succeeding the month of hire or promotion, with the exercise price being equal to the fair market value of the Company’s stock on the date of the grant as described above.

Compensation and Employment Agreement of the CEO

In January 2008, Mr. Schulman and the Committee entered into discussions regarding Mr. Schulman’s employment agreement. The Committee agreed that given the critical stage of the business and his contributions, it was important to review the terms of Mr. Schulman’s employment agreement well in advance of the expiration of his agreement in August 2008. The Committee also discussed the value in retaining Mr. Schulman and in providing appropriate incentives for him to increase stockholder value. The Committee believes that Mr. Schulman’s knowledge of the business and high credibility internally and externally will enable him to guide the company in achieving its business plan. Any disruption to the business at this time would provide a significant risk to the company. The Committee therefore engaged in a comprehensive review of Mr. Schulman’s employment agreement, and asked Towers Perrin for guidance on specific elements of Mr. Schulman’s employment agreement in his role as the CEO.

Together with Towers Perrin, the Committee reviewed three main areas of Mr. Schulman’s employment agreement: (1) cash compensation, (2) long-term incentives, and (3) employment termination provisions. The Committee asked Towers Perrin to comment on the market practice for each area, including a comparison of Mr. Schulman’s current pay to the market levels from the new peer group for cash and long-term incentive components of pay.

Cash Compensation. As described above, the total target cash compensation levels for all executive officers, including Mr. Schulman, have been significantly below the market. The Committee reviewed the market data showing Mr. Schulman’s total target cash compensation position at 75% of the targeted market level, using the 50th percentile of the peer group data, and recommended increasing Mr. Schulman’s base salary from $600,000 to $750,000. This increase became effective January 1, 2008; however, Mr. Schulman waived this increase in salary for 2008 on February 15, 2008. The Committee agreed in relation to the terms of the new employment agreement that it would be appropriate to use the higher base salary of $750,000 for any benefits and payments under the agreement, including severance but excluding the 2008 annual bonus.

Long-term Incentives. The Committee continues to believe that Mr. Schulman’s compensation should be more heavily weighted towards driving stockholder value and long term performance, and therefore that more of his compensation should be placed at risk through long-term incentives. As described above, the Committee was increasingly concerned about the position of Mr. Schulman’s long term incentives. Given that Mr. Schulman received an initial stock option grant that is now completely vested, he did not receive any equity grants from 2003 through 2006, and his restricted stock grants from 2007 do not provide significant unvested value compared to market levels, the Committee decided that action was necessary in the area of long-term incentives for Mr. Schulman. The Committee stressed the importance of continuing to provide an annual long-term incentive grant to Mr. Schulman to increase the value of unvested equity. Together with Towers Perrin, the Committee reviewed the annual long-term incentive market data from the peer group showing the targeted annual grant value in the range of $2.8 million at the 50th percentile to $4.6 million at the 75th percentile. The Committee discussed delivering a grant with a targeted value slightly at the 50th percentile of the market, and agreed to a targeted value of $2.8 million. This value was then divided by the opening price ($7.00 per share) on February 13, 2008, the date of the Committee meeting, to determine the number of restricted stock units (400,000) subject to the long-term incentive award.

The Committee discussed the importance of aligning Mr. Schulman’s interests with those of our stockholders and decided to establish certain performance conditions for vesting. The Committee identified “Earnings Per Share” as the appropriate metric to measure stockholder value over time, and accordingly established the vesting at one-third of the restricted stock units per year from date of grant subject to the “Earnings Per Share Performance Criteria” described below:

•	First year: One-third of the restricted stock units will vest if the threshold level of 2008 earnings per share is met; no vesting will occur if the target level is not achieved.

•	Second year: One-third of the restricted stock units will vest if the threshold level of 2009 earnings per share is met; no vesting will occur if the target level is not achieved.

•

If the threshold in the first year was not met, first year restricted stock units will vest if the cumulative earnings per share for the first and second years of the vesting period is at least equal to the cumulative threshold target.

•	Third year: One-third of the restricted stock units will vest if threshold level of 2010 earnings per share is met; no vesting if target not achieved.

•

If the thresholds in the first and/or second years of the vesting period were not reached, the first and/or second year restricted stock units will vest if the cumulative earnings per share for the first, second and third years of the vesting period is at least equal to the cumulative threshold target.

The Committee believes these goals to be aligned with the interests of stockholders and the interests of Mr. Schulman in attaining specific performance goals. Based on the Company’s experience, the Committee believes that these targets for our named executive officers are reasonable, although neither automatically nor easily achieved.

Termination of Employment. Upon reviewing the provisions for termination of employment, the Committee concluded that the terms in Mr. Schulman’s current agreement should be updated to reflect current market practice. In addition, prior provisions did not contemplate ongoing equity grants or cash incentives under the mid-term plan.

The chart on the following page summarizes the compensation and benefits to be provided in the event Mr. Schulman’s employment is terminated under certain circumstances. The Committee believes this reflects an updated view of the current market practices of the applicable peer group. Mr. Schulman will be entitled to receive the following compensation and benefits upon termination of employment for the reasons set forth below, after determining that he has complied with the non-compete and confidentiality terms of his employment agreement.

	Termination without Cause or for Good Reason, or Termination Due to Death or Disability(1) (No Change in Control)		Termination without Cause or for Good Reason, or Termination Due to Death or Disability(1) (Change in Control)
Compensation Item	Prior Agreement	Agreement Effective January 1, 2008	Prior Agreement	Agreement Effective January 1, 2008
Cash Payment	One-times annual base salary and target bonus.	Two times annual base salary and target bonus.	One-times annual base salary and target bonus.	Two times annual base salary and target bonus.

Annual Bonus	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).	No change.	Pro-rata payment based on number of months of performance cycle.	No change.

Mid-Term Cash Plan	Not Applicable.	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).	Not Applicable.	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).

Vested Equity (including Stock Options)	6 months to exercise vested options.	24 months to exercise vested options subject to non-compete and claw-back provisions.	6 months to exercise vested options.	24 months to exercise vested options subject to non-compete and claw-back provisions.

Unvested Equity (including Stock Options, Restricted Stock or Restricted Stock Units)	Options: Accelerated vesting of the portion that would have vested within 12 months following the date of termination.	Accelerated vesting of all equity grants from May 2007 onwards using 12-month look ahead ratable monthly vesting (as calculated from date of grant to date of termination).	100% accelerated vesting of all outstanding equity grants upon date of termination.	100% accelerated vesting of all equity grants from May 2007 onwards upon either six month anniversary of Change in Control (if Mr. Schulman is still employed by the Company on such date) or the date of termination of employment without cause or for Good Reason, or termination due to death or disability, if such termination occurs within 6 months prior to, or 6 months following, a Change in Control.

(1)	The specific definitions of “good reason”, “cause” and “change in control” can be found in Mr. Schulman’s employment agreement, filed as exhibit 10.19 to our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 17, 2008.

In addition to the termination provisions described in the table on the preceding page, the agreement provides for a scenario in which the Board of Directors and Mr. Schulman mutually agree upon a succession plan (a mutually agreed-upon plan being adopted in good faith by two-thirds of the Board of Directors, excluding any employee directors, and consented to in writing by Mr. Schulman). There would be mutual agreement on a specific date for succession and implementation of a transition plan to ensure the full readiness and preparation of any incoming chief executive officer prior to Mr. Schulman’s departure. The Committee agreed that it would be necessary to provide incentives for Mr. Schulman to remain with the company during any such transition period and approved (1) a one-time cash payment of one times base salary and bonus (using the greater of $750,000, or base salary in place at the time of termination), (2) 100% accelerated vesting of all outstanding unvested equity grants from May 2007 onward upon date of termination, and (3) 24 months to exercise vested options, subject to non-compete and claw-back provisions, each in the event Mr. Schulman’s employment with us terminates in keeping with the terms of the Board of Directors-approved succession plan.

Tax Treatment under Section 280G of the Internal Revenue Code. Pursuant to Mr. Schulman’s employment agreement, in the event that payments and/or benefits Mr. Schulman receives as compensation in the event of a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code or to any interest or penalties related to the excise tax, we will pay a “Gross-Up Payment” equal to the lesser of (1) $5,000,000 or (2) the amount necessary to ensure that, after payment by the Mr. Schulman of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), he will retain payments equal to the excise tax imposed.

Other Executive Agreements

Effective July 3, 2007, Messrs. Marchbank, Feehan, Handler, Lurie and Messenger each entered into three-year employment agreements with Virgin Mobile USA, LLC, each of which have substantially the same terms and provisions (with variations related to each executive’s current base salary and position). Under these agreements, the current base salaries for these executives may not be reduced and the Committee will have full discretion over any future base salary increases.

In the event of termination of employment by the Company without cause or the executive’s resignation for good reason, the executive will be entitled to receive the following compensation and benefits (after determining that the executive has complied with the restrictive covenant terms of the employment agreement):

•	Cash payment equal to annual base salary;

•

Payment of 80% of any annual bonus and any remaining amounts payable under the debt bonus plan that would have been earned by the executive during the twelve months following the date of his termination of employment (calculated at target level performance); if any such termination occurs within twelve months of a change in control, the payment will equal 100% of the target annual bonus or debt bonus plan amount;

•	Payment of a pro rata portion of the actual bonus that the executive would have been entitled to receive for the year of termination; and

•

Accelerated vesting of any equity awards that otherwise would have become vested during the twelve-month period following the date of termination of employment; in the case of such a termination occurring within twelve months following a change of control, then 100% of the executive’s outstanding equity awards will become immediately vested.

For the purposes of each employment agreement, “cause” for termination includes: (1) willful misconduct or gross negligence with regard to us; (2) failure to follow direction of the Board of Directors or the chief executive officer within five business days after written notice by the Board of Directors or the chief executive officer that failure to follow such direction shall be grounds for termination; (3) failure to attempt in good faith to perform the executive’s duties (other than a result of incapacity due to physical or mental illness) within ten days after delivery of written demand for substantial performance by the Board of Directors; (4) conviction of or plea of guilty or no contest to a misdemeanor involving fraud or theft or a felony; or (5) breach of the restrictive covenant provisions applicable to the executive which is not cured within fifteen business days after receipt of written notice.

Each of the employment agreements for Messrs. Marchbank, Feehan, Handler and Messenger defines “good reason” to include (1) any material adverse diminution in the executive’s duties or responsibilities such that they are materially inconsistent with the executive’s position; (2) failure of the company to pay compensation timely; and (3) the operating agreement being modified without the executive’s consent in a manner that materially adversely affects the executive’s duties, authority or other interests. In no case shall an event constitute “good reason” for resignation if we cure the event within 30 days after receipt of written notice of the event from the executive.

We will not provide tax “gross up” payments to these executives in the event the executive incurs a “golden parachute” excise tax under Section 280G of the Internal Revenue Code. However, the agreements provide that the payment of any potential “parachute payments” to the executive will be limited to 2.99 times the executive’s base amount as defined under Section 280G, unless the executive would otherwise be entitled to receive and retain, on a net after tax basis, a greater amount of total compensation without the imposition of the limitation on payments.

Additional Compensation Matters

Perquisites. Executive officers receive supplemental long-term disability insurance to cover up to 60% of base salary in the event of a disability that extends beyond six months. We pay disability policy premiums on executives’ behalf, and provide a gross-up to cover the tax associated with such premium payments. In 2007, we also offered a financial counseling benefit to executive officers.

401(k) Plan. We sponsor a defined contribution savings plan, or 401(k) Plan, whereby eligible employees may elect to contribute up to 100% of their compensation up to the annual limits established under Section 402(g) of the Internal Revenue Code (the “Code”) ($15,500 in 2007). We match 50% of employee contributions up to 6% of annual pay for employees who accrue 520 working hours within the plan year and who are employed by us on the last day of the plan year.

Tax Treatment under Section 409A of the Internal Revenue Code. Section 409A of the Code sets forth specific requirements pertaining to nonqualified deferred compensation arrangements. Deferred compensation arrangements that do not meet these requirements are generally taxable to the employee (or other service provider), and are also generally subject to a 20% penalty tax plus interest, payable by the employee. We have structured our executive compensation programs in a manner that is intended to meet the requirements of Code Section 409A.

Employee Responsibilities Agreement. All employees, including executive officers, are subject to an Employment Responsibilities Agreement regarding Confidentiality, Inventions, Competition, and Solicitation (Employment Responsibilities Agreement).

Pursuant to the Employment Responsibilities Agreement, all employees agree not to disclose or make use of any confidential information, knowledge, or data of ours, except for our benefit. Employees must agree that all intellectual property and inventions—broadly defined to include, among other things, ideas, software program codes, procedural diagrams, documentation manuals, techniques, discoveries, and innovations—with which they are involved belong exclusively to us.

Employees further agree that, for one year following the termination of their employment with us, they will not solicit then-current employees to leave their employment or otherwise diminish their relationships with us. In addition, employees agree that, for a period of one year following the termination of their employment, they will not engage in competition with us without the prior written consent of the chief executive officer. “Competition” is defined as participation, as an individual, a stockholder with an ownership interest in excess of 1%, employee, officer, director, investor, consultant, or otherwise, in any wireless phone business (which means any business that offers or enables a wireless mobile real-time voice service) that relates to (1) the United States youth market, or (2) the United States prepaid market. Violations of either of these provisions will result in the immediate expiration and forfeiture of any outstanding options or other equity-based awards, including stock appreciation rights, whether vested or not.

The Employment Responsibilities Agreement applies somewhat differently to employees who reside in California. Specifically, pursuant to California Labor Code § 2870, such employees retain certain rights to inventions they develop entirely on their own time, without use of our equipment, supplies, facilities, or trade secret information. With respect to post-termination competition, employees residing in California are prohibited only from engaging in competition that would call upon them to reveal or use our confidential information.

Summary of Compensation

The following tables set forth the compensation earned by the named executive officers for the services rendered to the Company for the years ended December 31, 2007 and December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)		Total ($)
Daniel H. Schulman Chief Executive Officer	2007	592,033	676,800	2,756,865	0	612,567	20,525	(5)	4,658,790
	2006	502,783	605,280	0	0	651,667	11,555	(6)	1,771,285

John D. Feehan Jr Chief Financial Officer	2007	296,667	169,200	79,912	86,065	17,625	97,761	(7)	747,229
	2006	239,561	97,153	0	56,732	18,750	9,049	(8)	421,245

Jonathan H. Marchbank Chief Operating Officer	2007	362,833	256,620	79,912	390,954	—	13,063	(9)	1,103,382
	2006	287,853	262,500	0	250,344	—	75,081	(10)	875,778

Howard Handler Chief Marketing Officer	2007	311,000	219,960	73,958	82,426	146,483	11,239	(11)	845,066
	2006	299,667	225,000	0	48,639	155,833	9,974	(12)	739,113

David R.J. Messenger	2007	275,083	142,692	75,447	221,537	—	73,180	(13)	787,940
Chief Administrative & Corporate Development Officer	2006	264,167	119,250	0	212,642	—	189,046	(14)	785,105

Peter Lurie General Counsel	2007	262,083	137,005	79,912	239,628	—	20,202	(15)	738,830
	2006	228,750	103,500	0	179,195	—	8,982	(16)	520,427

(1)	Annual bonus awards were based on company performance. Payments under the 2007 Annual Incentive Plan resulted in a payout at 94% of target for all executive officers. Payments under the Company’s 2006 Annual Incentive Plan resulted in a payout at 100% of target for all executive officers.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for 2007, in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R), of restricted stock or restricted stock unit awards issued pursuant to the 2007 Omnibus Incentive Plan or the 2007 Restricted Stock Unit Plan. For restricted stock or restricted stock unit awards, fair value is calculated using the closing price on the grant date. The amounts shown disregard forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our executive officers during 2007. See the “Grant of Plan-Based Awards” table for information on awards made during 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers. There was no stock expense recorded for any executive officer of the Company in 2006.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for 2007 and 2006, in accordance with FAS 123(R) of stock option awards issued pursuant to the 2007 Omnibus Incentive Plan and predecessor stock option plans and thus includes amounts from outstanding stock option awards granted during and prior to the fiscal years shown. Assumptions used in the calculation of these amounts are included in the notes to Virgin Mobile’s audited consolidated financial statements for 2007 and 2006 as included in Virgin Mobile’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2007. The amounts shown disregard forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our executive officers during 2007 or 2006. See the “Grant of Plan-Based Awards” table for information on awards made during 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers.

(4)	Represents payment under the Debt Bonus Plan at 94% of target for 2007 and at 100% of target for 2006.

(5)	Represents $8,335 for the value of financial counseling benefits provided during 2007 and $12,190 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums.

(6)	Represents $11,555 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums.

(7)	Represents $2,011 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, $10,000 for the value of financial counseling benefits provided during 2007 and $78,000 paid as a retention bonus to Mr. Feehan on February 28, 2007. The retention bonus was provided as an incentive for Mr. Feehan to stay with the Company until the new Chief Financial Officer was named.

(8)	Represents $1,549 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums, and $7,500 for the annual matching contribution to the 401(k) savings plan.

(9)	Represents $3,063 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums and $10,000 for the value of financial counseling benefits provided during 2007.

(10)	Represents $75,027 reimbursed to Mr. Marchbank for his relocation expenses and $54 for the value of life insurance premiums paid by the Company.

(11)	Represents $3,489 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums and $7,750 for the annual matching contribution to the 401(k) savings plan.

(12)	Represents $2,474 for the value of disability and life insurance premiums paid by the Company and tax gross for the value of the premiums, and $7,500 for the annual matching contribution to the 401(k) savings plan.

(13)	Represents $2,930 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, $10,000 for the value of financial counseling benefits provided during 2007 and $52,500 in reimbursements to cover the cost of relocation.

(14)	Represents $2,249 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums, $7,500 for the annual matching contribution to the 401(k) savings plan, $50,000 paid as sign on bonus per the employment agreement with Mr. Messenger, and $129,297 reimbursed to cover the cost of relocation.

(15)	Represents $2,452 for the value of disability and life insurance premiums paid by the Company and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, and $10,000 for the value of financial counseling benefits provided during 2007.

(16)	Represents $1,882 for the value of disability and life insurance premiums paid by the Company and tax gross for the value of the premiums, and $7,100 for the annual matching contribution to the 401(k) savings plan.

The following table provides information on stock options, restricted stock and restricted stock units granted in the year ended December 31, 2007 to each of Virgin Mobile’s Executive Officers. The amounts of these awards that were expensed during the year ended December 31, 2007 are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards							Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: number of shares of stock or units (#)(5)		All other option awards: number of securities underlying option (#)		Exercise or Base Price of Option Awards ($ per Share)	Closing Market Price on Date of Grant ($ per Unit)	Grant Date Fair Value of Stock Option Awards ($)
Name	Grant Date	Thres- hold		Target		Maximum		Thres- hold	Target	Maxi- mum
Daniel H. Schulman	2/14/2007	$360,000	(1)	$720,000	(1)	$1,080,000	(1)	—	—	—	85,358	(3)	—		—	—	2,075,907
	5/23/2007	$325,834	(2)	$651,667	(2)	$977,501	(2)	—	—	—	266,743	(4)	—		—	—	7,423,458
																	—
John D. Feehan Jr.	5/23/2007	$90,000	(1)	$180,000	(1)	$270,000	(1)	—	—	—	10,243	(5)	—			—	285,063
	10/10/2007	$9,375	(2)	$18,750	(2)	$28,125	(2)						38,889	(7)	$15.00	—	260,556
	10/10/2007										30,000	(6)	—			—	450,000

Jonathan H, Marchbank(5)	5/23/2007	$136,500	(1)	$273,000	(1)	$409,500	(1)	—	—	—	10,243	(5)	—			—	285,063
	10/10/2007	—	(2)	—	(2)	—	(2)						44,963	(7)	$15.00		301,252
	10/10/2007										30,000	(6)					450,000
																	—
David R.I. Messenger	5/23/2007	$75,900	(1)	$151,800	(1)	$227,700	(1)	—	—	—	8,963	(5)	—			—	249,440
	10/10/2007	—	(2)	—	(2)	—	(2)						35,778	(7)	$15.00		239,713
	10/10/2007										30,000	(6)					450,000
																	—
Howard Handler	5/23/2007	$117,000	(1)	$234,000	(1)	$351,000	(1)	—	—	—	8,536	(5)				—	237,557
	10/10/2007	$77,917	(2)	$155,833	(2)	$233,750	(2)						40,444	(7)	$15.00		270,975
	10/10/2007										30,000	(6)					450,000
																	—
Peter Lurie	5/23/2007	$72,875	(1)	$145,750	(1)	$218,625	(1)	—	—	—	10,243	(5)				—	285,063
	10/10/2007	—	(2)	—	(2)	—	(2)						36,574	(7)	$15.00		245,046
	10/10/2007										30,000	(6)					450,000

(1)	Represents estimated payouts under our Annual Incentive Plan as described under “Compensation Discussion and Analysis—Variable Cash Compensation Plans.” The actual payments from these awards are included in the “Bonus” column in the Summary Compensation Table above.

(2)	Represents estimated payouts under the Debt Bonus Plan as described under “Compensation Discussion and Analysis—Variable Cash Compensation Plans.” The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(3)	This restricted stock grant was made in accordance with Mr. Schulman’s employment agreement. These shares will vest 100% on August 8, 2009, or sooner in the event certain performance conditions are met as described under “Compensation Discussion and Analysis—Compensation and Employment Agreement of the CEO.”

(4)	This restricted stock award was granted under the 2007 Restricted Stock Unit Plan. These shares will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(5)	Grants made on May 23, 2007 under the 2007 Restricted Stock Unit Plan were part of the 2007 annual grant process as described under “Compensation Discussion and Analysis—Equity-Based Incentives.” These restricted stock awards vest 25% per year on the first through fourth anniversaries of the date of grant.

(6)	These restricted stock units awards were granted on October 10, 2007 under the 2007 Omnibus Incentive Compensation Plan in connection with the initial public offering of the company. These units vest in 50% per year on the first and second anniversaries of the date of grant and are settled in shares on the vesting date.

(7)	These stock option awards were granted on October 10, 2007 under the 2007 Omnibus Incentive Compensation Plan. These grants were part of the 2007 annual grant process as described under “Compensation Discussion and Analysis—Equity-Based Incentives.” These options will vest 25% per year on the first through fourth anniversaries of the vesting date of July 1, 2007. These options have a maximum term of six years subject to earlier termination upon cessation of service to Virgin Mobile.

The following table shows the number of Virgin Mobile common shares covered by exercisable and unexercisable stock options and the number of Virgin Mobile unvested restricted stock units and restricted shares held by Virgin Mobile’s Executive Officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(17)					Stock Awards(17)
	Number of Securities Underlying Unexercised Options (Vested and Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unvested and Unexercisable) (#)	Option Grant Price	Option Expiration Date		Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Share or Units of Stock that Have not Vested ($)
Daniel H. Schulman	1,066,973	—	$8.79	9/27/2012	(1)	85,358	(11)	$758,833
						266,743	(14)	$2,371,345
John D. Feehan Jr.	32,009	—	$14.64	8/6/2012	(2)	10,243	(13)	$91,060
	4,268	4,268	$17.45	7/1/2015	(3)	30,000	(16)
	4,268	12,804	$17.45	6/1/2012	(4)
	6,402	19,205	$19.95	8/8/2012	(5)
	2,454	7,362	$19.95	12/18/2012	(6)
	—	38,889	$15.00	10/10/2013	(7)
Jonathan H. Marchbank	—	149,376	$17.45	31/7/2016	(8)	10,243	(15)	$91,060
	—	44,963	$15.00	10/10/2013	(7)	30,000	(16)	$266,700
David R.J. Messenger	21,340	21,340	$17.45	7/11/2015	(9)	8,963	(15)	$79,681
	12,804	38,411	$17.45	6/1/2012	(4)	30,000	(16)	$266,700
	—	35,778	$15.00	10/10/2013	(7)
Howard Handler	170,716	—	$14.64	1/6/2013	(10)	8,536	(15)	$75,885
	5,335	5,335	$17.45	7/1/2015	(3)	30,000	(16)	$266,700
	5,335	16,004	$17.45	6/1/2012	(4)
	—	40,444	$15.00	10/10/2013	(7)
Peter Lurie	57,617	—	$10.98	9/3/2012	(11)	10,243	(15)	$91,060
	20,806	6,935	$17.45	1/13/2015	(12)	30,000	(16)	$266,700
	6,402	6,402	$17.45	7/1/2015	(3)
	6,402	19,205	$17.45	6/1/2012	(4)
	—	36,574	$15.00	10/10/2013	(7)

(1)	Granted on September 27, 2002 and became fully vested on September 27, 2005.

(2)	Granted on August 6, 2002 and became fully vested on January 7, 2006.

(3)	Granted on July 1, 2005; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the date of grant.

(4)	Granted on June 1, 2006; vests 25% on each of the first through fourth anniversaries of the grant date.

(5)	Granted on August 8, 2006; vests 25% on each of the first through fourth anniversaries of the vesting date of August 8, 2006.

(6)	Granted on December 18, 2006; vests 25% on each of the first through fourth anniversaries of the vesting date of August 8, 2006.

(7)	Granted on October 10, 2007; vests 25% on each of the first through fourth anniversaries of the vesting date of July 1, 2007.

(8)	Granted on March 17, 2006; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the vesting date of March 5, 2006.

(9)	Granted on July 11, 2005; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the date of grant.

(10)	Granted on January 6, 2003 and became fully vested on January 6, 2007.

(11)	Granted on September 3, 2002 and became fully vested on July 1, 2004.

(12)	Granted on January 13, 2005; vests 25% per year on each of the first through fourth anniversaries of the vesting date of August 3, 2004.

(13)	Granted on February 14, 2007 in accordance with Mr. Schulman’s employment agreement. These shares will vest 100% on August 8, 2009, or sooner in the event certain performance conditions are met as described under “Compensation Discussion and Analysis—Compensation and Employment Agreement of the CEO.”

(14)	Granted on May 24, 2007; vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(15)	Granted on May 23, 2007; vests 25% per year on each of the first through fourth anniversaries of the date of grant.

(16)	Granted on October 10, 2007; vests 50% on each of the first and second anniversary of the date of grant.

(17)	Outstanding shares and corresponding grant prices were adjusted to show their corresponding values in the new corporate structure. The conversion was completed upon the actual valuation as determined on October 10, 2007 through the initial public offering of the company. A conversion ratio of 426.789 of units to shares was used to determine the adjustments to the number of units and corresponding grant prices.

None of the executive officers exercised any stock options or had any vesting of restricted stock or restricted stock units during 2007, and therefore we have no realized value to report.

The following table is a summary of the potential value of compensation and benefits delivered to our executive officers in the event of termination of employment under the circumstances described below.

	Termination without Cause or for Good Reason, or Termination Due to Death or Disability as of December 31, 2007							Termination due to Change of Control as of December 31, 2007
Name and Principal Position	Cash Severance Amount ($)	2007 Annual and Debt bonus payout at target level	Intrinsic Value of Accelerated Stock Options ($) (4)	Intrinsic Value of Accelerated Restricted Stock or RSUs ($)(15)		Total Value ($)	Cash Severance Amount ($)	2007 Annual and Debt bonus payout at target level	Intrinsic Value of Accelerated Stock Options ($) ($)(4)	Intrinsic Value of Accelerated Restricted Stock or RSUs ($)(15)		Estimated Tax Gross Up ($)(19)	Total Value ($)
Schulman, Daniel (Contract in effect 12/31/2007)(1)	1,320,000	1,371,667	0	1,351,668	(5)	4,043,335	1,320,000	1,371,667	0	3,130,178	(10)		5,821,845

Schulman, Daniel (Contract effective 3/13/2008)(2)	2,640,000	1,371,667	0	1,820,672	(6)	5,832,339	2,640,000	1,371,667	0	3,130,178	(10)	1,516,785	8,658,629

Feehan Jr., John	444,000	198,750	0	156,115	(7)	798,865	444,000	198,750	0	357,760	(11)	0	1,000,510
Marchbank, Jonathan H.	582,400	273,000	0	156,115	(7)	1,011,515	582,400	273,000	0	357,760	(11)	0	1,213,160
Handler, Howard	499,200	389,833	0	152,321	(8)	1,041,354	499,200	389,833	0	342,585	(12)	0	1,231,618
Messenger, David R. J.	397,440	151,800	0	153,270	(9)	702,510	397,440	151,800	0	346,381	(13)	0	895,621
Lurie, Peter	381,600	145,750	0	156,115	(7)	683,465	381,600	145,750	0	357,760	(11)	0	885,110

(1)	The amounts shown represent Mr. Schulman’s actual contract in effect as of December 31, 2007.

(2)	Although Mr. Schulman’s new contract became effective March 13, 2008, the Company is providing this information to show the financial impact of changes to his agreement. The base salary and bonus target assumptions reflect Mr. Schulman’s base salary of $600,000 and bonus target of 120%, both of which were in effect as of December 31, 2007.

(3)	Represents the 2007 annual bonus amount at target level for all executive officers, and the debt bonus amount at target level for Mr. Schulman, Mr. Feehan and Mr. Marchbank.

(4)	Mr. Schulman’s stock option grant is completely vested and there would be no accelerated vesting of options upon termination of employment. Although there would be accelerated vesting of stock options for Mr. Feehan, Mr. Marchbank, Mr. Handler, Mr. Messenger and Mr. Lurie upon termination of employment, these stock options would have no intrinsic value at the share price of $8.89.

(5)	Represents the intrinsic value of 3 years of accelerated vesting of 64,019 shares from the February 14, 2007 grant of 85,358 shares and 1 year of accelerated vesting of 88,025 shares from the May 23, 2007 grant of 266,743 shares.

(6)	Represents the intrinsic value of 3 years of accelerated vesting of 64,019 shares from the February 14, 2007 grant of 85,358 shares and 1.6 years of accelerated vesting of 140,781 shares from the May 23, 2007 grant of 266,743 shares.

(7)	Represents the intrinsic value of one year of accelerated vesting of 2,561 shares from the May 23, 2007 grant of 10,243 shares and 15,000 shares from the October 10, 2007 grant of 30,000 shares.

(8)	Represents the intrinsic value of one year of accelerated vesting of 2,134 shares from the May 23, 2007 grant of 8,536 shares and 15,000 shares from the October 10, 2007 grant of 30,000 shares.

(9)	Represents the intrinsic value of one year of accelerated vesting of 2,241 shares from the May 23, 2007 grant of 8,963 shares and 15,000 shares from the October 10, 2007 grant of 30,000 shares.

(10)	Represents the intrinsic value of the full accelerated vesting for 85,358 shares from the February 14, 2007 grant and 266,743 shares from the May 23, 2007 grant.

(11)	Represents the intrinsic value of the full accelerated vesting for 10,243 shares from the May 23, 2007 grant and 30,000 shares from the October 10, 2007 grant.

(12)	Represents the intrinsic value of the full accelerated vesting for 8,536 shares from the May 23, 2007 grant and 30,000 shares from the October 10, 2007 grant.

(13)	Represents the intrinsic value of the full accelerated vesting for 8,963 shares from the May 23, 2007 grant and 30,000 shares from the October 10, 2007 grant.

(14)	Under Mr Schulman’s contract in effect as of 12/31/07, the total estimated value of payments upon Change of Control would not be considered excess payments as defined under section 280G of the Code. However, the total estimated value of payments based on his contract in effect as of March 2008 would be considered excess payments and would trigger an excise tax liability. Under the terms of Mr. Schulman’s employment agreement, the Company has agreed to provide a gross-up payment to cover the cost of excise tax up to a maximum of $5 million.

(15)	The intrinsic value is calculated by multiplying the number of accelerated shares by the closing price of Virgin Mobile USA stock on December 31, 2007 of $8.89 per share.

November 2008 Grants

As reported in the Company’s Current Report on Form 8-K filed on November 14, 2008, on November 12, 2008, the Committee approved awards to the following named executive officers, effective immediately, as components of their annual long term incentive packages for the year 2009: Mr. Schulman; Mr. Marchbank; Mr. Messenger; Mr. Lurie; and Marie Gilhuley, Vice President, Finance. In determining award amounts, the Committee applied the same methodology previously described in the Company’s proxy statement for the Company’s 2008 annual meeting, as filed with the Securities Exchange Commission on April 1, 2008. Based on this methodology, the total value of these awards for 2009 granted by the Committee (including both cash and equity compensation) was between the 25th and 50th percentile of the value of annual grants for these roles at companies in the Company’s peer groups.

Each of the foregoing officers received a grant of restricted stock units (“RSUs”) pursuant to the Omnibus Plan. Each such grant was awarded subject to approval by the Company’s stockholders of the issuance of additional shares of authorized but unissued and unreserved shares of the Company’s Class A common stock reserved for issuance under the Omnibus Plan. One third of each RSU grant will vest on each of the following dates: January 1, 2010, January 1, 2011 and January 1, 2012. RSU grants were awarded in the following amounts: Mr. Schulman, 900,000; Mr. Marchbank, 400,000; Mr. Messenger, 400,000; Mr. Lurie, 400,000; Ms. Gilhuley, 75,000.

The Committee established target cash awards for each officer, pursuant to the Company’s Mid-Term Bonus Plan, subject to the Company’s performance against targets for Net Service Revenue and EBITDA in the year ended December 31, 2009. Actual cash payouts, which will be determined based on the Company’s performance, will be made to each award recipient in the following percentages, as of the following dates: 30% of actual cash payout on February 28, 2010; 30% of actual cash payout on August 31, 2010; and 40% of actual cash payout on February 28, 2011. Target cash awards were granted in the following amounts: Mr. Schulman, $1,100,000; Mr. Marchbank, $800,000; Mr. Messenger, $750,000; Mr. Lurie, $525,000; Ms. Gilhuley, $120,000.

Mr. Schulman was awarded 900,000 options to purchase shares of the Company’s Class A common stock, pursuant to the Omnibus Plan, with one third of the award vesting on each of January 1, 2010, January 1, 2011 and January 1, 2012, respectively.

The Company intends to provide additional information regarding the compensation awarded to its named executive officers for the year ended December 31, 2008 in the proxy statement for the Company’s 2009 annual meeting.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below with the Company’s management. Based on this review, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Kenneth T. Stevens, Chairman

L. Kevin Cox

Robert Samuelson

DIRECTOR COMPENSATION

Compensation for our non-employee directors became effective upon the initial public offering of the Company in October 2007. In 2007, each non-employee director was paid one-quarter of the annual retainer and other committee fees, and each received an annual long-term incentive grant of restricted stock units as described below.

Name	Fees earned or paid in cash		Stock Awards(6)	Total
Brandon-Farrow, Frances	$12,500	(1)	$4,490	$16,990
Cox, L. Kevin	$13,750	(2)	$4,490	$18,240
Lynn, Douglas B.	$0	(3)	$0	$0
Poole, Mark	$12,500	(1)	$4,490	$16,990
Ryder, Thomas O.	$22,500	(4)	$4,490	$26,990
Samuelson, Robert W.	$12,500	(1)	$4,490	$16,990
Stevens, Kenneth T.	$15,000	(5)	$4,490	$19,490

(1)	Represents payment for one quarter of the annual retainer fees ($50,000).

(2)	Represents payment for one quarter of the annual retainer fees ($50,000) and one quarter of annual audit committee fees ($5,000).

(3)	Mr. Lynn waived his right to receive any compensation for his services as director.

(4)	Represents payment for one quarter of the annual retainer fees ($50,000), one quarter of annual non-executive chair fees ($30,000) and one quarter of annual audit committee chair fees ($10,000).

(5)	Represents payment for one quarter of the annual retainer fees ($50,000), one quarter of annual Committee chair fees ($5,000) and one quarter of annual audit committee fees ($5,000).

(6)	Each non-employee director received an annual grant of 5,333 restricted stock units in October 2007 at the IPO offering price of $15.00 per share, with the exception of Mr. Lynn, who waived his right to receive an annual grant. The estimated fair value of each grant as calculated on the grant date is $80,000. The units will vest in four 25% increments on October 10, 2008, October 10, 2009, October 10, 2010 and October 10, 2011. Mr. Ryder received an additional 2,667 restricted stock units granted on January 18, 2008. This additional grant was made to reflect the responsibilities of Mr. Ryder as the non-executive chairman of the Board. There was no expense recorded for this grant in 2007.

In 2007, each non-employee director was paid a base annual retainer of $50,000. The chair of the audit committee received an additional annual retainer of $10,000 and each other member of the audit committee received an additional annual retainer of $5,000. The chair of the Committee received an additional annual retainer of $5,000. All such payments were prorated to reflect commencement of service to the Company starting in October 2007. In addition, each non-employee director received a grant of restricted stock units based upon our Class A common stock with a market value of $80,000 on the grant date. Mr. Lynn declined compensation for his services as director in 2007.

On January 10, 2008, the Committee approved an increase in compensation for Thomas Ryder, who serves as non-executive Chairman of our Board of Directors. Retroactively effective as of October 10, 2007, in addition to standard director compensation, Mr. Ryder received an annual cash retainer of $30,000 and an incremental grant of restricted stock units with a market value of $40,000 on the date of grant. The restricted stock units were granted on January 11, 2008, with a vesting start date of October 10, 2007. The restricted stock units will vest in 25% annual increments on each anniversary of the vesting start date.

Going forward, on an annual basis, each non-employee director will be paid a base annual retainer of $50,000. The chair of the audit committee will receive an additional annual retainer of $10,000 and each other member of the audit committee will receive an additional annual retainer of $5,000. The chair of the Committee will receive an additional annual retainer of $5,000. The non-executive chairman of the Board of Directors will receive an additional annual retainer of $30,000. In addition, each non-employee director will receive an annual grant of restricted stock units based upon our Class A common stock. Each grant will vest 25% per year from the date of grant. The value of each grant is set at a fair market value on the grant date of $80,000, with the exception that an additional grant of $40,000 will be provided to the non-executive chairman of the Board of Directors. Mr. Lynn has waived his right to receive any cash or equity compensation for his services.

The Committee engaged the services of Towers Perrin in establishing the appropriate cash and equity compensation levels for our non-employee directors. Towers Perrin provided market data from two peer groups (40 general industry companies with annual revenues of between $1 and $3 billion and 20 additional newly public companies). Based on this data, we believe the average (median) total value (including both cash and equity compensation) of annual targeted non-employee director compensation provided by the companies in the peer groups is $130,000. The committee reviewed this information and, upon determining that director compensation should be designed to provide strong incentives to administer our business consistently with stockholder interests, concluded that the equity portion of non-employee director compensation should be greater than the cash portion.

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our Board of Directors or committees but do not intend to pay directors meeting attendance fees. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

In addition to the payments described above, we allow voluntary deferral by our non-employee directors of up to 100% of the cash retainer and committee fees to a future date elected by the director. The deferred retainer and fees will be deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account. No director elected to defer compensation in 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no interlocking relationships between any member of our Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under federal securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Class A common stock, Class B common stock and Class C common stock of the Company beneficially owned by (1) holders of more than 5% of any class of common stock of the Company, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

Unless otherwise specified, all information is as of December 31, 2008. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to options or conversion rights that are exercisable within 60 days, including partnership units in the Operating Partnership and shares of Class C common stock, since they are convertible into shares of our Class A common stock at any time. For purposes of the following table, beneficial ownership does not reflect Series A Preferred Stock. Other than as set forth in the table below, there are no persons known to the Company to be the beneficial owners of shares representing more than 5% of either the Company’s Class A common stock, Class B common stock or Class C common stock.

	Class A Common Stock(2)		Class B Common Stock(3)			Class C Common Stock(4)		Combined Voting Percentage
Beneficial Owners(1)	Number of Shares	Percent of Class	Number of Shares		Percent of Class	Number of Shares	Percent of Class
Jennison Associates LLC(5)	6,280,900	9.71%	—		—	—	—	7.98%
Stichting Pensioenfonds ABP(6)	4,000,000	6.18%	—		—	—	—	5.08%
Corvina Holdings Limited(7)	22,901,161	35.39%	—		—	115,061	100.0	29.94%
Sprint Ventures, Inc.(3)(8)	—	—	1	(9)	100.0	—	—	15.7%
SK Telecom USA, Inc.(10)	11,192,741	17.00%	—		—	—	—	14.3%
Daniel H. Schulman	1,519,074	2.35%	—		—	—	—	1.98%
Jonathan Marchbank	104,688	*	—		—	—	—	*
John D. Feehan Jr.	104,219	*	—		—	—	—	*
Peter Lurie	138,797	*	—		—	—	—	*
David R.J. Messenger	94,156	*	—		—	—	—	*
Marie Gilhuley	63,232	*	—		—	—	—	*
Thomas O. Ryder	41,999	*	—		—	—	—	*
Richard Chin	—	—	—		—	—	—	—
L. Kevin Cox	11,333	*	—		—	—	—	*
Douglas B. Lynn	—	—	—		—	—	—	—
Mark Poole	—	—	—		—	—	—	—
Robert Samuelson	—	—	—		—	—	—	—
Kenneth T. Stevens	12,833	*	—		—	—	—	*
Sungwon Suh	—	—	—		—	—	—	—
All Directors and executive officers as a group (15 persons)	2,197,521	3.40%	—		—	—	—	2.86%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is: c/o Virgin Mobile USA, Inc. 10 Independence Boulevard, Warren, NJ 07059.

(2)	The persons named in the table have sole voting and investment power with respect to all securities shown as beneficially owned by them. Includes the following unvested and exercisable shares with voting rights: Daniel H. Schulman (352,101), Jonathan Marchbank (7,683), John D. Feehan Jr (7,683), Peter Lurie (7,683), David R.J. Messenger (6,723), Marie Gilhuley (3,841), and all Directors and executive officers as a group (385,714).

(3)	One share of Class B common stock held by Sprint Ventures, Inc. is entitled to a number of votes that is equal to the total number of shares of Class A common stock for which Sprint Ventures’ limited partnership interest in the Operating Partnership is exchangeable. As of December 31, 2008, such limited partnership interest was exchangeable for 12,058,626 shares of Class A common stock of the of the Company.

(4)	Shares of Class C common stock are convertible at any time on a share for share basis to Class A common stock.

(5)	Based solely upon information contained in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 9, 2008. As of December 31, 2007, Jennison Associates LLC had sole voting power with respect to 6,183,400 shares, shared voting power with respect to 0 shares, sole investment power with respect to 0 shares and shared investment power with respect to 6,280,900 shares of Class A Common Stock. Address: 466 Lexington Avenue, New York, NY 10017.

(6)	Based solely upon information contained in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 1, 2008. As of December 31, 2007, Stichting Pensioenfonds ABP had sole voting power with respect to 4,000,000 shares, shared voting power with respect to 0 shares, sole investment power with respect to 4,000,000 shares and shared investment power with respect to 0 shares of Class A Common Stock. Address: Oude Lindestraat 70, Postbus 2889, 6401 Dl Heerlen, The Kingdom of the Netherlands.

(7)	As of December 31, 2008, Corvina Holdings Limited had sole voting power with respect to 0 shares, shared voting power with respect to 52,150,171 shares (including the conversion value of the Series A Preferred Stock, if approved by our stockholders), sole investment power with respect to 22,901,161 shares (not including 115,061 shares of Class C common stock) and shared investment power with respect to 0 shares of Class A common stock. As of December 31, 2008, Cortaire Limited, a wholly-owned subsidiary of Corvina, had sole voting power with respect to 0 shares of Class A common stock, shared voting power with respect to 52,150,171 shares (including the conversion value of the Series A Preferred Stock, if approved by our stockholders), sole investment power with respect to 228 shares of Class A common stock (not including 1 share of Class C common stock) and shared investment power with respect to 0 shares of Class A common stock. Please see footnote 8 below for further discussion.

Cortaire Limited (“Cortaire”) is a wholly-owned subsidiary of Corvina Holdings Limited (“Corvina”). Approximately 87% of Corvina is held directly by Virgin Group Holdings Limited (“VGHL”). The remaining 13% of Corvina is owned jointly by Gamay Holdings Limited (“Gamay”) and certain senior executives of the Virgin Group. Gamay is a wholly owned subsidiary of VGHL. VGHL is jointly owned by Sir Richard Branson, Cougar Investments Limited (“Cougar”), Plough Investments Limited (“Plough”), Deutsche Bank Trustee Services (Guernsey) Limited (“DBTSGL”) solely in its capacity as trustee for The Virgo Trust, The Libra Trust, The Jupiter Trust, The Mars Trust, The Venus Trust, The Leo Trust and The Gemini Trust (such trusts collectively referred to as the “DB Trusts”) and RBC Trustees (CI) Limited (“RBC Trustees”) solely in its capacity as trustee for The Aquarius Trust, The Aries Trust, The Capricorn Trust, The Pisces Trust and The Saturn Trust (such trusts collectively referred to as the “RBC Trusts”). The principal beneficiaries of the DB Trusts and the RBC Trusts are Sir Richard Branson and certain members of his family.

The address for Corvina, Cortaire, Gamay, VGHL and RBC Trustees is La Motte Chambers, St. Helier, Jersey, JE1 1BJ. The address for Sir Richard Branson is The Valley, Virgin Gorda, Necker Island, British Virgin Islands, D8 28036. The address for Cougar and Plough is St. Paul’s Gate, New Street, St. Helier, Jersey JE4 8ZP. The address for DBTSGL is Lefebvre Court, Lefebvre Street, St. Peter Port, Guernsey, GY1 3WT.

(8)	Based solely upon information contained in a statement on Schedule 13D filed with the Securities and Exchange Commission on September 19, 2008 and the description of Class B common stock. As of that date, Sprint Ventures, Inc. had sole voting power with respect to 0 shares, shared voting power with respect to 52,040,316 shares (including the conversion value of the Series A Preferred Stock, if approved by our stockholders), sole investment power with respect to 12,058,626 shares (based on the total number of shares of Class A common stock for which Sprint Ventures’ limited partnership interest in the Operating Partnership is exchangeable) and shared investment power with respect to 0 shares of Class A common stock. Address: 2001 Edmund Halley Drive, Reston, Virginia 20191. Please see footnote 3 above for further discussion.

The Virgin Group, Sprint Ventures, Inc. and SK Telecom may be deemed to be part of a group jointly holding beneficial ownership of 52,150,171 shares of Class A common stock (including the conversion value of the Series A Preferred Stock, if approved by our stockholders), as a result of Corvina, Cortaire, Sprint and SK Telecom being parties to a Amended and Restated Stockholders’ Agreement, dated August 22, 2008, a copy of which was filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the

Issuer with the Securities and Exchange Commission on August 28, 2008. None of the Virgin Group, Sprint nor SK Telecom, however, affirms the existence of any such group.

(9)	Represents 12,058,626 partnership units of the Operating Partnership that are exchangeable, for shares of Class A common stock on a one-for-one basis, at any time, at the option of the holders thereof, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

(10)	Based solely upon information contained in a statement on Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on December 5, 2008. As of December 5, 2008, SK Telecom had sole voting power with respect to 0 shares, shared voting power with respect to 52,044,313 shares (including the conversion value of the Series A Preferred Stock, if approved by our stockholders), sole investment power with respect to 14,133,917 shares (which includes (i) 2,941,176 shares of Class A common stock issuable upon conversion of its Series A Convertible Preferred Stock, subject to the stockholders’ approval of Proposal 2, (ii) 10,999,373 shares of Class A common stock beneficially owned by SK Telecom and (iii) 193,368 shares of Class A common stock beneficially owned by Helio, Inc. currently controlled by SK Telecom) and shared investment power with respect to 0 shares. Please see footnote 8 above for further discussion.

MARKETS AND MARKET PRICES

Shares of Virgin Mobile USA, Inc. Class A common stock are listed and traded on the NYSE under the symbol “VM.” The following table shows, for the periods indicated, the reported high and low sale prices per share on the NYSE for the Class A common stock.

Prices listed below are the high and low prices within any given day for the period, as opposed to the high opening or closing prices during the period.

	High Price	Low Price
Year Ended December 31, 2007
Fourth Quarter	$15.69	$6.45
Year Ended December 31, 2008
First Quarter	$9.42	$1.90
Second Quarter	$5.18	$2.03
Third Quarter	$3.65	$2.20
Fourth Quarter	$2.82	$0.60

On January 13, 2009, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for the Class A common stock as reported on the NYSE were $0.83 and $0.80 per share, respectively, and the closing sale price on that date was $0.80. On January 13, 2009, there were approximately 5,200 holders of record of the Class A common stock.

THE TRANSACTION

General

The Helio Acquisition and the Investments were each approved by our Board of Directors prior to the consummation of the Helio Acquisition and the Investments. No stockholder approval of the Helio Acquisition or the Investments was or is required under applicable law or under our organizational documents. The Helio Acquisition and the Investments are effective regardless of whether the stockholders approve Proposals 1, 2 and 3.

Background of the Transaction

In January 2008, representatives of SK Telecom and EarthLink contacted Dan Schulman, the Company’s Chief Executive Officer, about strategic opportunities regarding the Company and Helio. The Company and Helio entered into a confidentiality agreement on January 24, 2008 concerning a commercial relationship and possible transaction between the parties. At the ensuing regularly scheduled meeting of the Company’s Board of Directors, held February 12, 2008, David Messenger, Chief Administrative & Corporate Development Officer of the Company, discussed a proposed transaction with the Board of Directors.

On February 15, 2008, Mr. Schulman met with Sung Won Suh, Executive Vice President, Global Strategy and Investment of SK Telecom, and Sky Dayton, Chairman of the Board of Helio, at the Company’s Warren, New Jersey headquarters and discussed a possible combination transaction in greater detail. The following week, on February 21, 2008, Mr. Messenger and John Feehan, Chief Financial Officer of the Company, met with representatives of Helio and SK Telecom management in Los Angeles, California to assess Helio’s recent performance and three-year business plan, and to obtain information relating to Helio’s data services, handset development and technical platforms.

On February 29, 2008, in a meeting at Company headquarters among Messrs. Schulman, Messenger, and Peter Lurie, General Counsel of the Company, and representatives of Helio, Inc., SK Telecom and EarthLink, the parties continued discussions and entered into a new confidentiality agreement regarding a possible transaction involving each of the parties. The parties thereafter commenced their respective due diligence reviews and began negotiating the terms of a definitive purchase agreement and related agreements. Concurrently with these negotiations, executives of the respective parties continued to engage in ongoing conversations relating to data sharing by the parties. In March 2008, the Company engaged Simpson, Thacher & Bartlett LLP as its legal advisor for the transaction.

Messrs. Schulman, Feehan and Messenger met with representatives of SK Telecom, EarthLink and Helio at the annual convention of Cellular Telephone Industry Association (CTIA) in Las Vegas, Nevada held during the first week of April 2008 to discuss different proposals relating to deal structure, consideration and the potential inclusion of additional parties to the negotiations. The following week, on April 9 and 10, 2008, Company executives met with Helio and EarthLink executives in Los Angeles. Bear Stearns, as financial advisor to the Company, and Montgomery & Co., as financial advisor to Helio, SK Telecom and EarthLink, participated in the meetings, which concerned ongoing diligence efforts, the technical platforms of the respective parties, potential deal terms and future growth opportunities. On April 14, 2008, the parties met to discuss the contemplated transaction and potential retailer arrangements with representatives of one of the Company’s key retail partners.

On April 17, 2008, at a special meeting of the Company’s Board of Directors held by teleconference, Messrs. Schulman, Messenger and Lurie provided the Board of Directors with an overview of the proposed transaction. In his presentation, Mr. Schulman examined the Company’s competitive environment and position, the valuation of Helio, strategic alternatives to the transaction and integration risks. Mr. Messenger discussed the proposed transaction in detail, offering an overview of Helio’s mobile voice and data services, financial situation and operating metrics, and noting possible opportunities a business combination would offer the Company. Mr. Messenger also reviewed advantages and disadvantages of expanding the scope of the deal to include one of the Company’s retail partners and an investment fund. Mr. Lurie discussed the transaction structure and the regulatory approval process. After an involved discussion in which the members of the Board of Directors thoroughly discussed the details of the proposed transaction, valuation, strategic alternatives and integration plans and risks, the Board of Directors agreed to consider the transaction further and reconvene to discuss valuation and the possible addition of the Virgin Group, as the Company’s major stockholder, to the deal structure. On the same day, legal advisors from SK Telecom, Helio and the Company met to discuss transaction structure and the proposed purchase agreement.

On April 18, 2008, representatives of SK Telecom met in London, England with Robert Samuelson, a Director of the Company and representative of the Virgin Group, to discuss possible terms for joint investment by SK Telecom and the Virgin Group in a combined company, in addition to options relating to the Company’s corporate structure after the acquisition of Helio and investment by SK Telecom and the Virgin Group.

The Board reconvened over the weekend of April 20, 2008 and reviewed extensive business and financial modeling presented by Messrs. Schulman and Messenger. In the course of an involved discussion of the opportunities and risks presented by the proposed transaction, Mr. Schulman noted that the success of the transaction would depend, in part, on the revision of the terms of the Company’s Amended and Restated PCS Services Agreement with Sprint Nextel to allow the Company to offer postpaid services. Based on the discussions, the Board unanimously agreed to proceed with negotiations to acquire Helio, subject to an appropriate analysis of the risks posed by any transaction to the Company and its shareholders.

Representatives of SK Telecom and the Virgin Group met again in the company of their respective financial advisors on April 21 and April 22, 2008 to continue discussions, and on April 24, 2008, the Board of Directors of SK Telecom reviewed the proposed terms.

Beginning on April 25, 2008, representatives of the Company began meeting with representatives of various additional parties to discuss their possible inclusion as investors in the combined company. These discussions, which continued until the beginning of June, included representatives of the Company, Helio, the Virgin Group, SK Telecom, EarthLink, one of the Company’s retail partners and an investment fund.

On April 25, 2008, the Company contacted Deutsche Bank Securities, Inc. (“Deutsche Bank”) to discuss retaining Deutsche Bank as its new financial advisor for the transaction in light of the developments at Bear Stearns at that time. The Company subsequently engaged Deutsche Bank as its financial advisor pursuant to an engagement letter dated April 28, 2008. On April 28, 2008, the Board held a special meeting to which representatives of Deutsche Bank were invited and at which Messrs. Schulman and Messenger reviewed the state of negotiations, the strategic objectives of the contemplated negotiations and alternatives to its completion. The Board concurred that the Company would benefit from adding Helio’s ability to offer postpaid services and agreed that the Company should (i) meet with lenders under the Company’s existing amended and restated credit agreement among the Operating Partnership, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of July 19, 2006 (as amended, supplemented and otherwise modified from time to time, the “Senior Credit Agreement”) and existing subordinated credit agreement among the Operating Partnership and the Lenders party thereto, dated as of July 19, 2006 (the “Revolving Credit Facility”) to negotiate more favorable terms based upon the expected outcome of the proposed transaction and (ii) continue the discussions with a key retail partner of the Company.

On May 13, 2008, representatives of SK Telecom publicly denied any negotiations between SK Telecom and the Company. In order to correct the record and appropriately inform investors, each of SK Telecom and the Company issued a press release the following day acknowledging that discussions between the Company and SK Telecom relating to possible strategic opportunities were taking place.

The Board revisited the transaction on May 15, 2008 at its regularly scheduled meeting following the Company’s Annual Meeting of Stockholders. Mr. Messenger and representatives of Deutsche Bank updated the

Board of Directors on the status of all ongoing negotiations (i) among SK Telecom, EarthLink and the Company relating to Helio, (ii) among the Company and its lenders under the Senior Credit Agreement and Revolving Credit Facility, (iii) between the Company and Sprint in regard to the terms of the PCS Services Agreement, and (iv) between the Company and a key retail partner. The Board of Directors authorized further negotiations in each regard, and considered strategic alternatives in each case.

Negotiations to expand the deal structure and terms to include one of the Company’s retail partners and another investment fund were abandoned at the beginning of June. Negotiations with SK Telecom, EarthLink and Helio continued over the course of the following weeks, including a meeting on June 3, 2008 between Messrs. Schulman and Messenger and representatives of SK Telecom at Deutsche Bank’s offices in New York City. Having reached agreement in principle on key terms, on June 9, 2008 the Company commenced discussions with its lenders in regard to obtaining lender consents to the contemplated transactions. The following day, Company management reported to a special meeting of the Company’s Board of Directors that agreement had been reached among the parties as to the terms of a proposed transaction. The parties agreed to mitigate consequent integration risks by having Helio agree to adhere to a previously proposed transitional business plan that would reduce its operating costs prior to closing and substantially increase accretion for stockholders. Representatives of Deutsche Bank presented their financial analysis with respect to the proposed transaction and noted that, based upon the financial information made available to them, the proposed transaction would be accretive to the Company stockholders.

Over the course of the following week, consents to the transaction were obtained from a majority of the Company’s lenders, SK Telecom agreed (concomitant to the contemplated combination transaction) to join as a lender and the Virgin Group agreed to increase its commitment under the Revolving Credit Facility. As a result, the Company would have access to additional funds under the Revolving Credit Facility and improve its projected performance relative to certain financial covenants under the Senior Credit Agreement. Agreement was also reached with each of SK Telecom and the Virgin Group to secure additional investments of $25 million each in exchange for shares of Series A Preferred Stock. These funds would be used to retire a portion of the debt outstanding under the Senior Credit Agreement, reducing the Company’s leverage and improving its projected performance relative to certain financial covenants in that agreement. Management reported these developments to the Board of Directors at a special meeting convened for such purposes on June 18, 2008, and the Board of Directors agreed to review the final terms of the transaction and reconvene the following week.

On June 25, 2008, Deutsche Bank reviewed with our Board of Directors its financial analysis of the proposed transaction and the Board of Directors appointed a special transaction committee to review and, if advisable, approve the acquisition and related transactions. The special transaction committee met on June 27, 2008 and, after receiving an oral opinion, which was based on and subject to various factors and assumptions stated therein, from Deutsche Bank, which was subsequently confirmed by delivery of a written opinion, dated June 27, 2008, as to the fairness, from a financial point of view, to us as of such date of the consideration to be paid by us and the Operating Partnership in the transaction, and reviewing the final proposed terms, approved the contemplated transactions.

Factors Considered By Our Board of Directors

In approving the Helio Acquisition and the Investments, our Board of Directors consulted with management as well as our outside financial advisors and legal counsel, and considered the following factors as well as the factors listed under “Reasons for the Helio Acquisition and the Investments” on page 55:

(1) the business, operations, financial condition, earnings and prospects of the Company and Helio; in making its determination, our Board of Directors took into account its familiarity with, and the results of our due diligence review of Helio operations, financial condition, earnings and prospects;

(2) the anticipated financial impact of the proposed transaction on our future financial performance;

(3) the dilutive effect of the issuance of additional stock as consideration for the Helio Acquisition and the Investments (See “What effects will the proposed issuances of common stock in Proposal 2 have on stockholders?” on page 4);

(4) the fact that the Virgin Group and SK Telecom would hold approximately 30.7% and 16.5% respectively of our outstanding Class A common stock after the transaction, on a fully diluted basis, as converted;

(5) the ability to obtain indemnification from the stockholders of Helio under certain circumstances and the availability of an escrow of a portion of the Helio Acquisition consideration to satisfy indemnification claims;

(6) the analyses and presentations of Deutsche Bank and Deutsche Bank’s opinion to the effect that, as of June 27, 2008, and based upon and subject to the various factors and assumptions set forth in its opinion, the consideration to be paid by us and the Operating Partnership in the Helio Acquisition was fair from a financial point of view to us. Deutsche Bank’s opinion did not relate to the matters for which we are seeking approval pursuant to this proxy statement and Deutsche Bank expressed no opinion as to the merits of the underlying decision by us or the Operating Partnership to engage in the Helio Acquisition or the relative merits of the Helio Acquisition or any related transaction as compared to any alternative business strategies or transactions that might be available to us, nor did it address, or constitute a recommendation as to, how any stockholder should vote or act in connection with the matters described in this proxy statement;

(7) the challenges of combining the businesses and cultures of two companies of this size and the attendant risk of not achieving the expected cost savings and revenue and business synergies, and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time; and

(8) strategic alternatives to the proposed transaction.

In view of the wide variety of factors considered in connection with its evaluation of the Helio Acquisition and the Investments and the complexity of these matters, our Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to our Board of Directors’ ultimate determination, but rather our Board of Directors conducted an overall analysis of the factors described above along with the factors listed under “Reasons for the Helio Acquisition and the Investments” on page 55, including through discussions with and questioning of our management and financial, legal and accounting advisors. In considering the factors described above and under “Reasons for the Helio Acquisition and the Investments,” individual members of our Board of Directors may have given different weight to different factors.

Our Board of Directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, the general view of our Board of Directors was that items 3 and 7 above were unfavorable factors relating to the transaction, and that the other reasons and factors described above and under “Reasons for the Helio Acquisition and the Investments” on page 55 were generally considered favorable. Our Board of Directors determined that, notwithstanding the unfavorable factors noted above, the favorable factors outweighed the unfavorable factors and as a result our Board of Directors voted to approve the Helio Acquisition and the Investments.

Business Descriptions

Virgin Mobile

We are a leading national provider of wireless communications services, offering prepaid, or pay-as-you-go, services targeted at the youth market. Our customers are attracted to our products and services because of our flexible monthly terms, easy to understand pricing structures, stylish handsets offered at affordable prices and relevant mobile data and entertainment content. Approximately half of our current customers are ages 35 and over. We offer our products and services on a flat per-minute basis and on a monthly basis for specified quantities, or buckets, of minutes purchased in advance—in each case without requiring our customers to enter into long-term contracts and commitments. As of September 30, 2008, we served approximately 4.9 million customers. As of September 30, 2008, the most recent date for which industry-wide data is available, we estimate that we accounted for approximately 10.0% of the pay-as-you-go market in the United States. We are headquartered in New Jersey, with approximately 450 employees as of November 26, 2008. Our principal executive offices are located at 10 Independence Blvd., Warren, NJ 07059.

Helio

Prior to the Helio Acquisition, Helio was a joint venture between SK Telecom, one of the world’s most advanced wireless carriers, and EarthLink, an internet service provider. Helio is a wireless communications company which offers competitively-priced high-end handsets and advanced mobile services for use on the same Sprint network used by the Company.

Reasons for the Helio Acquisition and the Investments

We believe that the Helio Acquisition and the Investments will enhance our potential to realize improved long-term operating results and to achieve a stronger financial position. We believe that the Helio Acquisition and the Investments will have a number of potential benefits, including the following:

•	the addition of a set of unique and differentiated data applications, entry into the postpaid market, a sophisticated billing and customer care platform, and approximately 170,000 Helio customers;

•	revised terms for the Sprint PCS Services Agreement, expected to result in an 8% reduction in the Company’s effective cost per minute in 2009;

•

reduction in net debt of approximately $40 million, through the investments of $25 million each by SK Telecom and the Virgin Group in the form of preferred mandatory convertible stock at the price of $8.50 per share;

•	an increase to the Company’s Revolving Credit Facility from $75 million to $135 million, through additional commitments of $25 million by the Virgin Group and $35 million by SK Telecom; and

•	the addition of SK Telecom as a strategic shareholder, with two seats on the Company’s Board of Directors.

The foregoing discussion of the reasons for the Helio Acquisition and the Investments is not intended to be exhaustive. In view of the variety of factors considered in connection with the Helio Acquisition and the Investments, we did not quantify or otherwise assign relative weights to the specific factors considered in reaching our determinations.

No Vote Required; No Appraisal Rights

A special committee made up of all of the independent members of the Board of Directors unanimously approved the Helio Acquisition and the Investments on June 27, 2008. No stockholder vote was required for the Helio Acquisition and the Investments to be completed and both were consummated on August 22, 2008. Under Delaware law, our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Helio Acquisition and the Investments.

Material Terms of the Transaction Agreement

The following is a brief summary of the material terms of the transaction agreement, dated June 27, 2008, by and among the Company, the Operating Partnership, Helio, Inc., Helio, SK Telecom, EarthLink, and the Virgin Group. The complete text of the transaction agreement is filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 3, 2008.

General; The Acquisition

The transaction agreement provided for the acquisition of 100% of the limited liability company units of Helio by the Company and the Operating Partnership. The aggregate purchase price paid by us for the limited liability company units was valued at $41.3 million (based on the average closing price of the shares of our Class A common stock two trading days before and ending two trading days after the date of the announcement of the acquisition, and including direct costs of acquisition) and consisted of the following:

•

in respect of the limited liability company units of Helio that were “Preferred Membership Units”, the issuance by the Operating Partnership of partnership units of the Operating Partnership to SK Telecom and EarthLink;

•	in respect of the limited liability company units of Helio that were “Common Membership Units”, the issuance by the Company of Class A common stock to Helio, Inc.; and

•	subject to the approval by the stockholders of the Company, the issuance by the Company of Class B common stock to EarthLink.

Immediately after the occurrence of the foregoing, the Company contributed all of the limited liability company units of Helio received by it to the Operating Partnership through an indirect contribution to Bluebottle USA Investments L.P. and Bluebottle USA Holdings L.P. Immediately after the closing, the Operating Partnership owned all of the issued and outstanding limited liability company units of Helio.

Following the acquisition of Helio but prior to the filing of this proxy statement, SK Telecom converted its partnership units of the Operating Partnership into shares of our Class A common stock.

Investments

The transaction agreement also provided for an investment by each of the Virgin Group and SK Telecom of $25,000,000 to the Company in exchange for shares of Series A Preferred Stock that will become convertible into shares of Class A common stock upon the approval of the Company’s stockholders. The designations, voting rights, preferences, limitations and special rights are set forth in the section entitled “Proposal 2—Series A Convertible Preferred Stock Rights and Privileges.”

Immediately after the receipt of the investment proceeds in the aggregate amount of $50,000,000 from the Virgin Group and SK Telecom, the Company contributed such proceeds to the Operating Partnership through an indirect contribution to Bluebottle USA Investments L.P. and Bluebottle USA Holdings L.P. The Operating Partnership used such proceeds to pay down outstanding indebtedness under the Senior Credit Agreement, in the amount of $50,000,000.

Financing

Under the terms of the transaction agreement, the Virgin Group increased its lending commitments under the Revolving Credit Facility by $25 million, from $75 million to $100 million, and SK Telecom became a lender thereto with a commitment of $35 million. The complete text of the Revolving Credit Facility is filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 3, 2008, which is incorporated by reference into this proxy statement.

Representations and Warranties

The transaction agreement includes representations and warranties that the parties have made to each other as of specific dates. These representations and warranties were made solely for purposes of the contract between the parties and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the transaction agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as statements of factual information.

Helio’s representations and warranties in the transaction agreement related to, among other things:

•	organization, capitalization, corporate power and authority,

•	non-contravention;

•	capitalization;

•	financial statements;

•	absence of certain changes;

•	undisclosed liabilities;

•	taxes;

•	employee benefit plans;

•	legal proceedings;

•	compliance with applicable law;

•	material contracts and arrangements;

•	real property;

•	intellectual property;

•	brokerage and finders fees;

•	environmental matters;

•	labor matters;

•	insurance;

•	affiliate transactions;

•	accounts payable;

•	information supplied; and

•	disclaimer of warranties.

The transaction agreement also contained various representations and warranties made by the Company and the Operating Partnership relating to, among other things:

•	organization, capitalization, corporate power and authority,

•	non-contravention;

•	capitalization;

•	SEC reports and financial statements;

•	absence of certain changes;

•	undisclosed liabilities;

•	taxes;

•	employee benefit plans;

•	legal proceedings;

•	compliance with applicable law;

•	disclosure controls and procedures and internal control over financial reporting;

•	material contracts and arrangements;

•	brokerage and finders fees;

•	anti-takeover statutes;

•	Board of Directors recommendation;

•	required vote; and

•	disclaimer of warranties.

With the exception of certain fundamental representations, these representations and warranties survive until the earlier of (x) the completion of one full audit cycle of Helio after the closing date of the Helio Acquisition or (y) March 31, 2010. The respective obligations of the parties to consummate the Helio Acquisition and the Investments were conditioned on the satisfaction or occurrence of certain closing conditions, including, receipt of regulatory approvals, absence of governmental litigation, accuracy of certain representations and warranties, approval of the NYSE for the listing of the shares issued in connection with the Helio Acquisition and the Investments (subject to receipt of stockholder approval in the case of the shares of Class A common stock to be issued upon conversion of the Series A Preferred Stock) and performance of all material obligations required to be performed by the respective parties. On August 15, 2008, all of the closing conditions set forth in the transaction agreement were satisfied or waived, and the Helio Acquisition and the Investments were consummated on August 22, 2008.

Post-Closing Covenants

The transaction agreement also contains certain post-closing obligations of each of the parties, including holding a special meeting of the Company’s stockholders to (i) approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class B common stock from one to two shares and add SK Telecom as a “Founding Stockholder” solely for purposes of Article XI therein and (ii) approve the issuance of shares of common stock upon conversion of the shares of Series A Preferred Stock issued to the Virgin Group and SK Telecom in connection with the Investments. Following the acquisition of Helio but prior to the mailing of this proxy statement, SK Telecom converted its interests in the Operating Partnership into shares of our Class A common stock.

Indemnification

Under the terms of the transaction agreement, we are entitled to indemnification from the former unit holders of Helio for (i) certain inaccuracies in the representations and warranties made by Helio and Helio, Inc. in the transaction agreement, (ii) certain breaches of covenants of Helio and Helio, Inc. contained in the transaction agreement and (iii) any taxes of the Company, the Operating Partnership or Helio incurred with respect to income to the Company resulting from the cancellation, repayment or contribution of capital of any indebtedness of Helio prior to the closing. Subject to certain exceptions, our ability to seek indemnification does not arise until we have suffered damages exceeding 1.5% of the aggregate purchase price paid by us in the Helio Acquisition. At the closing, we delivered 15% of the aggregate purchase price paid by us to an escrow account, which amount has been subsequently reduced, pursuant to the terms of the transaction agreement, to 10% of the aggregate purchase price following final determination of the closing working capital. Except with regard to certain fundamental representations and any failure by Helio to complete certain restructuring steps prior to the closing, any claim for indemnification to which we are entitled will be satisfied solely from the funds held in the escrow account and we will not be entitled to any other source of funds.

In addition, we have agreed to indemnify the former unit holders of Helio for (i) certain inaccuracies in representations and warranties by made us and the Operating Partnership in the transaction agreement and (ii) certain breaches of any of our covenants or agreements contained in the transaction agreement. Our duty to indemnify the former stockholders of Helio does not arise until they have suffered damages exceeding 1.5% of the aggregate purchase price paid by us in the Helio Acquisition.

Stockholders’ Agreement

In connection with the execution of the transaction agreement, the Company entered into an amended and restated stockholders’ agreement, by and among the Company, the Virgin Group, Cortaire Limited, an affiliate of the Virgin Group (“Cortaire”), SK Telecom, and Sprint Nextel, dated August 22, 2008, pursuant to which SK Telecom was joined as a party to the stockholders’ agreement. The complete text of the stockholders’ agreement is filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 3, 2008.

The stockholders’ agreement contains various governance provisions, including provisions relating to the voting of Sprint Nextel’s, the Virgin Group’s and SK Telecom’s voting interests in the Company. The stockholders’ agreement provides that Sprint Nextel, the Virgin Group and SK Telecom will vote their shares of Class A common stock, Class B common stock and Class C common stock of the Company to elect to the Board of Directors of the Company up to two directors nominated by Sprint Nextel, up to three directors nominated by the Virgin Group, up to two directors nominated by SK Telecom, at least three independent directors and one director who will be our chief executive officer. The number of directors that each of Sprint Nextel, the Virgin Group and SK Telecom may designate will be reduced if their voting interest in the Company is reduced below certain levels specified in the stockholders’ agreement. Under the terms of the stockholders’ agreement, if the Virgin Group’s respective ownership interests are below 25%, but at least 10%, the Virgin Group is entitled to designate two directors to our Board of Directors, and if such ownership interests are below 10%, but at least 5%, the Virgin Group is entitled to designate one director to our board. If Sprint Nextel’s and SK Telecom’s respective ownership interests are below 10%, but at least 5%, each of Sprint Nextel and SK Telecom are entitled to designate one director to our Board of Directors. In addition, (1) if Sprint Nextel is not entitled to designate any director, so long as our PCS services agreement with Sprint Nextel remains effective, Sprint Nextel will have the right to designate one director to our Board, irrespective of its ownership interest in us and (2) if the Virgin Group is not entitled to designate any director pursuant to the immediately preceding sentence, so long as the Virgin trademark license agreement remains effective, the Virgin Group will have the right to designate one director to our Board, irrespective of its ownership interest in us. So long as we qualify as a “controlled company” under the NYSE rules, the Virgin Group shall have the right to designate one of its appointed directors as chairman of the Board of Directors if it has the right to designate three directors to our Board of Directors. Sprint Nextel and the Virgin Group will have the right to remove and replace its director-designee(s) at any time and for any reason, and to fill any vacancies otherwise resulting in such director positions. As long as either Sprint Nextel or the Virgin Group has the right to designate at least one director to our Board of Directors, then Sprint Nextel or the Virgin Group, as the case may be, shall have the right to appoint one director to the Committee. These provisions regarding the appointment of directors will remain in effect until the latest date permitted by applicable law, including any NYSE requirements. In addition, within a year of the Company ceasing to be a “controlled company” under the NYSE rules, the composition of its Board of Directors will be adjusted to comply with the NYSE requirements, as necessary.

Under the terms of the stockholders’ agreement, as long as each of Sprint Nextel and the Virgin Group have ownership interests in us of at least 10%, and SK Telecom has ownership interests in us of at least 15%, the following actions require the consent of each of Sprint Nextel, the Virgin Group and SK Telecom: (1) merger, consolidation, reorganization or sale of all or substantially all of the assets of the Company; (2) change of control of the Company to a direct strategic competitor of Sprint Nextel, the Virgin Group, SK Telecom or us; (3) dissolution or liquidation of the Company; (4) issuance of equity securities, subject to certain exceptions; (5) sale of assets representing 50% of our assets based on the most recently available audited balance sheet; (6) changing the size of the Board; and (7) amending provisions of our bylaws that relate to the election of directors and the consent rights of Sprint Nextel, the Virgin Group and SK Telecom. In addition, the following actions require the affirmative vote of a majority of all of the directors serving on our Board of Directors: (1) dissolution, liquidation or bankruptcy; (2) the creation or issuance of any debt or the creation or issuance of any equity securities; (3) amendment to our bylaws; (4) the incurrence of indebtedness in an amount in excess of $50,000,000; (5) the adoption of a material change to our strategy or business; and (6) changing the size of the Board of Directors. Notwithstanding the foregoing, the Company may take the aforementioned actions despite a failure to receive a consent from SK Telecom in the event that the Company receives prior approval of such action by more than 75% of the total outstanding voting power attributable to all equity securities of the Company.

Pursuant to the terms of the stockholders’ agreement and subject to certain exceptions, Sprint Nextel, the Virgin Group and SK Telecom have the right to subscribe to and purchase a pro rata share of any new securities that we issue or propose to issue.

Pursuant to the terms of the stockholders’ agreement and subject to certain exceptions, we will indemnify stockholders that are parties thereto against losses arising from (1) the purchase and/or ownership of our equity securities and (2) any litigation to which such stockholder is made a party in its capacity as a holder of our securities.

Registration Rights Agreement

In connection with the execution of the transaction agreement, the Company entered into an amendment to the registration rights agreement, dated October 16, 2007, by and among the Company, the Virgin Group, Cortaire, Sprint Nextel, Best Buy Co., Inc., and Freedom Wireless, Inc., pursuant to which SK Telecom and EarthLink were joined as parties to the registration rights agreement. The complete text of the registration rights agreement is filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 3, 2008.

The amended registration rights agreement requires us to register under the Securities Act, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by the parties thereto, their respective affiliates and certain of their respective transferees. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

The registration rights under the registration rights agreement will expire with respect to an individual holder, when such holder is able to sell all of its shares pursuant to Rule 144 under the Securities Act in any three month period.

Under the terms of the registration rights agreement, Sprint Nextel, the Virgin Group and SK Telecom each have the right to demand that we register their common stock on at least five occasions, subject to the conditions set forth in the registration rights agreement. Such holders have the right to require that we register their common stock, provided such registration is reasonably expected by the demanding stockholder to result in aggregate gross cash proceeds to such demanding stockholder in excess of $25 million and provided further that each demanding stockholder shall have the right to make at least five demand registrations. Each of Sprint Nextel, the Virgin Group and SK Telecom have the right to participate in any such demand registration. We are not obligated to effect more than one demand registration in any 180-day period without the consent of a majority of the Board. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our Board determines in good faith that the filing would materially adversely affect or interfere with any material financing of ours or be materially adverse to us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.

The Company, the Virgin Group, Cortaire, Sprint Nextel, Best Buy Co., Inc., Freedom Wireless, Inc., SK Telecom and Earthlink which are parties to the agreement each have the right to “piggyback” on any registration statements that we file on an unlimited basis, subject to the conditions set forth in the registration rights agreement. If we register any securities for public sale, stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration, subject to specified limitations and exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our Board determines in good faith that the filing would materially adversely affect or interfere with any material financing of ours or any material transaction under consideration by us or would require disclosure of information not otherwise required to be disclosed which would be materially adverse to us. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

If we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the registration rights agreement can request that we register their shares. We may postpone the filing of a Form S-3 registration statement for up to 60 days once in any 12-month period if our Board determines in good faith that the filing would be seriously detrimental to our stockholders or us. If we are eligible as a Well Known Seasoned Issuer, or WKSI, the requesting stockholders may request that the shelf registration statement utilize the automatic shelf registration process under Rule 415 and Rule 462 promulgated under the Securities Act. If we are not eligible as a WKSI or are otherwise ineligible to utilize the automatic shelf registration process, then we are required to use all reasonable efforts to have the shelf registration statement declared effective as expeditiously as practicable.

Regulatory Approvals

We were required to file notification and report forms for the Helio Acquisition and Investments with the FCC. On August 11, 2008, the FCC approved the Helio Acquisition and Investments.

In addition, the parties to the Helio Acquisition and Investments filed a voluntary notice with CFIUS pursuant to Section 721 in connection with these two transactions. By letter dated August 15, 2008, CFIUS advised that, after full consideration of all relevant national security factors, there are no unresolved national security concerns with respect to the Helio Acquisition, and therefore concluded action under Section 721 with respect to this transaction. With respect to the Investments, CFIUS informed the parties that it had concluded its review and determined that this transaction is not a “covered transaction” under Section 721.

INCORPORATION OF OTHER DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information incorporated by reference is an important part of this proxy statement. We incorporate by reference the documents listed below under Item 13(b), Item 14(b)4, Item 14(b)(8)-(11), and Item 14(c) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 17, 2008;

•	Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed on November 12, 2008;

•	Current Report on Form 8-K/A filed on November 7, 2008;

•	Current Reports on Form 8-K filed on November 14, 2008;

•	Current Report on Form 8-K filed on November 17, 2008;

•	Current Report on Form 8-K filed on November 19, 2008;

•	Current Report on Form 8-K filed on December 5, 2008;

•	Current Report on Form 8-K filed on December 11, 2008;

•	Current Report on Form 8-K filed on December 17, 2008;

•	Current Reports on Form 8-K filed on December 23, 2008; and

•	Current Report on Form 8-K filed on January 7, 2009.

Copies of these filings accompany this proxy statement. You may request an additional copy of these filings at no cost, by writing or telephoning us at the following address:

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

Attention: Corporate Secretary

(908) 607-4000

If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means within one business day of our receipt of your request.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this proxy statement and prior to our Special Meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this proxy statement except as so modified or superseded.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to Virgin Mobile USA, Inc., 10 Independence Blvd., Warren, NJ 07059, Attention: Corporate Secretary or contacting us at (201) 344-9164. We will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to us at the address above.

By Order of the Board of Directors

PETER LURIE

General Counsel and Corporate Secretary

January 15, 2009

ANNEX A

FORM OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIRGIN MOBILE USA, INC.

The present name of the corporation is Virgin Mobile USA, Inc. (the “Corporation”). The Corporation was incorporated under the name “Virgin Mobile USA, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on April 11, 2007. The Original Certificate of Incorporation was amended and restated (the “Amended and Restated Certificate of Incorporation”) by the filing with the Secretary of State of the State of Delaware on October 10, 2007. This Second Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

SECTION 1.1. Name. The name of the Corporation is Virgin Mobile USA, Inc. (the “Corporation”).

ARTICLE II

SECTION 2.1. Address. The registered agent and registered office of the Corporation in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

SECTION 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

SECTION 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 226,000,000 shares, consisting of (i) 25,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), (ii) 200,000,000 shares of Class A common stock, par value $.01 per share (“Class A common stock”), (iii) two shares of Class B common stock, par value $.01 per share (“Class B common stock”) and (iv) 999,999 shares of Class C Stock, par value $.01 per share (“Class C common stock” together with the Class A common stock and the Class B common stock, the “Common Stock”). The number of authorized shares of any of the Class A common stock, Class B common stock, Class C common stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A common stock, Class B common stock, Class C common stock or Preferred Stock voting separately as a class shall be required therefor. Upon this Second Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Class A common stock, par value $.01 per share, of the Corporation.

SECTION 4.2. Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide one or more series of Preferred Stock (including convertible preferred stock) and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

SECTION 4.3. Common Stock.

(A) Voting Rights.

1    Each holder of Class A common stock, as such, shall be entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class A common stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

2    Each holder of Class B common stock shall be entitled, as such, without regard to the number of shares of Class B common stock (or fraction thereof) held by such holder, to a number of votes that is equal to the number of shares of Class A common stock for which the Partnership Units (defined below) held of record by such holder are then exchangeable pursuant to the Partnership Agreement (defined below) and Article V of this Second Amended and Restated Certificate of Incorporation on all matters on which stockholders are generally entitled to vote; provided, however, that, to the fullest extent permitted by law, holders of Class B common stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL. Subject to the foregoing, when casting its votes at any meeting of the stockholders of the Corporation, each holder of Class B common stock shall be entitled to cast the number of votes to which such holder’s Class B common stock shall be entitled for or against, or to abstain from voting on, any proposed matter. “Partnership Unit” means a unit in Virgin Mobile USA, L.P., a Delaware limited partnership, or any successor entities thereto (the “Partnership”), authorized and issued under its limited partnership agreement, as such agreement may be amended from time to time (the “Partnership Agreement”).

3    Each holder of Class C common stock, as such, shall be entitled to one vote for each share of Class C common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Class C common stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

4    Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(B) Dividends; Stock Splits or Combinations. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A common stock and Class C common stock with respect to the payment of dividends, dividends may be declared and paid on the Class A common stock and the Class C common stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board in its discretion shall determine. Holders of Class C common stock are entitled to receive dividends at the same rate as holders of Class A common stock when and if declared by the Board out of funds legally available therefor. Dividends shall not be declared or paid on the Class B common stock. In no event shall any cash or stock dividends, stock splits, combinations of stock or distributions be declared or made on Class A common stock or Class C common stock unless the shares of Class A common stock and Class C common stock at the time outstanding are treated equally.

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A common stock and Class C common stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock (or fractions thereof), as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D) Retirement of Class B common stock. In the event that no Partnership Units remain exchangeable for shares of Class A common stock, the Class B common stock will be transferred to the Corporation and thereupon shall be retired. In the event that any outstanding share of Class B common stock (or fraction thereof) shall cease to be held by a holder of Partnership Units, such share (or fraction thereof) shall automatically and without further action on the part of the Corporation or any holder of Class B common stock (or fractions thereof) be transferred to the Corporation and thereupon shall be retired. In the event that the Class B common stock (or fractions thereof) is no longer entitled to any votes at any meeting or action under Section 4.3(A)(2) above, all shares of such Class B common stock (or fractions thereof) shall automatically and without further action on the part of the Corporation or any holder of Class B common stock be transferred to the Corporation and thereupon shall be retired. All certificates or book entries representing shares of Class B common stock (or fractions thereof), as the case may be, shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION).

(E) Conversion of Class C common stock. At any time and from time to time any holder of Class C common stock may, at such holder’s option, convert all or any portion of such holder’s shares of Class C common stock into an equal number of fully paid and nonassessable shares of Class A common stock by: (A) if such shares are held in certificated form, delivery and surrender to the Corporation of the certificates representing the shares of Class C common stock to be so converted, accompanied by a written notice of the holder of such shares stating that such holder desires to convert the shares represented by such certificates (or a stated portion thereof) into an equal number of shares of Class A common stock or (B) if such shares are held in book-entry form, delivery of written notice to the Corporation. Any conversion pursuant to this Section 4.3(E) shall be deemed to have been effected at the time of such surrender or delivery of such written notice, as the case may be. Upon such surrender or delivery of written notice pursuant to this Section 4.3(E), the Corporation shall deliver or cause to be delivered to or upon the written order of the record owner of such shares of Class C common stock the number of fully paid and nonassessable shares of Class A common stock into which the shares of Class C common stock represented by such surrendered certificates or covered by such written notice, as the case may be, have been converted in accordance with the provisions of this Section 4.3(E). Each share of Class C common stock shall automatically convert into one share of Class A common stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by a Permitted Holder. Such automatic conversion shall be deemed to have been effected at the close of business on the date of such transfer. A “Permitted Holder” means, any of (1) any entity directly or indirectly controlling, controlled by, or under common control with, Corvina Holdings Limited (“Virgin”) or any other entity designated by the Board in which Virgin or any of its affiliates (including, for the avoidance of doubt, any of the entities referred to in clause (2) below) has an interest; (2) (i) Sir Richard Branson, (ii) any trust or other entity created by Sir Richard Branson or any member of his family, the principal beneficiaries of which are Sir Richard Branson and/or members of his family, (iii) any spouse of Sir Richard Branson or any lineal descendants (whether natural or adopted) of Sir Richard Branson’s grandparents and their spouses, (iv) any personal representative of Sir Richard Branson or any of the Persons referred to in (iii) above acting within that capacity and (v) any trust or other entity which is directly or indirectly controlled by any person or entity referred to in clauses (i) through (iv) above or by any combination of them; and (3) Sprint (as defined in Section 8.1).

(F) Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A common stock, solely for the purpose of issuance upon conversion of the Class C common stock, such number of shares of Class A common stock that shall be issuable upon the exchange of all such outstanding shares of Class C common stock; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the Class C common stock by delivery of purchased shares of Class A common stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A common stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A common stock may be issued upon conversion, the Corporation will use its reasonable best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will use its reasonable best efforts to list the shares of Class A common stock required to be delivered upon conversion prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A common stock may be listed or traded at the time of such delivery. The Corporation covenants that all shares of Class A common stock that shall be issued upon conversion of shares of the Class C common stock will, upon issue, be validly issued, fully paid and non-assessable.

(G) Taxes. The issuance of shares of Class A common stock upon conversion of shares of the Class C common stock shall be made without charge to the holders of such shares of the Class C common stock for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares to be issued in a name other than that of the holder of the shares of the Class C common stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(H) Fractional Shares of Class B common stock. The Class B common stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B common stock. Holders of shares of Class B common stock (or fractions thereof) shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause any transfer agent with respect to the Class B common stock to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares.

ARTICLE V

SECTION 5.1. Exchange of Partnership Units. Each holder of a Partnership Unit shall be entitled to exchange such holder’s Partnership Units for shares of Class A common stock or other securities of the Corporation, in each case pursuant to, and solely as provided in, the Partnership Agreement and the Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities the number of shares or securities required pursuant to the Partnership Agreement.

SECTION 5.2. Amendment of Article V. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority in voting power of the Class B common stock, voting separately as a class, shall be required to alter, amend or repeal this Article V or to adopt any provision inconsistent therewith.

ARTICLE VI

SECTION 6.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66- 2/3% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the by-laws of the Corporation.

ARTICLE VII

SECTION 7.1. Board of Directors.

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board, with the exact number of directors to be determined from time to time in accordance with the by-laws of the Corporation.

(B) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 7.1(A) hereof.

(C) Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE VIII

SECTION 8.1. Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by a majority of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation for any purpose; provided that each of Sprint Ventures, Inc. or its affiliates (collectively, “Sprint”) and Virgin (each of Virgin and its affiliates, Sprint, and, solely for purposes of Articles XI hereof, SK Telecom USA, Inc. and its affiliates, a “Founding Stockholder”) may call a special meeting of stockholders so long as such Founding Stockholder holds shares of Common Stock of the Corporation representing at least 25% of the aggregate voting power in the Corporation.

ARTICLE IX

SECTION 9.1. Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article IX shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.

ARTICLE X

SECTION 10.1. Indemnification. To the fullest extent permitted by the law of the State of Delaware as it presently exists or may hereafter be amended, the Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a director, officer or employee of the Corporation or, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3 hereof, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

SECTION 10.2. Advance of Expenses. To the fullest extent permitted by the laws of the State of Delaware, the Corporation shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 10.1 hereof in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Article X or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3 hereof, the Corporation shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

SECTION 10.3. Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 10.1 has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

SECTION 10.4. Insurance. To the fullest extent permitted by the law of the State of Delaware, the Corporation may purchase and maintain insurance on behalf of any person described in Section 10.1 against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article X or otherwise.

SECTION 10.5. Non-Exclusivity of Rights. The provisions of this Article X shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article X shall be deemed to be a contract between the Corporation and each director, officer or employee (or legal representative thereof) who serves in such capacity at any time while this Article X and the relevant provisions of the law of the State of Delaware and other applicable law, if any, are in effect, and neither any alteration, amendment or repeal hereof, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with any provision of this Article X, shall affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article X shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article X shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Second Amended and Restated Certificate of Incorporation, the by-laws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity.

For purposes of this Article X, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.1 hereof.

ARTICLE XI

SECTION 11.1.

(A) Certain Acknowledgments. In recognition and anticipation (i) that the Founding Stockholders may be a majority or significant stockholders of the Corporation, (ii) that directors, officers and/or employees of the Founding Stockholders or of Affiliated Companies (as defined below) of the Founding Stockholders may serve as directors and/or officers of the Corporation, (iii) that the Founding Stockholders and Affiliated Companies thereof may engage and are expected to continue to engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) that the Founding Stockholders and Affiliated Companies thereof may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, (v) that the Founding Stockholders and Affiliated Companies thereof may engage in material business transactions with the Corporation and Affiliated Companies thereof, including (without limitation) providing services to or being a significant supplier of the Corporation and Affiliated Companies thereof, and that the Founding Stockholders and/or the Corporation may benefit therefrom, and (vi) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of the Founding Stockholders and Affiliated Companies, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of the Founding Stockholders or of Affiliated Companies thereof, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and the Founding Stockholders and Affiliated Companies thereof, on the other hand, and in recognition of the benefits to be derived by the Corporation through its continual contractual, corporate and business relations with the Founding Stockholders (including possible service of officers, directors and employees of the Founding Stockholders as officers and directors of the Corporation), the provisions of this Article XI shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to the Founding Stockholders and Affiliated Companies thereof and the conduct of certain affairs of the Corporation as they may involve the Founding Stockholders and its officers and directors, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article XI.

(B) Certain Agreements and Transactions Permitted; Certain Fiduciary Duties of Certain Stockholders, Directors and Officers. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with the Founding Stockholders or Affiliated Companies thereof pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and the Founding Stockholders or an Affiliated Company thereof, on the other hand, agree to engage in transactions of any kind or nature with each other or with Affiliated Companies thereof and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to compliance with Section 11.1(D) of this Article XI (where applicable), no such agreement, or the performance thereof by the Corporation or the Founding Stockholders, or any Affiliated Company thereof, shall to the fullest extent permitted by law be considered contrary to (i) any fiduciary duty that the Founding Stockholders or any Affiliated Company thereof may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or an Affiliated Company thereof by reason of the Founding Stockholders or any Affiliated Company thereof being a controlling or significant stockholder of the Corporation or of any Affiliated Company or participating in the control of the Corporation or of any Affiliated Company thereof or (ii) any fiduciary duty of any director or officer of the Corporation or of any Affiliated Company thereof who is also a director, officer or employee of the Founding Stockholders or any Affiliated Company thereof to the Corporation or such Affiliated Company, or to any stockholder thereof. Subject to compliance with Section 11.1 (D) of this Article XI (where applicable), to the fullest extent permitted by law, neither the Founding Stockholders nor any

Affiliated Company thereof, as a stockholder of the Corporation or any Affiliated Company thereof, or participant in control of the Corporation or any Affiliated Company thereof, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above and no director, officer or employee of the Corporation who is also a director, officer or employee of the Founding Stockholders or any Affiliated Company thereof shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof, to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of the Founding Stockholders or any Affiliated Company thereof in respect of any such agreement or transaction or performing any such agreement in accordance with its terms, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such agreement or transaction constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates.

(C) Similar Activities or Lines of Business. Except as otherwise agreed in writing between the Corporation and the Founding Stockholders, the Founding Stockholders shall to the fullest extent permitted by law have no duty to refrain from (i) engaging, directly or indirectly, in the same or similar activities or lines of business as the Corporation and (ii) doing business with any client, customer or vendor of the Corporation, and neither the Founding Stockholders nor any officer, director or employee thereof (except as provided in subsection (D) below) shall to the fullest extent permitted by law be deemed to have breached its or his fiduciary duties, if any, to the Corporation solely by reason of the Founding Stockholders’ engaging in any such activity. Subject to compliance with Section 11.1 (D) of this Article XI (where applicable), in the event that the Founding Stockholders acquire knowledge of a potential transaction or matter which may be a corporate opportunity for both the Founding Stockholders and the Corporation, the Founding Stockholders shall to the fullest extent permitted by law have no duty to communicate or offer such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that a Founding Stockholder acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates.

(D) Duties of Directors of the Corporation. In the event that a director or officer of the Corporation who is also a director, officer or employee of the Founding Stockholders or an Affiliated Company thereof acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and the Founding Stockholders, such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director or officer acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of the Founding Stockholders, shall belong to the Founding Stockholders, unless such opportunity was expressly offered to such person in his or her capacity as a director or officer of the Corporation.

(E) Certain Definitions. For purposes of this Article XI, “Affiliated Company” shall mean in respect of the Founding Stockholders any entity which is controlled by the Founding Stockholders, controls the Founding Stockholders or is under common control with the Founding Stockholders (other than the Corporation and any entity that is controlled by the Corporation) and in respect of the Corporation shall mean any entity controlled by the Corporation.

(F) Termination. The provisions of this Article XI shall have no further force or effect as to any the Founding Stockholder on the date that both (1) such Founding Stockholder and any entity controlling, controlled by or under common control with such Founding Stockholder shall first cease to be the owner, in the aggregate, of voting stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of the Corporation and (2) such Founding Stockholder no longer has the right to designate at least one (1) director to the Board pursuant to the by-laws of the Corporation or other agreement with the Corporation; provided, however, that such termination shall not terminate the effect of such provisions with respect to (i) any agreement between the Corporation or an Affiliated Company thereof and the Founding Stockholders or an Affiliated Company thereof that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or (ii) any transaction entered into between the Corporation or an Affiliated Company thereof and the Founding Stockholders or an Affiliated Company thereof or the allocation of any opportunity between them before such time.

(G) Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Amended and Restated Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least 80% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article XI.

ARTICLE XII

SECTION 12.1. Severability. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

SECTION 13.1. Amendments. The Corporation reserves the right to amend or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders, directors or any other persons are granted subject to such reservation; provided, however, that, (1) no such amendment or repeal shall adversely affect the rights of the holders of Class A common stock, Class B common stock or Class C common stock, respectively, unless the holders of such Class A common stock, Class B common stock or Class C common stock, as the case may be, voting separately as a class, shall by majority vote approve such amendment, (2) notwithstanding anything to the contrary elsewhere contained herein, no provision of this Second Amended and Restated Certificate of Incorporation shall be amended, altered or repealed without the affirmative vote of the holders of at least 66- 2/3% of the then outstanding stock of the Corporation entitled to vote generally in the election of directors, (3) the provisions of Article V of this Second Amended and Restated Certificate of Incorporation shall be amended, altered or repealed only in accordance with Section 5.2 of this Second Amended and Restated Certificate of Incorporation; and (4) the provisions of Article XI of this Second Amended and Restated Certificate of Incorporation shall be amended, altered or repealed only in accordance with Section 11.1 (G) of this Second Amended and Restated Certificate of Incorporation. For purposes of any class vote of the Class B common stock, each holder of a share of Class B common stock (or fraction thereof) shall be entitled to a number of votes that is equal to the number of shares of Class A common stock for which the Partnership Units held of record by such holder are then exchangeable pursuant to the Partnership Agreement and Article V of this Second Amended and Restated Certificate of Incorporation.

*            *            *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Peter Lurie, its General Counsel and Secretary this     day of                     2009.

VIRGIN MOBILE USA, INC.

By:
Name:
Title:

ANNEX B

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

VIRGIN MOBILE USA, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned, Daniel H. Schulman, Chief Executive Officer of VIRGIN MOBILE USA, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to Section 151(g) of the DGCL and in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Corporation’s Board of Directors (the “Board of Directors”) by Section 4.2 of the Corporation’s Certificate of Incorporation, the Board of Directors on June 27, 2008 adopted the following resolution creating a series of Fifty Thousand (50,000) shares of preferred stock, par value $.01 per share, of the Corporation, designated as Series A Convertible Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board of Directors in accordance with Section 4.2 of the Corporation’s Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as set forth herein.

1. Designation and Number of Shares. There is hereby created and established, out of the Corporation’s authorized and unissued Preferred Stock, a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be Fifty Thousand (50,000). The Series A Preferred Stock shall have a liquidation preference (the “Series A Liquidation Preference”) of $1,000.00 per share (the “Series A Stated Amount”).

2. Rank. The Series A Preferred Stock shall, with respect to the right to receive dividends and distributions of assets and rights upon the Corporation’s Liquidation, rank (x) senior to each class of common stock, par value $0.01 per share, of the Corporation (collectively, the “Common Stock”) and each other class or series of capital stock of the Corporation hereafter created which expressly ranks junior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s Liquidation (together with the Common Stock, the “Junior Securities”), (y) pari passu with each other class or series of capital stock of the Corporation hereafter created which do not expressly rank junior or senior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s Liquidation (“Parity Securities”) and (z) junior to all other series of Preferred Stock of the Corporation and each other class or series of capital stock of the Corporation hereafter created which expressly ranks senior to the Series A Preferred Stock with respect to the right to receive dividends and distributions and rights upon the Corporation’s Liquidation. The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be.

3. Liquidation Preference.

A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), each of the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the Corporation’s assets available for distribution to its stockholders before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities an amount in cash per share equal to the greater of (i) the sum of (A) the Series A Liquidation Preference plus (B) all unpaid cumulated and accrued Dividends on such share of Series A Preferred Stock, or (ii) an amount equal to the amount the holders of Series A Preferred Stock would have received upon a Liquidation had such holders converted their shares of Series A Preferred Stock into shares of Class A common stock immediately prior to such Liquidation (such greater amount, the “Series A Liquidation Payment Amount”). If the Corporation’s assets available for distribution to the holders of Series A Preferred Stock and Parity Securities shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in a Liquidation, then all of the assets available for distribution to the holders of Series A Preferred Stock and Parity Securities shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. After payment in full of the Series A Liquidation Payment Amount, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

B. Upon any such Liquidation, after the holders of Series A Preferred Stock and Parity Securities shall have been paid in full in accordance with Section 3(A) above, the remaining assets of the Corporation shall be distributed to the holders of the Junior Securities.

C. For the purposes of this Section 3, neither (i) the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the Corporation’s property or assets nor (ii) the merger or other business combination of the Corporation with one or more Persons shall be deemed to be a Liquidation.

4. Dividends.

A. Each holder of Series A Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of the Corporation’s funds legally available therefor:

(i) dividends on each outstanding shares of Series A Preferred Stock (the “Series A Dividends”) that shall accrue at a rate per annum of 6.00% (the “Annual Dividend Rate”); and

(ii) participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding shares of Class A common stock, par value $0.01, of the Corporation (“Class A common stock”) equal to the amount of such dividends or other distribution as would be made on the number of shares of Class A common stock into which such share of Series A Preferred Stock could be converted on the date of payment of such dividends or other distribution on the Class A common stock, assuming such shares of Class A common stock were outstanding on the applicable record date for such dividend or other distribution (the “Participating Dividends” and, together with Series A Dividends, the “Dividends”).

B. The Series A Dividends shall be payable semi annually in arrears on September 30th and March 31st of each year or, if any such date is not a Business Day (as hereinafter defined), on the next succeeding Business Day (each, a “Dividend Payment Date” and each such semi annual period being a “Dividend Period”). The amount of Series A Dividends payable on the Series A Preferred Stock for each full Dividend Period shall be computed by multiplying the Liquidation Preference by one-half of the Annual Dividend Rate. Series A Dividends payable on the Series A Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of twelve 30 day months and a 360 day year and will be deemed to accumulate on a daily basis. Series A Dividends shall accrue and be cumulative from the Original Issue Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such Series A Dividends on any Dividend Payment Date or at any time during any Dividend Period and whether or not Series A Dividends are declared or paid. Accrued but unpaid dividends for any past Dividend Periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors.

C. Series A Dividends in respect of each Dividend Period shall be paid in additional shares of Series A Preferred Stock. Series A Dividends shall be made by issuing shares (or fractions thereof) of Series A Preferred Stock having an aggregate Series A Stated Amount equal to the amount of the Series A Dividends that otherwise would have been payable if the Series A Dividends were payable in cash and had been declared and paid on such Dividend Payment Date. All dividends shall be paid pro rata to the holders entitled thereto. All shares of Series A Preferred Stock issued as a dividend will thereupon be duly authorized, validly issued, fully paid and nonassessable.

D. Series A Dividends shall be paid to the holders of record of shares of Series A Preferred Stock as each appears in the stock register of the Corporation at the close of business on the record date therefor. As used herein, the term “record date” means, with respect to Series A Dividends payable on March 31st and September 30th, respectively, of each year, the immediately preceding March 15th and September 15th, respectively. Participating Dividends are payable at the same time as and when dividends on the Class A common stock are paid to the holders of record of shares of Series A Preferred Stock as each appears in the stock register of the Corporation at the close of business on such date.

E. So long as any shares of the Series A Preferred Stock are outstanding, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividends have contemporaneously been declared and paid in full or declared, then: (w) no dividend (other than a dividend payable solely in shares of Parity Securities or Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Parity Securities; (x) no other distribution shall be declared or made upon, or any sum set apart for the payment of distributions upon, any shares of Parity Securities, other than a distribution consisting solely of Parity Securities; (y) no shares of Parity Securities shall be purchased, redeemed or otherwise acquired or retired for value by the Corporation or any of its subsidiaries; and (z) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities by the Corporation or any of its Subsidiaries.

F. So long as any shares of the Series A Preferred Stock are outstanding, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividends have contemporaneously been declared, then: (w) no dividend (other than a dividend payable solely in shares of Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (x) no other distribution shall be declared or made upon, or any sum set apart for the payment of distributions upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (y) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value by the Corporation or any of its subsidiaries; and (z) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its Subsidiaries.

G. So long as any shares of the Series A Preferred Stock are outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Common Stock unless full Participating Dividends on all shares of Series A Preferred Stock have been or are contemporaneously declared and paid.

5. Voting Rights.

A. General. Except as otherwise required by law and only after obtaining the Required Stockholder Approval, each holder of the Series A Preferred Stock shall have the right to one vote for each share of the Class A common stock into which such Series A Preferred Stock would be convertible under Section 7, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting or written consent in lieu thereof in accordance with the Certificate of Incorporation and Bylaws of the Corporation, and shall be entitled to vote together as a single class with holders of Class A common stock, with respect to any question upon which holders of Class A common stock have the right to vote.

B. Class Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, the written consent or affirmative vote at a meeting called for that purpose of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting together as a single class, shall be required for any action that alters or changes the rights, preferences, or privileges of the Series A Preferred Stock so as to affect them adversely or reduce the percentage of shares of Series A Preferred Stock whose holders must consent to an amendment, supplement, or waiver; provided, however, that the holders of Series A Preferred Stock shall not be entitled to vote pursuant to this Section 5(B) in connection with any Business Combination conducted in accordance with Section 8 hereof.

6. Redemption.

A. Mandatory Redemption. At the four (4) year anniversary of the Original Issue Date, if any shares of Series A Preferred Stock remain outstanding due to a failure to obtain the Required Stockholder Approval prior to such time, the Corporation shall redeem, in whole or in part, outstanding shares of Series A Preferred Stock (the “Redemption”) out of funds legally available therefor. The Corporation shall redeem the Series A Preferred Stock by payment in cash, for each share of Series A Preferred Stock to be redeemed, in an amount (the “Redemption Amount”) equal to the Series A Liquidation Payment Amount calculated as of the Redemption Date. The date on which the Redemption Amount is payable is referred to herein as the “Redemption Date”. Any redemption pursuant to this Section 6(A) shall be made upon prior written notice (which notice shall comply with the provisions of Section 6(C) hereof).

B. Notice of Redemption. Notice of redemption shall be given not less than thirty (30) days nor more than sixty (60) days before the Redemption Date to each holder of record of the Series A Preferred Stock, mailed by first class mail, postage prepaid, to such holder’s address as shown in the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any Series A Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the Redemption Date; (ii) the Redemption Amount; (iii) the number of shares of Series A Preferred Stock to be redeemed; and (iv) the place for payment of the Redemption Amount.

C. Notice having been given as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in the payment of the Redemption Amount), with respect to the shares of Series A Preferred Stock to be redeemed, all rights of the holders of Series A Preferred Stock in their capacity as such (except the right to receive the Redemption Amount) shall cease. Series A Dividends shall cease to accrue as of the Redemption Date. Upon surrender in accordance with said notice of the certificates, if certificated, for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such Series A Preferred Stock shall be redeemed by the Corporation in exchange for cash payment in full of the Redemption Amount.

D. Prior to the Redemption Date, the Corporation shall deposit with a paying agent (or, if the Corporation is acting as its own paying agent, segregate and hold in trust) an amount of consideration sufficient to pay the Redemption Amount of all the shares of Series A Preferred Stock that are to be redeemed on that date.

7. Conversion.

A. Optional Conversion. Except as otherwise expressly set forth in this Section 7, at any time and from time to time upon obtaining the Required Stockholder Approval and commencing on the eighteen (18) month anniversary of the Original Issue Date, each share of Series A Preferred Stock may be converted at the option of the holder of such share of Series A Preferred Stock into 117.64706 duly authorized, validly issued, fully paid and non-assessable shares of Class A common stock, reflecting an effective conversion price of $8.50 per share (the “Conversion Price”). Any conversion by a holder of Series A Preferred Stock pursuant to this Section 7(A) shall be for all of the shares of Series A Preferred Stock held by such holder. Such conversion right shall be exercised by the surrender of certificate(s), if certificated, representing the Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such Series A Preferred Stock, the name or names (with address) in which, if certificated, a certificate or certificates for Class A common stock are to be issued, and if the shares issuable upon conversion are to be issued in a name different from the name in which such shares of Series A Preferred Stock are registered, by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative, and by transfer tax stamps or funds therefor, if required pursuant to Section 7(E) hereof. If certificated, such certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.

B. Mandatory Conversion. Upon obtaining the Required Stockholder Approval, each share of Series A Preferred Stock shall be converted automatically into 117.64706 duly authorized, validly issued, fully paid and non-assessable shares of Class A common stock equal to the Conversion Price upon the earlier of (i) such time as the Closing Price of the Class A common stock exceeds the Conversion Price for ten (10) Trading Days during any twenty (20) consecutive Trading Day period and (ii) the four (4) year anniversary of the Original Issue Date. The number of shares of Class A common stock into which each share of the Series A Preferred Stock shall be convertible shall be determined by dividing the Series A Liquidation Payment Amount in effect at the time of conversion by the Conversion Price in effect at the time of conversion. Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive Class A common stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Class A common stock.

C. Upon delivery to the Corporation by a holder of shares of Series A Preferred Stock of a notice of election to convert or upon automatic conversion, the right of the Corporation to redeem such shares of Series A Preferred Stock shall terminate as provided in Section 6(D).

(i) Upon the surrender of certificates representing shares of Series A Preferred Stock, if certificated, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate, except the right to receive the Class A common stock and other amounts payable pursuant to this Section 7(B).

(ii) From the date of delivery by a holder of shares of Series A Preferred Stock of such notice of election to convert, in lieu of dividends on such Series A Preferred Stock pursuant to Section 4, such Series A Preferred Stock shall participate ratably with the holders of shares of Class A common stock in all dividends on the Class A common stock for which the record date is fixed on or before the date of such delivery as if such shares of Series A Preferred Stock had been converted to shares of Class A common stock at the time of such delivery.

(iii) As soon as possible after a conversion has been effected (but in any event within five (5) Business days), the Corporation shall deliver to the converting holder an amount equal to all unpaid, cumulated and accrued dividends with respect to each share of Series A Preferred Stock converted.

D. The issuance or delivery of certificates, if certificated, for Class A common stock upon the conversion of the Series A Preferred Stock shall be made without charge to the converting holder of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby (which taxes shall be paid by the Corporation, except as otherwise provided by this Section 7(D)), and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

8. Business Combinations. In the case of any Business Combination, the Corporation shall cause lawful provision to be made as part of the terms of such Business Combination such that each holder of a share of Series A Preferred Stock then outstanding shall have the right thereafter to exchange such share for, or convert such share into, the kind and amount of securities, cash and other property, if any, receivable upon the Business Combination by a holder of the number of shares of Common Stock into which a share of Series A Preferred Stock would have been convertible (without regard to any limitations on conversion set forth in Section 7 hereof) immediately prior to the Business Combination.

9. Distribution, Subdivision, Combination or Reclassification of Common Stock

A. If the Corporation shall at any time or from time to time, prior to conversion of all of the Series A Preferred Stock, (i) make a distribution (other than a distribution made to holders of Series A Preferred Stock) on the outstanding Common Stock payable in any Capital Stock or other securities of the Corporation, (ii) subdivide the outstanding Common Stock into a larger number of shares, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of Capital Stock in a reclassification of the Common Stock (other than any such event that is a Business Combination subject to Section 8 hereof), then, and in each such case, the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A common stock into which the Series A Preferred Stock shall be converted shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive upon conversion the number of shares of Class A common stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such shares of Series A Preferred Stock been converted immediately prior to, as applicable, the date of, or the record date for, such event. An adjustment made pursuant to this Section 9 shall become effective retroactively to the close of business on the day upon which such action described in the immediately preceding clauses (i) through (iv) became effective.

B. Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of all of the Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Section 9(A) hereof (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, with the prior consent of a majority of the holders of the Series A Preferred Stock, which consent shall not be unreasonably withheld, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Series A Preferred Stock).

C. Reservation of Shares Issuable Upon Conversion. Subject to obtaining the Required Stockholder Approval, the Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of its Class A common stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, in good faith and as expeditiously as possible endeavor to cause the authorized number of shares of Class A common stock to be increased if at any time the number of shares of authorized and unissued Class A common stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.

D. Whenever one or more adjustments to the Conversion Price are required by the provisions of this Section 9, the Corporation shall forthwith place on file with the Secretary of the Corporation, a statement stating the adjustment (provided that any failure so to file any such statement shall in no way affect the validity of any such adjustment or the requirement therefor). Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing each such adjustment. Promptly after each adjustment, the Corporation shall mail, by first class mail, postage prepaid, a notice thereof to each holder of Series A Preferred Stock together with a certificate from the Corporation’s independent public accountants containing a brief description of the transaction causing such adjustment, the manner of computing such adjustment, and the resulting number of shares of Class A common stock issuable upon conversion.

E. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Class A common stock. The Corporation agrees with each holder of the Series A Preferred Stock that it will not increase the par value of the Class A common stock above its current par value of $0.01 per share.

10. Legends. Certificates, or book entry, as the case may be, for Series A Preferred Stock and any Class A common stock issued on conversion thereof may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Corporation).

11. Certain Definitions. For purposes of this Certificate, the following terms shall have the meanings set forth below:

“Affiliate” means, when used with reference to any Person, (a) any Person who owns, directly or indirectly, 10% or more of the equity or other ownership interests of such Person or (b) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with that Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power, directly or indirectly, either (i) to vote ten percent (10%) or more of the Voting Stock of such Person or (ii) to direct or cause the direction of the management or policies of such Person whether through the ownership of Voting Stock, by contract or otherwise, and the terms “controlling and “controlled” have meanings correlative to the foregoing.

“Board of Directors” shall mean the Corporation’s Board of Directors.

“Business Combination” means the occurrence of any of the following events: (a) any Person or Group is or becomes the beneficial owner (as defined in Rule 13d 3 and Rule l3d 5 of the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Corporation; or (b) the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Group (other than by way of merger or consolidation); or (c) any transaction or series of related transactions if, immediately following such transaction or series of related transactions the holders of the Common Stock outstanding immediately prior to such transaction or series of related transactions own 50% or less of the outstanding Voting Stock of the surviving or transferee corporation (and its ultimate parent corporation).

“Business Day” means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in New York, New York are authorized or required by law to be closed.

“Capital Stock” means any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non voting) of a corporation, and any and all equivalent ownership interests in a Person other than a corporation, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.

“Closing Price” of the Common Shares on any date of determination means the last reported sale price of the Common Shares regular way on such date (or, if no such sale occurs on such date, the average of the reported closing bid and asked prices for such shares regular way on such date) on the Principal Market or, if there is no Principal Market for the Common Shares, the average of the closing bid and asked prices quoted for the Common Shares in the over-the-counter market as reported by Pink Sheets LLC or any similar organization, or if such closing prices are not so reported (or if the relevant price or prices required to be used to calculate the Closing Price as provided in this paragraph are not available in the relevant market on such date for any reason, the market price of the Common Shares on such date as determined by a nationally recognized investment banking firm retained by the Corporation for this purpose).

“Convertible Securities” shall mean any evidences of indebtedness, shares, or other securities convertible, either directly or indirectly, into or exchangeable for Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Group” means a group within the meaning of Section 13(d)(3) of the Exchange Act.

“Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

“Originally Issued Series A Preferred Stock” shall mean the aggregate number of shares of Series A Preferred Stock issued on the Original Issue Date (or its Class A common stock equivalent), as adjusted for stock splits, stock dividends, stock combinations, recapitalizations, reclassifications and the like.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Preferred Stock” means the Preferred stock, par value $.01 per share, of the Corporation.

“Principal Market” means, with respect to any day on which the Common Shares are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Common Shares are so listed or admitted or so quoted.

“Required Stockholder Approval” means the affirmative vote of a majority of shares of the Class A common stock represented in person or by proxy at a meeting of the stockholders of the Corporation in favor of approval of the Stockholder Proposal, provided that the total vote cast on the Stockholder Proposal represents over 50% in interest of all securities entitled to vote on the Stockholder Proposal.

“Stockholder Proposal” means a proposal that the holders of Class A common stock approve the issuance of the shares of Class A common stock issuable upon conversion of the shares of Series A Preferred Stock pursuant to Section 7.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other entity of which an aggregate of 50% or more of the outstanding capital stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling Persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Affiliates of such Person.

“Trading Day” means, with respect to any security, any day on which any market in which the applicable security is then traded and in which a quoted price may be ascertained is open for business.

“Voting Stock” means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 22 day of August 2008.

VIRGIN MOBILE USA, INC.

By:	/s/ DANIEL H. SCHULMAN
Name:	Daniel H. Schulman
Title:	Chief Executive Officer

ANNEX C

FORM OF

AMENDED VIRGIN MOBILE USA, INC. 2007

OMNIBUS INCENTIVE COMPENSATION PLAN

VIRGIN MOBILE USA, INC. 2007

OMNIBUS INCENTIVE COMPENSATION PLAN

I.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

II.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

A.	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

B.	Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest. As applied to Virgin and any transferee of Virgin only, the term Affiliate shall include, without limitation, (i) Richard Branson, (ii) any trust or other entity created by Richard Branson, the principal beneficiaries of which are Richard Branson and/or members of his family, (iii) any spouse of Richard Branson or any lineal descendants (whether natural or adopted) of Richard Branson’s grandparents and their spouses, (iv) any personal representative of Richard Branson or any of the Persons referred to in (iii) above acting within that capacity and (v) any Person which is directly or indirectly controlled by any Person referred to in (i) through (iv) above or by any combination of them.

C.	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

D.	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

E.	Board: The Board of Directors of the Company.

F.

Cause: Termination of Employment based on (i) the Participant’s material breach of any provision of the Participant’s employment agreement, if any, and/or the written policies of the Company; (ii) the Participant’s conviction of any felony crime, any crime involving moral turpitude (whether or not a felony) or the commission of any other act (criminal or otherwise) involving dishonesty or willful misconduct either causing or recklessly risking any discredit or injury to the Company; (iii) the failure or refusal of the Participant to follow lawful directives of the Board or officers of the Company; (iv) willful malfeasance or misconduct by the Participant in connection with funds or property of the Company, whereby the Participant attempts willfully to obtain any personal profit from any transaction in a manner adverse to the interests of the Company, or any other willful or grossly negligent and material breach of the Participant’s agency or fiduciary duties owed to the Company; (v) any material failure or inability of the Participant to substantially perform the Participant’s duties, other than resulting from involuntary physical or mental incapacity; or (vi) the material breach of the terms of any non-compete, non-solicitation or confidentiality provisions to which the Participant is subject (including, without limitation, the Employment Responsibilities Agreement); provided, however, that no termination pursuant to the foregoing clauses (i), (iii), (v) and (vi) shall be for “Cause” unless and until the Participant fails to cure any such event within 30 days following written notice by the Company that includes reasonable detail of such event. For purposes hereof, no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interests of the Company.

G.	Change in Control: The occurrence of any of the following events after the date of the Company’s Initial Public Offering:

1.	the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Act) other than the Permitted Holders;

2.	any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all Shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

3.	the Company’s Shares cease to be publicly traded on a national securities exchange or on NASDAQ following the occurrence of either (x) Sprint and its Affiliates or (y) Virgin and its Affiliates becoming the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all Shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

4.	a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

5.	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

H.	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

I.	Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

J.	Company: Virgin Mobile USA, Inc., a Delaware corporation.

K.	Constructive Termination: A voluntary termination of Employment by the Participant within six months after any of the following are undertaken without the Participant’s written consent (other than as a result of a termination of Employment by the Company): (a) the assignment to the Participant of any duties or responsibilities which result in a material diminution or adverse change of the Participant’s position and status of Employment, other than for documented performance reasons; (b) a relocation of the Participant’s principal place of business to a location more than fifty miles from the current location at which the Participant performs duties, except for travel deemed necessary or advisable by the Company; (c) a reduction in the Participant’s annual base salary or annual bonus opportunity other than for documented reasons related to performance; or (d) any material breach by the Company of any provision of the Plan or this Agreement; provided, however, that no termination of Employment shall be a Constructive Termination unless and until the Participant has given written notice to the Company of the Participant’s intention to voluntary terminate Employment within 90 days of the occurrence of any such event and the Company fails to cure such event within thirty (30) days after receipt by the Company from the Participant of written notice describing in detail such events.

L.	Disability: A disability qualifying as a “long term disability” under the Company’s long-term disability plan or, if the Company shall not have such a plan at any time or such term is not defined therein, then the Participant’s failure, due to physical or mental capacity, to perform the Participant’s duties to the Company or its Affiliates for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period.

M.	Effective Date: The date the Board approves the Plan, or such later date as is designated by the Board.

N.	Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is consultant to the Company or its Affiliates and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

O.	Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used; provided that, in the event of an Initial Public Offering, the Fair Market Value on the date of such Initial Public Offering shall be the price at which the Initial Public Offering was made, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

P.	Initial Public Offering: A registered initial public offering pursuant to an effective registration statement filed under the United States Securities Act of 1933, as amended of (i) the Company, (ii) a wholly-owned subsidiary of the Company, (iii) any entity succeeding to substantially all of the business operations of the Company or (iv) any direct or indirect parent of the Company (which parent may or may not own 100% of the Company).

Q.	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

R.	Option: A stock option granted pursuant to Section 6 of the Plan.

S.	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

T.	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

U.	Participant: An employee, director or consultant (including prospective employees, directors or consultants) who is selected by the Committee to participate in the Plan.

V.	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

W.	Permitted Holder means, as of the date of determination, any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company, (ii) Virgin or any of its Affiliates and (iii) Sprint or any of its Affiliates.

X.	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

Y.	Plan: The Virgin Mobile USA, Inc. 2007 Omnibus Incentive Compensation Plan.

Z.	Predecessor Plan: Any equity-based plan or award agreement relating to options, stock appreciation rights, restricted stock units or other awards based on any class of LLC units of Virgin Mobile USA, LLC, a Delaware limited liability company, that are converted in connection with the Company’s Initial Public Offering into equity-based awards with respect to Shares pursuant to the terms of such applicable equity-based plan or award agreement.

AA.	Shares: Shares of Class A common stock of the Company.

BB.	Sprint: Sprint Spectrum L.P., a Delaware limited partnership.

CC.	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

DD.	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

EE.	Virgin: Virgin Group Investments Limited, a British Virgin Islands registered company.

III.	Shares Subject to the Plan

Subject to Section 9, the total number of Shares which may be issued under the Plan is 12,726,384 (which includes Shares that may be issued in respect of awards granted under the Predecessor Plans pursuant to Section 18 hereof) and the maximum number of Shares for which ISOs may be granted is 3,807,439. Additionally, subject to Section 9, the maximum number of Shares for which Options and Stock Appreciation Rights (or other Awards under Section 8(b)) may be granted during a calendar year to any Participant shall be 1,000,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards (including, without limitation, Awards granted under the Predecessor Plans) which terminate or lapse without the payment of consideration may be granted again under the Plan.

IV.	Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) (to the extent required to comply with Rule 16b-3), “independent directors” within the meaning of the New York Stock Exchange’s listed company rules (to the extent required under such listed company rules) and, following the post-Initial Public Offering period described in Section 1.162-27(f)(2) of the regulations promulgated under the Code, “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to the Chief Executive Officer of the Company; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

V.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

VI.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A.	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4).

B.	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

C.

Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and partly in such Shares; (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased or (v) through net settlement in Shares. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

D.	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

E.	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

VII.	Terms and Conditions of Stock Appreciation Rights

A.	Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

B.

Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of Stock Appreciation Rights granted in substitution of previously granted awards, as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over

(B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

C.	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

VIII.	Other Stock-Based Awards

A.	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

B.

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return and (xx) customer lifetime value. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 1,000,000 Shares and (y) with respect to Performance-Based Awards that are not denominated in Shares, $10,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

IX.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee shall, in such manner as it may deem equitable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust or substitute (subject to Section 17) (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards.

Change in Control. In the event of a Change in Control after the Effective Date, the Committee shall do one or more of the following: (A) accelerate the vesting of, or waive any restrictions with respect to, any outstanding Award then held by a Participant which is unexercisable or subject to lapse restrictions; (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Award previously granted hereunder as determined by the Committee in its sole discretion, which (i) in the case of an Option or Stock Appreciation Right, shall have an aggregate Spread Value (as defined below) that is identical to the aggregate Spread Value of the affected Option or Stock Appreciation Right previously granted hereunder as of the date of the Change in Control or (ii) in the case of Other Stock-Based Awards, shall have an equivalent Fair Market Value to the affected Other Stock-Based Awards, which, in either case of clause (i) or (ii), shall either be fully vested or continue to vest on the same schedule as the affected Award previously granted hereunder, and that have other terms as determined by the Committee in its sole discretion; and/or (C) if the Company is the surviving entity in any Change in Control, continue to administer the Plan and have any existing Award remain outstanding in accordance with its terms following the Change in Control. In addition, in the event of a Change in Control after the Effective Date, the Committee may, in its sole discretion, cancel any portion of an Award outstanding as of such Change in Control in exchange for the payment to the Participant for fair value (as determined in the sole discretion of the Committee) which, in the case of an Option or Stock Appreciation Right, equals the excess, if any, of the Fair Market Value as of the date of such Change in Control of the Shares subject to the vested portion of the Option or Stock Appreciation Right over the aggregate Exercise Price (the “Spread Value”). In the event that any Change in Control after the Effective Date will result in the Company’s Shares ceasing to be publicly traded on a national securities exchange or on NASDAQ, then, to the extent that any Awards or substitute Awards will remain outstanding following such Change in Control, the Committee intends to provide Participants with an option to receive cash payments in exchange for their vested Awards subject to commercially reasonable terms and constraints.

X.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

XI.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

XII.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

XIII.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants).

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

XIV.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

XV.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

XVI.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

XVII.	Section 409A

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that (i) it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code, and (ii) at the time of a Participant’s termination of Employment with the Company such Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of Employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of Employment with the Company (or the earliest date as is permitted under Section 409A of the Code). The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.

XVIII.	Predecessor Plans

All Shares issued by the Company in settlement of any Awards granted under a Predecessor Plan shall be considered Awards under this Plan and included in the number of Shares reserved for issuance under Section 3 above. However, the terms and conditions and rights associated with all such Predecessor Plan Awards will remain subject to the applicable Predecessor Plan under which each such Predecessor Plan Award was granted; provided, however, that to the extent that any adjustment to Awards is required under Section 9(a) of the Plan, such adjustments shall be required with respect to the Predecessor Plan Awards as well.

VIRGIN MOBILE USA, INC. 10 INDEPENDENCE BLVD. WARREN, NJ 07059

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VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

VGMOB1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

VIRGIN MOBILE USA, INC.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. WE RECOMMEND A VOTE FOR PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Vote On Proposals

For Against Abstain

1. To approve an amendment to Virgin Mobile USA, Inc.’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class B common stock from one share to two shares and add SK Telecom USA, Inc. as a “Founding Stockholder” solely for purposes of Article XI therein.

2. To approve the issuance of 5,882,353 shares of common stock upon conversion of the shares of Series A Convertible Preferred Stock issued to Corvina Holdings Limited and SK Telecom USA, Inc. in connection with Virgin Mobile USA, Inc.’s acquisition of Helio LLC and the granting of voting rights to Corvina Holdings Limited and SK Telecom USA, Inc. with respect to their shares of Series A Convertible Preferred Stock.

3. To approve an amendment to Virgin Mobile USA, Inc.’s 2007 Omnibus Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 7,726,384 shares (including shares previously granted under the 2007 Omnibus Incentive Compensation Plan or its predecessor plans or subject to outstanding awards thereunder) to 12,726,384 shares.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement is available at www.proxyvote.com.

FOLD AND DETACH HERE

VGMOB2

VIRGIN MOBILE USA, INC. CORPORATION PROXY SOLICITED BY BOARD OF DIRECTORS FOR A SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 23, 2009

If you mail your proxy card, please vote, date, sign and promptly return it in the enclosed return envelope that is postage prepaid if mailed in the United States.

The undersigned hereby appoints Peter Lurie and Nathan D. Marinoff, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Virgin Mobile USA, Inc. that the undersigned may be entitled to vote at a Special Meeting of Stockholders of Virgin Mobile USA, Inc. to be held on February 23, 2009 at 10:00 a.m. local time, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, NJ 07059, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

SEE REVERSE

SIDE

(Continued and to be signed and dated on reverse side)

SEE REVERSE

SIDE